AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 2010
REGISTRATION NO. 333-164517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
 (Exact name of registrant as specified in its charter)

Nevada	3841	14-1820954
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1112 Weston Road, Unit 278

Weston, FL 33326
(847) 386-1384

 (Address and telephone number of principal executive offices)

Christopher F. Tirotta
President
1112 Weston Road, Unit 278
Weston, FL 33326
(847) 386-1384

(Name, address and telephone number of agent for service)

Copies to:

Gregory Sichenzia, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered		Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value per share	181,066,256 shares	(1)	$0.011	$1,991,729	$142.01

Common Stock, $0.0001 par value per share	13,720,000 shares	(2)	0.011	150,920	10.76

Total number of securities to be registered	194,786,256 Shares			$2,142,649	$152.77	*

(1) Represents outstanding shares of common stock of American Scientific Resources, Incorporated offered by the selling stockholders,

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the Pink Sheets on January  22, 2010, which was $0.011 per share.

(3) Represents shares of common stock, issuable upon exercise of outstanding warrants, offered by the selling stockholders.

* $721.55 was previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED AUGUST 13, 2010

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
Pink Sheets trading symbol: ASFX.PK
194,786,256 Shares of Common Stock

This prospectus relates to the public offering of up to 194,786,256 shares of common stock, par value $.0001 per share, of American  Scientific Resources, Incorporated (“Common Stock”), by the selling stockholders, including 525,000 shares offered by Southridge Investment Group. Southridge Investment Group is the underwriter of these 525,000 shares.

Selling stockholders will offer their respective shares at a fixed price of $__ per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices . Our common stock is quoted on the Pink OTC Markets, Inc. (“Pink Sheets”) under the symbol "ASFX.PK". The last reported sale price of our common stock on the Pink Sheets on August 12, 2010, was approximately $0.0084 per share.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2010.

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED

Page
Prospectus Summary	4
Risk Factors	6
Forward-Looking Statements	12
Use of Proceeds	13
Selling Security Holders	13
Plan of Distribution	17
Description of Securities to be Registered	18
Description of Business	19
Description of Property	26
Legal Proceedings	26
Management’s Discussion and Analysis or Plan of Operation	27
Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters	41
Changes in Accountants	42
Directors, Executive Officers, Promoters and Control Persons	42
Executive Compensation	44
Security Ownership of Certain Beneficial Owners and Management	46
Certain Relationships and Related Transactions, and Corporate Governance	47
Additional Information	47
Indemnification for Securities Act Liabilities	47
Legal Matters	48
Experts	48
Unaudited Financial Statements - March 31, 2010	1
Audited Financial Statements - December 31, 2009	1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock.

About Us

We were organized as a corporation in the State of Nevada as Woodie, I, Inc., on August 1, 1990.  In March 1999, we changed our name to Vencap Capital Corporation.  We subsequently changed our name on December 30, 2003 to American Scientific Resources, Incorporated.

We distribute and manufacture healthcare and medical products primarily to retail drug chains, retail stores specializing in sales of products for babies, and medical supply dealers. Our manufacturing activities are limited to the Kidz-Med Non-Contact 5-in-1 thermometer, which the Company expects to begin shipping to customers in September 2010, and the Disintegrator home needle destruction device, for which the Company expects to fulfill its first order in August 2010.In addition, we produce and distribute instructional DVDs.  We are based in South Florida and our primary warehouse is located near Cleveland, Ohio.

We have only conducted operations for six years. Our future operations are contingent upon increasing revenues and raising capital for expansion to advance research. Because we have a limited operating history, you will have difficulty evaluating our business and future prospects.

We also face the risk that we may not be able to effectively implement our business plan. If we are not effective in addressing these risks, we may not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

We have incurred net losses since our inception. We have incurred net losses applicable to common shareholders of $1,479,476 and $799,610, respectively, for the three months ended March 31, 2010 and 2009, and $3,424,851 and $6,406,954, respectively, for the fiscal years ended December 31, 2009 and 2008. As of March 31, 2010, we have an accumulated deficit of $21,511,100 and a shareholders’ deficit of $2,521,069. We will require additional funds through the receipt of conventional sources of capital or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. Management estimates that it will need $1,000,000 over the next twelve months, and $3,000,000 to fund all of the Company’s current product development and marketing projects, including $2,000,000 to fund marketing programs for the Kidz-Med Non-contact 5-in-1 thermometer.   There is no assurance we will be successful in raising additional capital or achieving profitable operations. Furthermore, the large number of shares available from selling stockholders pursuant to the prospectus and the depressive effect of the availability of such shares could make it difficult for us to raise funds from other sources. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. In order to sustain our operations we will need additional capital. We are currently in default on some of our promissory notes, in the aggregate principal amount of $2,146,819, and such repeated defaults on our credit obligations may raise serious concerns with potential lenders regarding our creditworthiness, which may make it more difficult for us to obtain needed capital. There can be no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

In our auditors' report dated April 15th, 2010, except for note 4 as to which the date is July 6, 2010, they have expressed substantial doubt about our ability to continue as a going concern.

Our principal products include the Kidz-Med Non-Contact 5-in-1 thermometer, which is a non-contact clinical thermometer that uses infrared technology to read the body temperature at the forehead, the Kidz-Med Scald Safe Water temperature disc, which is a warning disc that helps to ensure that a baby’s bath water is at an appropriate, safe temperature, the Kidz-Med WhistleWatch, which is a peak flow monitoring device that allows parents to monitor and manage their child’s asthma or other respiratory problems, the Kidz-Med Portable Ultrasonic Nebulizer, which is used to treat asthma, bronchitis, bronchiolitis, allergies, hay fever, sinusitis, and nasal congestion due to colds or allergies, the Kidz-Med Medicine Dispenser, which consists of an orthodontic nipple attached to a medication chamber, Dr. Bip DVD’s (developed by and licensed from Concetta Tirotta, the wife of Dr. Christopher Tirotta, our chief executive officer), which is a video series narrated by the fictional Dr. Bip, which aims to help children understand and cope with life events such as, with respect to the two DVD’s currently available, hospitalization and welcoming a new baby into the family, the Kidz-Med Mommy Recorder , which is a unique voice-recording device that allows a mother to easily record a 6-second message designed to calm baby when he or she is upset, and the Wee Target, which is a unique toilet training device for young boys. We designed the Kidz-Med Non-Contact 5-in-1, our own non-contact thermometer. The thermometer which the Company has sold in the past, the Thermofocus, is being phased out as the Company’s  new unit becomes available. In particular, the Company is no longer selling the Thermofocus unit in the United States or internationally, except that, any remaining Thermofocus units in inventory will be sold to discount distributors in the Third World.  All present and future customers of the Company are now presented with the Kidz-Med Non-Contact 5-in-1 thermometer.

The Company is already showing its new Kidz-Med Non-Contact 5-in-1 product to retail buyers and expects to receive orders in the next couple of months. In addition, we have acquired the intellectual property rights to the only FDA approved home needle destruction device, the Disintegrator, the Disintegrator Plus and Disintegrator Pro. The Disintegrator enables patients who give themselves injections, including those suffering from multiple sclerosis or diabetes, to properly and safely dispose of needles at home. Development of the Disintegrator Plus product has been completed, and the Company is currently accepting orders for the product. There is currently no retail distribution of the product. The Company also exclusively distributes the Mebby product line from the Medel Group SpA in the United States and Canada.  This product line includes breast pumps, bisphenol A free baby bottles, baby monitors, digital scales, humidifiers, pacifiers, meal sets, and sterilizers.

We currently sell our available products directly to consumers through our website at www.kidzmed.com.  All of our Kidz-Med branded products are currently available through www.kidzmed.com, except that Kidz-Med Portable Ultrasonic Nebulizer is currently out of stock. We also sell certain Kidz-Med products through major retailers.

We are currently selling our products in over 150 BabiesRUs stores across the country as well as in Buy Buy Baby, the Chelsea & Scott catalogs, CVS.com and through surgical supply dealers such as Cardinal Health, McKesson, Legacy Medical, and Safeguard.   In addition, we actively sell to e-tailers, either directly at wholesale, or as drop shippers of product.

As noted above, we are in default on some of our promissory notes, in the aggregate principal amount of $2,146,819, and the noteholders may foreclose on our assets and commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action may require us to curtail or cease operations.

Our shares of common stock are traded on the Pink Sheets under the ticker symbol “ASFX.PK.”

As used in this prospectus and the registration statement of which it forms a part, the terms the “Company”, “we”, “us”, or “our” refer to American Scientific Resources, Incorporated and its subsidiaries, unless the context indicates otherwise.

About This Offering

This prospectus includes 194,786,256 shares of common stock offered by the selling stockholders identified on page 11, including 13,720,000 shares issuable upon exercise of outstanding warrants held by the selling stockholders..

Use of Proceeds

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders.

Summary of the Shares offered by the Selling Stockholders

The following is a summary of the shares being offered by the selling stockholders:

Common Stock offered by the selling stockholders	Up to 194,786,256 shares of Common Stock, of which 13,720,000 shares are issuable upon exercise of outstanding warrants.

Common Stock outstanding prior to the offering	1,978,995,407 (1)

Common Stock to be outstanding after the offering	1,992,715,407, assuming the full exercise of the warrants the underlying shares of which are included in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder.

(1)   Based upon the total number of issued and outstanding shares as of August 9, 2010.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

 We have a limited operating history upon which an evaluation of our prospects can be made.

American Scientific Resources, Incorporated is a company that was incorporated in August 1990 but recently formed and/or acquired its three wholly owned subsidiaries, Kidz-Med, Inc. (2004), HeartSmart, Inc. (2004) and Ulster Scientific, Inc. (2004),of which only Kidz-Med, Inc. is currently active. We have only conducted operations for six years. Our future operations are contingent upon increasing revenues and raising capital for expansion to advance research. Because we have a limited operating history, you will have difficulty evaluating our business and future prospects.

We also face the risk that we may not be able to effectively implement our business plan. If we are not effective in addressing these risks, we may not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

We have had limited operations and have incurred losses since inception and we need additional capital to execute our business plan.

We have had limited operations and have incurred net losses applicable to common shareholders of $1,479,476 and $799,610, respectively, for the three months ended March 31, 2010 and 2009, and $3,424,851 and $6,406,954, respectively, for the fiscal years ended December 31, 2009 and 2008. As of March 31, 2010, we have an accumulated deficit of $21,511,100 and a shareholders’ deficit of $2,521,069. We will require additional funds through the receipt of conventional sources of capital or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. Management estimates that it will need $1,000,000 over the next twelve months, and $3,000,000 to fund all of the Company’s current product development and marketing projects, including $2,000,000 to fund marketing programs for the Kidz-Med Non-contact 5-in-1 thermometer . There is no assurance we will be successful in raising additional capital or achieving profitable operations. Furthermore, the large number of shares available from selling stockholders pursuant to the prospectus and the depressive effect of the availability of such shares could make it difficult for us to raise funds from other sources. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

Additional financing will be necessary for the implementation of our strategy, which we may be unable to obtain.

Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. In order to sustain our operations we will need additional capital. We are currently in default on some of our promissory notes, and such repeated defaults on our credit obligations may raise serious concerns with potential lenders regarding our creditworthiness, which may make it more difficult for us to obtain needed capital. There can be no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

We are in default on some of our secured and unsecured promissory notes. As a result, the note holders could foreclose on our assets, which ultimately could require us to curtail or cease operations.

We are in default on some of our secured and unsecured promissory notes. We are currently in default on $2,146,819 principal amount of notes (including$905,000 in convertible notes noted under the risk factor below). We have generally been unable to meet payment terms when due of our debt obligations.  We have satisfied some of our debt obligations, in whole or in part, over the last 2 years. We have reached a settlement agreement with one of the inventory note holders effective December 31, 2009, under which the noteholder has agreed to accept 88,606,649 shares of our common stock; this note is no longer in default. From time to time, we have been paying down the principal on several of our notes in small increments with excess available cash, or converting debt and accrued interest to common shares. In order to continue to repay our remaining outstanding obligations, we may be forced to scale back some of our planned operations, which could have a material adverse effect on our growth.  In addition, if we remain in default on some of our notes, we may incur materially higher interest expenses, and the note holders could foreclose on their collateral and commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets.   Any such action would require us to curtail or cease operations.

We are in default on some of our convertible promissory notes. If we are unable to reach an agreement with our convertible note holders, the note holders could foreclose on our assets, which ultimately could require us to curtail or cease operations.

We are in default on certain promissory notes convertible into stock issued during 2007.   As of March 31, 2010, we were in default from the nonpayment of principal on our 2007 convertible promissory notes in the amount of $905,000, excluding amounts due for interest.  We are currently in negotiations with the convertible note holders to have all of the interest and part of the principal on the convertible notes converted to shares of our common stock.  No agreement has been reached with the convertible note holders and there is no assurance an agreement with the convertible note holders will be reached. If we remain in default on these notes, we may incur materially higher interest expenses, and the note holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets.   Any such action would require us to curtail or cease operations.

Our independent registered auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2009, included an explanatory paragraph that such financial statements were prepared assuming that we would continue as a going concern. As discussed, in Note 2, to the consolidated financial statements for the year ended December 31, 2009, included with this prospectus, because we have had operating and liquidity concerns, current liabilities exceeded current assets by $2,831,893 at December 31, 2009, have reported a net loss applicable to common shareholders of $3,424,851 for the year ended December 31, 2009 and are in default with regard to the payment of certain obligation, there is substantial doubt about our ability to continue as a going concern.   The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our services and brand.

Our trademarks, trade secrets, and other intellectual property rights are important assets for us. The ScaldSafe Temperature Ring, Kidz-Med Medicine Dispenser, WhistleWatch Asthma Alert, and Kidz-Med Nebulizer are all registered with the US Patent and Trademark Office under the Kidz-Med trademark.  The Company has filed a trademark registration for the names “Never Touch”, “VeraTemp”, and “DuraSleeve”.   The Company is also in the process of designing, manufacturing and registering its own non-contact thermometer under the name “Kidz-Med Non-Contact 5-in-1.”  The Disintegrator and Disintegrator Plus are also protected by US patents and trademarks.  Protecting our intellectual property rights is costly and time consuming. Any unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We face patent protection risks that may negatively affect our brand name reputation, revenues, and potential profitability.

We are dependent upon a variety of methods and techniques that we regard as proprietary trade secrets.  We are also dependent upon a variety of trademarks, service marks and designs to promote brand name development and recognition and we rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws to protect our rights to such intellectual property. However, to the extent that our products violate the proprietary rights of others, we may be subject to damage awards or judgments prohibiting the use of our technology.  See – “Legal Proceedings” for a description of a pending legal proceeding related to intellectual property.  In addition, our rights in any of our intellectual property may not be enforceable, even if registered, against any prior users of similar intellectual property. Furthermore, if we fail to provide adequate proprietary protection, our names, brand name reputation, revenues and potential profitability may be negatively affected.

If our products are found to have defects or fail to meet industry standards, we will incur substantial litigation, judgment, product liability and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

We may be subject to liability for errors that occur with our technologies due to claims of negligence or product malfunction. Although we have product liability insurance and have warranty and other protective arrangements (in particular, pursuantto oral agreements, with respect to the Kidz-Med Non-Contact 5-in-1 and the Disintegrator, the Company will be responsiblefor malfunctions due to design defects, while the Chinese factory owner will be responsible for malfunctions due to manufacturing defects)with certain of our suppliers, we can still suffer litigation as a result of perceived product malfunctioning, adversely affecting our brand, revenue stream and company. Despite the product liability insurance and protections in certain supplier agreements, product liability claims could increase our costs and adversely affect our brand name reputation, revenues and, ultimately, lead to additional losses. In addition, product defects could result in product recalls and warranty claims. A product/drug recall could delay or halt production of our product until we are able to remedy the product defects. The occurrence of any claims, judgments or product recalls will negatively affect our brand name image and product sales, lead to additional costs, and adversely affect our financial condition and results of operation.

Our success depends upon our Chief Executive Officer and should we fail to retain him, our operations will be adversely affected.

We believe that our success will depend to a significant extent upon the efforts and abilities of Dr. Christopher F. Tirotta, our Chairman and Chief Executive Officer, due to his contacts in the medical and healthcare industries and his overall insight into our business. Our failure to retain Dr. Tirotta or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers.

We are reliant on a single customer for approximately 35% of our revenues, and our agreement with this customer is terminable at-will.

In 2009, 49% of our revenue was derived from Walgreens and 16% was derived from Babies “R”Us. We do not have any other significant customers which account for more than 10% of our sales. Presently, we estimate that sales to Babies “R”Us account for approximately 35% of our revenue. Our agreement with Babies “R” Us is terminable at-will, such that Babies “R” Us may remove our products at any time in its complete discretion. If Babies “R”Us were to terminate or materially reduce, for any reason, its business relationship with us, our operating results would be materially harmed, and the price of our common stock would likely decline.

Risks Related to our Common Stock:

Our Common Stock is quoted on the Pink Sheets, which may limit the liquidity and price of our Common Stock more than if our Common Stock were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities are currently quoted on the Pink Sheets, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the Pink Sheets may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as a Pink Sheets listed company, we do not attract the extensive analyst coverage that accompanies companies listed on other exchanges. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the Pink Sheets. These factors may have an adverse impact on the trading and price of our Common Stock.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.  You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

This registration statement registers 194,786,256 shares for resale by the selling stockholders. All of the selling stockholders, except for Gols Associates, Inc., Barrett Akers, Joe Emas, Greenwood Group, Concorde Capital, Marc Massoglia, the members of the Company’s board of directors, Safeguard Medical Technologies, LLC, Amanda Adkins, and Gregory Otto have piggy-back or demand registration rights. As a result of registering our stock on this registration statement, we will become obligated to file annual, quarterly and current reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended.  In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of our more time-consuming and costly. We expect to spend between $50,000 and $100,000 in legal and accounting expenses annually to comply with our reporting obligations and Sarbanes-Oxley. These costs could affect profitability and our results of operations.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future.  Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on the Company’s common stock. We expect that any income received from operations will be devoted to our future operations and growth. The Company does not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as the Company’s board of directors may consider relevant. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

The registration and potential sale, pursuant to this prospectus, by the selling stockholders of a significant number of shares could depress the price of our common stock.

Because there is a limited public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Because our common stock is not registered under the Exchange Act, we will not be subject to the federal proxy rules and our directors, executive offices and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition, our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year.

Our common stock is not registered under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and we do not intend to register our common stock under the Exchange Act for the foreseeable future (provided that, we will register our common stock under the Exchange Act if we have, after the last day of our fiscal year, more than 500 shareholders of record, in accordance with Section 12(g) of the Exchange Act) (as of June 21, 2010, we have 369 shareholders of record). As a result, although, upon the effectiveness of the registration statement of which this prospectus forms a part, we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission (“SEC”) a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5 respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereafter.  Furthermore, so long as our common stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

If we are unable to favorably assess the effectiveness of our internal control over financial reporting, our stock price could be adversely affected.

Following the effectiveness of the registration statement of which this prospectus forms a part, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, our management will be required to report on the effectiveness of our internal control over financial reporting in each of our annual reports. Our management will need to provide such a report commencing with our first annual report after we have been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which we anticipate will be our annual report for the year ended December 31, 2011. As discussed in Note 4 to the audited financial statements included in this prospectus, the Company has restated its previously issued audited financial statements as of and for the years ended December 31, 2009 and 2008. In addition, as discussed in Note 4 to the unaudited financial statements included in this prospectus, the Company has restated its previously issued unaudited financial statements as of and for the three months ended March 31, 2010. We may not be able to favorably assess the effectiveness of our internal controls over financial reporting as of December 31, 2011 or beyond. If this occurs, investor confidence and our stock price could be adversely affected.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders. However, we will generate proceeds from the cash exercise of the warrants by the selling stockholders, if any. If all such warrants are exercised for cash, we will receive $823,375. There is no assurance any of such warrants will be exercised. We intend to use those proceeds for working capital purposes, including rent, payroll, insurance, consulting fees, accounting fees, and legal fees.

SELLING SECURITY HOLDERS

This prospectus includes 194,786,256 shares of common stock offered by the selling stockholders, consisting of the following:

•	88,606,649 shares of common stock issued to Gols Associates, Inc., in 2009, for penalty interest on an outstanding loan.

•	17,000,000 shares of common stock issued to Knightsbridge Advisors, LLC, on October 19, 2009, for agreeing to provide financial consulting services.

•	10,046,697 shares of common stock issued to Future Now, Inc., for agreeing to provide internet consulting services, pursuant to an agreement dated October 5, 2007.

•	3,699,079 shares of common stock issued to Future Now, Inc. upon conversion of note dated February 25, 2008.

•	250,000 shares of common stock issuable upon exercise of five-year warrants, issued to Future Now, Inc., on February 25, 2008, with an exercise price of $0.25 per share.

•
1,710,000 shares of common stock issuable upon exercise of five-year warrants issued, from January 12, 2007, through December 12, 2007, in connection with the sale of convertible promissory notes in the aggregate principal amount of $905,000 (the “2007 Notes Financing”). 855,000 of the warrants have an exercise price of $0.025 and 855,000 of the warrants have an exercise price of $0.05.

•	1,710,000 shares of common stock issued in connection with the 2007 Notes Financing.

•	3,625,000 shares of common stock, issued to Media4Equity LLC, on April 28, 2008, for agreeing to provide advertising services.

•	750,000 shares of common stock, issued to Eric Carlson, on April 28, 2008, for agreeing to provide advertising services.

•	125,000 shares of common stock, issued to Norm Farra, on April 28, 2008, for agreeing to provide advertising services.

•	500,000 shares of common stock, issued to Capital Stack, LLC, on April 28, 2008, for agreeing to provide advertising services.

•
1,535,310 shares of common stock issued to ROI Group Associates, Inc. for agreeing to provide investor relations services, including 185,310 shares issued on June 22, 2007, 50,000 shares issued September 10, 2007, and 1,300,000 shares issued June 5, 2008.

•
5,100,000 shares of common stock issued to Southridge Investment Group, on February 10, 2008, for agreeing to provide investment banking services, of which 5,075,000 shares have been transferred to employees and affiliates of Southridge Investment Group.

•
11,525,000 shares of common stock issuable upon exercise of three-year warrants with an exercise price of $0.02, issued on December 10, 2009, to Southridge Investment Group and its employees and affiliates, in settlement of a $15,000 account payable.

•	4,456,982 shares of common stock, issued to The Kauderer Group, Inc., on February 12, 2008, for agreeing to provide financial consulting services.

•	926,551 shares of common stock, issued to Global Media Fund, Inc., on April 26, 2007, for agreeing to provide advertising services.

•
135,000 shares of common stock issued to Elizabeth Bayles Jordan, for agreeing to provide public relations services, including 50,000 shares issued on June 27, 2007, 35,000 shares issued on January 10, 2008, and 50,000 shares issued on January 10, 2008.

•
100,000 shares of common stock issuable upon exercise of five-year warrants, with an exercise price of $1.00, issued to Elizabeth Bayles Jordan, on October 27, 2007, for agreeing to provide public relations services.

•
50,000 shares of common stock, issuable upon exercise of five-year warrants, with an exercise price of $1.00 per share, issued to Eileen Wilkinson, on December 25, 2007, for agreeing to provide public relations services.

•	50,000 shares of common stock, issued to Eileen Wilkinson, on December 25, 2007, for agreeing to provide public relations services.

•
50,000 shares of common stock issuable upon exercise of five-year warrants, with an exercise price of $1.00 per share, issued for public relations services to Christian Zechner Associates, Inc., on August 27, 2007, for agreeing to provide  public relations services.

•	50,000 shares of common stock, issued to Christian Zechner Associates, Inc., on August 27, 2007, for agreeing to provide public relations services.

•
6,850,000 shares of common stock, issued to Barret Akers, for agreeing to provide investor relations services, including 50,000 shares issued on February 15, 2007, 2,000,000 shares issued on July 23, 2008, and 4,800,000 shares issued on November 6, 2008.

•
4,500,000 shares of common stock, issued to Joe Emas, for agreeing to provide legal services, 500,000 of which were issued on September 17, 2007 and 4,000,000 of which were issued on February 15, 2008.

•
24,400,000 shares of common stock, issued to Greenwood Group, for agreeing to provide retail consulting services, including 500,000 shares issued on December 17, 2007, 1,000,000 shares issued on September 17, 2007, 6,000,000 shares issued on February 15, 2008 and 16,900,000 shares issued December 21, 2009.

•	2,000,000 shares of common stock, issued to Marc B. Massoglia, on December 7, 2009, for agreeing to provide medical and surgical consulting services.

•	5,000,000 shares of common stock issued to Sichenzia Ross Friedman Ference LLP in connection with agreeing to provide legal services rendered to the Company.

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.Applicable percentage ownership is based on 1,978,995,047 shares of Common Stock outstanding as of August 9, 2010, together with securities exercisable or convertible into shares of Common Stock within 60 days of such date for each stockholder. Number and percentage owned after the offering assumes the sale of all shares offered under this prospectus.  All shares offered under this prospectus are currently issued and outstanding, or are issuable upon conversion of debentures, or exercise of warrants, which are currently issued and outstanding. Except for Southridge Investment Group, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer, the selling stockholders may sell up to 194,786,256 shares of our Common Stock from time to time in one or more offerings under this prospectus, including 13,720,000 shares which are issuable upon the exercise of outstanding warrants. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders

Name of Selling Stockholder	Beneficial Ownership Prior to the Offering	Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage Owned After the Offering
Gols Associates Inc. (1)	88,856,649	88,606,649	(2)	250,000	*
Knightsbridge Advisors, LLC (3)	17,000,000	17,000,000	(4)	0	*
Future Now, Inc. (5)	13,995,764	13,995,764	(6)	0	*
Michael Gangadeen	2,700,000	200,000	(7)	2,500,000	*
Mark Miller	40,000	40,000	(8)	0	*
James T. Pyle Trust	200,000	200,000	(7)	0	*
Schaffner Family Foundation	200,000	200,000	(7)	0	*
Michael M. George Pension Plan	100,000	100,000	(9)	0	*
Allen Leung	80,000	80,000	(10)	0	*
B. Michael Pisani	100,000	100,000	(11)	0	*
Martha Taylor	50,000	50,000	(12)	0	*
Omrani & Taub	200,000	200,000	(7)	0	*
Mira & Alex Goldin	800,000	800,000	(13)	0	*
David Goldin	100,000	100,000	(11)	0	*
Andrew Goldin	200,000	200,000	(7)	0	*
Adina Schecter	50,000	50,000	(12)	0	*
Boris & Svetlana Reznick	100,000	100,000	(11)	0	*
Leonard C. Ludwig	200,000	200,000	(7)	0	*
John Madril 22007 Revocable Trust	200,000	200,000	(7)	0	*
John Madril	200,000	200,000	(7)	0	*
Parvine Sadeghi	200,000	200,000	(7)	0	*
IRA FBO Hal B. Howard	200,000	200,000	(7)	0	*
Media 4Equity LLC	3,625,000	3,625,000	(14)	0	*
Eric Carlson	750,000	750,000	(14)	0	*
Norm Farra	125,000	125,000	(14)	0	*
Capital Stack, LLC	500,000	500,000	(14)	0	*
ROI Group Associates, Inc.	1,735,310	1,535,310	(15)	200,000	*
Southridge Investment Group	525,000	525,000	(16)	0	*
William Schloth	25,000	25,000	(17)	0	*
Sunodia LP	625,000	625,000	(17)	0	*
Spectrum Holdings LLC	625,000	625,000	(17)	0	*
Conrad Huss	10,820,000	10,820,000	(18)	0	*
CFO Managed Fund I LLC (\19)	1,750,000	1,750,000	(17)	0	*
Eloise Linda Carlsen	1,254,000	1,254,000	(20)	0	*
Renne Reyes	101,000	101,000	(21)	0	*
Henry Howard	400,000	400,000	(22)	0	*
Michael George	500,000	500,000	(22)	0	*
The Kauderer Group, Inc.	4,456,982	4,456,982	(23)	0	*
Global Media Fund, Inc.	926,551	926,551	(24)	0	*
Elizabeth Bayles Jordan	270,000	270,000	(25)	0	*
Eileen Wilkinson	100,000	100,000	(26)	0	*
Christian Zechner Associates, Inc.	100,000	100,000	(26)	0	*
Barret Akers	6,850,000	6,850,000	(27)	0	*
Joe Emas	4,500,000	4,500,000	(28)	0	*
Greenwood Group	24,400,000	24,400,000	(29)	0	*
Marc B. Massoglia	2,000,000	2,000,000	(30)	0	*
Sichenzia Ross Friedman Ference LLP (31)	5,000,000	5,000,000	(32)	0	*

(1) Alexander and Mira Goldin have voting and investment power over the securities of the Company owned by the selling stockholder.

(2) Represents shares issued for penalty interest on loan in default.

(3) Alyce Schreiber has voting and investment power over the securities of the Company owned by the selling stockholder.

(4) Represents shares issued for agreeing to provide financial consulting services, for a 12 month term commencing in August 2009. The shares are currently issued and outstanding.

(5) William Schloth has voting and investment power over the securities of the Company owned by the selling stockholder.

(6) Represents 10,046,697 shares issued for agreeing to provide internet consulting services, for the period October 2007 to March 2009, 3,699,079 shares issued upon conversion of note dated February 25, 2008, and 250,000 shares issuable upon exercise of warrants with an exercise price of $0.25 per share. The shares and warrants are currently issued and outstanding.

(7) Represents (i) 100,000 shares of common stock issuable upon exercise of warrants (of which 50,000 have an exercise price of $0.025 and 50,000 have an exercise price of $0.05), and (ii) 100,000 outstanding shares of common stock.

(8) Represents (i) 20,000 shares of common stock issuable upon exercise of warrants (of which 10,000 have an exercise price of $0.025 and 10,000 have an exercise price of $0.05), and (ii) 20,000 outstanding shares of common stock.

(9) Represents (i) 50,000 shares of common stock issuable upon exercise of warrants (of which 25,000 have an exercise price of $0.025 and 25,000 have an exercise price of $0.05) and (ii) 50,000 outstanding shares of common stock.

(10) Represents (i) 40,000 shares of common stock issuable upon exercise of warrants (of which 20,000 have an exercise price of $0.025 and 20,000 have an exercise price of $0.05), and (ii) 40,000 outstanding shares of common stock.

(11) Represents (i) 50,000 shares of common stock issuable upon exercise of warrants (of which 25,000 have an exercise price of $0.025 and 25,000 have an exercise price of $0.05), and (ii) 50,000 outstanding shares of common stock.

(12) Represents (i) 25,000 shares of common stock issuable upon exercise of warrants (of which 12,500 have an exercise price of $0.025 and 12,500 have an exercise price of $0.05), and (ii) 25,000 outstanding shares of common stock.

(13) Represents (i) 400,000 shares of common stock issuable upon exercise of warrants (of which 200,000 have an exercise price of $0.025 and 200,000 have an exercise price of $0.05), and (ii) 400,000 outstanding shares of common stock.

(14) Represents shares issued for agreeing to provide advertising services, for a period of three years commencing in April 2008. The shares are currently issued and outstanding.

(15) Represents shares issued agreeing to provideinvestor relations services, for a one year period commencing in December 2006. The shares are currently issued and outstanding.

(16) Represents (i) 25,000 shares issued for agreeing to provide investment banking services, and (ii) 500,000 shares issuable upon exercise of warrants with an exercise price of $0.02. Southridge Investment Group is the underwriter of these 525,000 shares.

(17) Represents shares issued for agreeing to provide investment banking services, for a year period commencing in January 2009. The shares are currently issued and outstanding.

(18) Represents (i) 1,795,000 shares issued for agreeing to provide investment banking services, and (ii) 9,025,000 shares issuable upon exercise of warrants with an exercise price of $0.02.

(19) William Schloth has voting and investment power over the securities of the Company owned by the selling stockholder.

(20) Represents (i) 254,000 shares issued for agreeing to provide investment banking services a year period commencing in January 2009, and (ii) 1,000,000 shares issuable upon exercise of warrants with an exercise price of $0.02.  The shares and warrants are currently issued and outstanding.

(21) Represents (i) 1,000 shares issued for agreeing to provide investment banking services for a year period commencing in January 2009, and (ii) 100,000 shares issuable upon exercise of warrants with an exercise price of $0.02. The shares and warrants are currently issued and outstanding.

(22) Represents shares issuable upon exercise of warrants with an exercise price of $0.02.

(23) Represents shares issued for agreeing to provide financial consulting services, for a one year period commencing in February 2008. The shares are currently issued and outstanding.

(24) Represents shares issued for agreeing to provide advertising services, for a one year period commencing in April 2007. The shares and warrants are currently issued and outstanding.

(25) Represents 135,000 shares issued for agreeing to provide public relations services, for a five month period commencing June 2007, and 135,000 shares underlying warrants with an exercise price of $1.00. The shares and warrants are currently issued and outstanding.

(26) Represents 50,000 shares issued for agreeing to provide public relations services, for a five month period commencing June 2007, and 50,000 shares issuable upon exercise of warrants with an exercise price of $1.00 per share. The shares and warrants are currently issued and outstanding.

(27) Represents shares issued for agreeing to provide investor relations services, for a one year period commencing October 2008. The shares are currently issued and outstanding.

(28) Represents shares issued for agreeing to provide legal services, for the period February 2008 to April 2009. The shares are currently issued and outstanding.

(29) Represents shares issued for agreeing to provide retail consulting services, for the period commencing September 2006 through August 2019. The shares are currently issued and outstanding.

(30). Represents shares issued for agreeing to provide retail consulting services for the period commencing December 2, 2009 through March 4, 2010.

(31) Greg Sichenzia, Marc Ross, Richard Friedman, Michael Ference, Thomas Rose, Jeffrey Fessler and Darrin Ocasio have voting and investment powers over the securities of the Company owned by Sichenzia Ross Friedman Ference LLP. Mr. Sichenzia, Mr. Ross, Mr. Friedman, Mr. Ference, Mr. Rose, Mr. Fessler, and Mr. Ocasio disclaim beneficial ownership of the securities. Sichenzia Ross Friedman Ference LLP is the Company’s legal counsel.

(32) Represents shares issued for agreeing to provide legal services, in connection with the filing of the registration statement of which this prospectus forms a part. The shares are currently issued and outstanding.

(33) Beneficial ownership includes250,000 shares issuable upon exercise of warrants.

(34) Beneficial ownership includes1,717,033 shares issuable upon conversion of notes, and 624,338 shares issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

This prospectus includes 194,786,256 shares of common stock offered by the selling stockholders, including 525,000 shares offered by Southridge Investment Group. Southridge Investment Group is the underwriter of these 525,000 shares.

Our common stock is quoted on the Pink Sheets under the symbol “ASFX.PK”. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the Over-the-Counter Bulletin Board maintained by FINRA. There are no assurances that the application will be accepted by FINRA nor can we estimate as to the time period that the application process will require. We are not permitted to file such application on our own behalf. If an application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

Selling stockholders will offer their respective shares at a fixed price of $____ per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices.

A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will sell the shares as agent;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	Any other method permitted pursuant to applicable law.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers.  These broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, except for Southridge Investment Group, none of the selling security holders are broker-dealers or affiliates of broker dealers.  We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 194,786,256 shares of our Common Stock offered by the selling stockholders. The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 2,500,000,000 shares of Common Stock having a par value of $0.0001 per share and 1,000,000 shares of preferred stock having a par value of $0.0001 per share, of which 500,000 have been designated as Series A Preferred Stock and 500,000 have been designated as Series B Preferred Stock.  As of the date of this prospectus, 1,893,340,600 shares of the Company’s Common Stock are issued and outstanding and 0 shares of the Series A Preferred and 0 shares of the Series B Preferred Stock are issued and outstanding.  The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. There is no cumulative voting.  Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that Sichenzia Ross Friedman Ference LLP owns 5,000,000 shares of the Company's Common Stock. The 5,000,000 shares of Common Stock owned by Sichenzia Ross Friedman Ference LLP are included in this prospectus.

  DESCRIPTION OF BUSINESS

Background

We were organized as a corporation in the State of Nevada as Woodie, I, Inc., on August 1, 1990.  In March 1999, we changed our name to Vencap Capital Corporation.  We subsequently changed our name on December 30, 2003 to American Scientific Resources, Incorporated.  On January 21, 2004, we effected a stock-swap for all of the shares of Ulster Scientific, Incorporated, an New York corporation formed in January 1974.  On March 30, 2004, we acquired all of the outstanding shares of Kidz-Med, Inc., a Florida corporation originally formed as Peds-Med, Inc. in October 1993.  In December 2004, we formed HeartSmart, Inc. in the State of Nevada.  HeartSmart, Inc. has been inactive since February 2008.

HeartSmart was first launched via a long form infomercial in the summer of 2006.  Gary Collins and Mary Ann Mobley starred in that infomercial.  The launch was not successful due to the high cost of the product and that fact that the Company did not have the financial resources to sustain the infomercial campaign.  The Company made a decision in April of 2007, to refocus its financial resources on launching the Kidz-Med product line, namely the Thermofocus thermometer; subsequent developments regarding the Thermofocus thermometer are discussed below.  HeartSmart was made inactive in February of 2008 when the last batch of inventory expired.

Ulster Scientific, Incorporated, which introduced many important diabetes products, including insulin injection devices, disposable lancets, and clinical blood-sampling devices, as well as many products for healthcare and laboratory safety, has been inactive since 2005.

On September 10, 2009, we purchased a patent for a needle destruction device known as the Disintegrator® (including trademarks for the Disintegrator®, Disintegrator Plus® and Disintegrator Pro®) and other assets from Safeguard Medical Technologies, LLC (“Safeguard”) in exchange for 250,000,000 shares of common stock and assumption of a contingent note payable up to $1,200,000.  212,500,000 of such shares were issued to Safeguard and 37,500,000 shares were issued to Concorde Capital as Safeguard’s designee. The Disintegrator enables patients who give themselves injections, including those suffering from multiple sclerosis or diabetes, to properly and safely dispose of needles at home.  Development of the Disintegrator Plus product has been completed, and the Company is currently accepting orders for the product. There is currently no retail distribution of the product, , but the Disintegrator has been reviewed by the buyer of a major retail pharmacy chain, which will decide in the fourth quarter of 2010 whether to begin purchasing the product.

We are based in South Florida, and Cleveland, Ohio, and provide healthcare and medical products.  We develop, manufacture and distribute healthcare and medical products primarily to retail drug chains, retail stores specializing in sales of products for babies and medical supply dealers. The Company does sub-component assembly and packaging for the Kidz-Med Non-Contact 5-in-1 thermometer and the Disintegrator product line.  All of our other products are manufactured by third parties. We are comprised of three subsidiaries: (i) Kidz-Med, Inc. (“Kidz-Med”), (ii) HeartSmart, Inc. (“HeartSmart”), and (iii) Ulster Scientific, Inc. (“Ulster”), of which only Kidz-Med is currently active. American Scientific plans to consolidate all operations into the parent company and eliminate the subsidiaries.  We expect that this process will be completed by the end of 2010.  The parent company will continue to use the Kidz-Med brand name, but will not operate Kidz-Med as a separate business entity.  The Company has not yet decided what it will do with the inactive Ulster and HeartSmart subsidiaries.

Our projects that are planned for the future, as set forth in this prospectus, including marketing activities and product development, are subject to our obtaining needed funding, through the sale of equity and debt securities. We anticipate that we will need to raise approximately $3,000,000 in additional financing to fund such projects. We are continually in contact which potential private investors with respect to such funding. Such funding may not be available to the Company on acceptable terms, or at all.  The Company recently secured a $3.0 million  financing facilityfrom Hartsko Financial Services, LLC.to fund the purchase of inventory against confirmed purchase orders. In addition, the Company secured a$1.0 million financing facility to factor accounts receivable from Charter Capital.

Our shares of common stock are traded on the Pink Sheets under the ticker symbol “ASFX.PK.”

Principal Products by Company

Kidz-Med, Inc.

Kidz-Med, Inc. started in 1993 as a producer and distributor of pediatric instructional videotapes and books, but has since expanded into a distributor of medical devices and products for children and their families. The Company uses the Kidz-Med brand name for its pediatric products, but no longer operates Kidz-Med as a separate business entity. Under the Kidz-Med brand, we purchase and distribute medical products, and have also developed and manufacture  our  own infrared thermometer, the Kidz-Med Non-Contact 5-in-1.  In addition, under the Kidz-Med brand, we continue to produce and distribute instructional DVDs, but are not currently producing and distributing any books.  The Company has not decided whether it will restart book sales. All Kidz-Med products, other than the Non-Contact 5-in-1 and the DVD’s, were developed and are manufactured by third parties. We sell the following Kidz-Med line of products:

Kidz-Med Thermofocus 5-in-1

The Thermofocus 5-in-1 is a patented, non-contact clinical thermometer, which uses infrared technology to read the core body temperature at the forehead. Taking one’s temperature at the forehead, because of the forehead’s vascular nature, is generally deemed as accurate as rectal or tympanic membrane readings. This was confirmed by a study done in 2004 by Tecnimed Srl of Italy (“Tecnimed”) at the Paediatric Clinic De Marchi of the University of Milan(Osio, CE, Carnelli, V.  Comparative Study of Body Temperature Measured with a Non-Contact Infrared Thermometer versus Conventional Devices. Minerva Pediatrica,Minerva Pediatrica 2007 August;59(4):327-36). Thermofocus 5-in-1 is non-invasive, hygienic, and non-irritating to people with sensitive skin, including babies and hospital patients. Aiming lights let the user know how far to hold the device from the forehead.  This distance is about one inch.  The reading is obtained in less the two seconds.

In March 2008, Kidz-Med renegotiated an indefinite agreement with Tecnimed to be the exclusive retail distributor of the Thermofocus 5-in-1 in the United States.  However, the agreement was terminated by Tecnimed in June 2008 due to an ongoing dispute over balances owed.  In July 2008, we filed suit against Tecnimed for breach of contract.  See “Legal Proceedings.”  The Company continued to sell the Thermofocus to its existing customers from June 2008 to March 2009 (when we reached a settlement with Tecnimed, as discussed below), despite the absence of a distribution agreement.  In 2006, Kidz-Med also entered an agreement with the Greenwood Group, a New York based retail consulting firm, to get the Thermofocus 5-in-1 and other Kidz-Med products into major pharmacy chains, supermarket chains and retail super-centers. Under our agreement with the Greenwood Group, we agreed to pay the Greenwood Group a $5,000 monthly retainer (subject to adjustment based on the achievement of certain benchmarks), plus an 8% commission on US retail sales, and 3% for other sales.   In addition, we have issued the Greenwood Group 24,400,000 shares of common stock and warrants to purchase shares of common stock based on the achievement of certain benchmarks. The agreement had an initial term of two years (commencing on September 1, 2006) and renews automatically annually, subject to prior termination upon 90 day’s written notice. The Greenwood Group secured Walgreens Drug Stores and BabiesRUs (“BRU”) as buyers of the Thermofocus thermometer.  The Walgreens shelf placement commenced in October 2007, but was terminated in August 2009.  Walgreens was undergoing a restructuring plan and several thousand products were eliminated from their stores; the Thermofocus was one of them.  BRU.com first purchased the Thermofocus in June 2007; the Greenwood Group secured shelf placement in the BRU stores in September 2008.  Brandmakers Worldwide secured BuyBuyBaby as a customer in July 2009. We were party to a series of three-month agreements with Brandmakers Worldwide (the last of which terminated in April 2010), under which we paid Brandmakers Worldwide a monthly fee of $5,000 and a 3% commission.

On March 6, 2009, a settlement was entered into in US Federal Court with Tecnimed.  The settlement stipulates that Kidz-Med will be the exclusive seller of the Thermofocus to Walgreens, BabiesRUs, CVS.com and any other retail chains approved by Tecnimed (no other retail chains have currently been approved by Tecnimed).  BabiesRUs, BuyBuy Baby and CVS.com are currently selling the Thermofocus 5-in-1 purchased from us.  All payments from such retailers are currently evenly split between Tecnimed and Kidz-Med until the outstanding debt is satisfied. The total amount for product purchased from Tecnimed was $1,391,600.  As a result of prepayments and the timing of product deliveries, the maximum obligation to Tecnimed reached $838,800 on December 5, 2007 and partial payments toward this balance began in March 2008.  In October 2007 and April 2008, $350,000 and 258,800 of the then balance outstanding was converted into notes payable, of which $263,143 principal was outstanding and $66,547 was due for interest as of April 1, 2010.

The Company is phasing out sales of the Thermofocus unit in favor of its own Kidz-Med Non-Contact 5-in-1 (discussed below). In particular, the Company is no longer  selling the Thermofocus unitin the United States or internationally, except that, any remaining Thermofucs units in inventory will be sold to discount distributors in the Third World.  All present and future customers of the Company are now presented with the Kidz-Med Non-Contact 5-in-1 thermometer.

The Company has now completed designed of its own non-contact thermometer, which will be called the Kidz-Med Non-Contact 5-in-1. The aggregate cost for design and prototype development of the product was $125,000. Prototypes were developed and a Chinese factory identified for manufacturing all of the components; a contract has been signed with this Chinese factory. Molds and tooling have been ordered and paid for. The Company will purchase all the components from this factory, but final assembly and packaging are done domestically, at the Company’s Ohio facility. Full scale final assembly and production commenced in May 2010on the first 12,000 units.  We anticipate that the unit cost will be $12.50, although it could possibly be lower as volume increases.  Funding for the purchase will come from purchase order financing or additional sales of our securities.  We have filed trademark applications for the names “Never Touch” (the name the Company previously intended to use for the product), “5-in-1”, “Vera Temp” (the brand name we intend to use for the professional market) and “Dura Sleeve” (the brand name for the silicon glove that fits around the thermometer to protect it from damage due to falls) with the US Patent and Trademark Office, which are currently pending.  The Company also plans to file an application for both a design patent and a utility patent with the USPTO.  The first units off the tooling have been submitted for testing to ensure they meet ASTM standards (American Society of Testing and Materials); the Company received a passing grade from ASTM in May 2010 (when ASTM tests products to ensure they meet ASTM’s standards, ASTM provides either a pass or fail grade).  Concurrently, a required premarket notification, known as a 510(k), was filed with the FDA.  A predicate device manufactured by this Chinese company already has an FDA approval, so no further clinical trials are required.  The Company has engaged an FDA consultant to help guide it through the 510(k) filing process.  Because the Kidz-Med Non-Contact 5-in-1 unit does not incorporate any aiming lights like the Thermofocus  (the patents for which are on its aiming lights), it will not infringe on the Thermofocus patent.  The Company is no longer bound by any non-compete agreement with Tecnimed, since the Settlement Agreement completely superseded the Distribution Agreement. The Company expects to ship the Kidz-Med Non-Contact 5-in-1 to customers in August 2010.  The Company recently secured a $3.0 million financing facility to fund the purchase of inventory against purchase orders from Hartsko Financial Services, LLC and a $1.0 million accounts receivablefactoring facility.  Packaging components and equipment have been secured and paid for.Additional funds will be needed to complete marketing of the thermometer.

Kidz-Med Scald Safe

The Scald Safe Water temperature disc is a warning disc that helps to ensure that a baby’s bath water is at an appropriate, safe temperature.  When a baby is placed into bath water that is too hot, the ring changes color from purple to a bright pink.  This is an indication that the water is too hot for the baby.  The Scald Safe was first introduced to Kidz-Med by the Scald Safe’s manufacturer Insight Medical in June 2002, and Kidz-Med has a renewable yearly contract for exclusive North American distribution. The product is manufactured in South Africa.

Kidz-Med WhistleWatch Asmalert (children) and Respalert (adults)

The WhistleWatch is a peak flow monitoring device that allows parents to monitor and manage their child’s asthma or other respiratory problems.  Peak flow refers to the maximum peak expiratory flow (PEF) a person can exhale, and reflects the condition of air flow in the lung passages.  Once the peak flow drops, it may be indicative of increased airway resistance, which may lead to an asthma attack.The device is preset by the parent or pediatrician based on the size of the child; this corresponds to 80% of the expected peak flow.  The device is then given to the child and the child is asked to blow into it as hard as the child can.  If the child can make the device whistle, the child’s peak flow is adequate.  If the child cannot make the device whistle, the child needs to be treated with an inhaled bronchodilator or taken to the child’s doctor.  This device is especially useful for young children, who may not verbalize when they feel “tightness” in their chests.The WhistleWatch was first introduced to American Scientific in June 2003 by its-then manufacturer, Linmahoud Products from South Africa, but the current manufacturer is Whistle Watch SA (Pty) Ltd. (South Africa) which initiated a new agreement in July 2005 with Kidz-Med.  The agreement is for exclusive North American distribution of the WhistleWatch, and is for renewable 12 month terms.

Kidz-Med Portable Ultrasonic Nebulizer

The Kidz-Med Portable Ultrasonic Nebulizer is used to treat asthma, bronchitis, bronchiolitis, allergies, hay fever, sinusitis, and nasal congestion due to colds or allergies. Nebulizers are devices that take liquid medication and convert it into a mist so it can be inhaled into the lungs. Although the unit was marketed in the past primarily to children’s providers, such as the One Step Ahead and Leaps and Bounds catalogs, we subsequently found a strong senior market because of the small size, portability and low price.   The product is currently out of stock. When available, we sell the product  only on our web site, usually to individual users.  The product was obtained from the manufacturer, Guan Hong Enterprise Co., Ltd. (“Guan Hong”) from Taiwan; we purchased this product from Guan Hong without a distribution agreement. We are seeking a new manufacturer for this product due to the unreliability, in our opinion, of Guan Hong.

Kidz-Med Medicine Dispenser

The Kidz-Med Dispenser was introduced by Kidz-Med in early 2004.  The Kidz-Med Dispenser consists of an orthodontic nipple attached to a medication chamber.  A manually-driven plunger drives medicine out of the chamber into a hollow conduit within the nipple into the child’s mouth.  Effective January 2006, we negotiated a new distribution agreement with South African manufacturer, Blue Dot Properties 557 (PTY) Ltd., which gives Kidz-Med the rights for distribution in North America for a term of five years with a five-year renewable clause.

Kidz-Med Mommy Recorder

This unique voice-recording device allows a mother to easily record a 6-second message designed to calm baby when he or she is upset. The mobile device easily mounts to the baby's crib, and duals as a soft night-light. The device is sound activated, for example the baby cries, and then the pre-recorded message automatically plays.  So the mother would record a message like, “Its OK baby Johnny, Mommy’s here, go back to sleep.”  This message would then play once the device is activated by the noise of the child crying.  It is purchased from JoyCare from Ancona Italy; the product is manufactured in China by JoyCare. We do not have a distribution agreement with Joycare, but simply purchase the product for resale.

Dr. Bip DVDs

This is a video series narrated by the fictional Dr. Bip, which aims to help children understand and cope with life events such as, with respect to the two DVD’s currently available, hospitalization and welcoming a new baby into the family.  The Company plans to introduce DVD’s covering additional topics in 2010, subject to obtaining needed financing for the development of such DVD’s. The Dr. Bip DVDs are reproduced from a master tape by Accord Productions in Fort Lauderdale, FL. and sold through the Kidz-Med website. The Company has licensed the rights to these DVDs from Concetta Tirotta, the wife of our CEO, Dr. Christopher Tirotta, commencing on October 2, 2008 for one year terms that are automatically renewable.  We pay Ms. Tirotta royalties of 20% of revenue. Sales to date have not been material.

Wee Target

This is a unique toilet training device for young boys.  This item is affixed to the side of the toilet bowl by a suction cup.  It has a target for the young boy to aim at when toilet training.  Once the warm urine hits the target, a picture appears.  When the bowl is flushed, the cool water cleans the item and causes the picture to disappear.  We purchased the product from its manufacturer Comnet Sales International (“Comnet”) from Victoria, Australia. We do not have a distribution agreement with Comnet, but simply purchase the product for resale.

Mebby Product Line

The Company also exclusively distributes the Mebby product line manufactured by the Medel Group SpA in the United States and Canada.  This product line includes breast pumps, bisphenol A free baby bottles, baby monitors, digital scales, humidifiers, pacifiers, meal sets, and sterilizers.  We sell the Mebby product line pursuant to an exclusive distribution agreement, dated January 4, 2010, which had an initial three year term and renews automatically for successive one year termss

The Disintegrator

Dr. Christopher Tirotta, CEO of the Company, and Mr. Jason Roth, the principal owner of Safeguard Medical Technologies, LLC (together with its affiliates, “Safeguard) concluded negotiations and executed agreements regarding purchase and sale of the Disintegrator effective September 10, 2009 (the “Purchase Date”).  The Disintegrator and the improved versions thereof, the Disintegrator Plus and Disintegrator Pro, are patented and trademarked home needle and lancet destruction devices.  These devices are used by persons with diabetes and multiple sclerosis who self inject medications at home.  The Company received the assignment of the Disintegrator patent, assignment of the three trademarks, inventory on-hand, tooling, dies, manufacturing jigs and other rights in exchange for 250,000,000 shares of the Company’s common stock and assumption of a $1.2 million contingent note (the “Transaction”).

Development of the Disintegrator was completed by Mr. Joe Adkins in 2002.   Safeguard acquired the rights to the Disintegrator in 2004.  Safeguard had sold 27,000 units prior to the Purchase Date, among other Safeguard business.  Prior to the transaction, the most recent sale was a 5,000 unit sale of the Disintegrator to Bayer Sante completed in March 2009.  There were no other sales of the Disintegrator in 2008 or 2009.   Post-transaction, Safeguard remains in the business of developing medical products.  There have been no completed sales of the Disintegrator Plus or Disintegrator Pro to date.

The Disintegrator enables patients who give themselves injections, including those suffering from multiple sclerosis or diabetes, to properly and safely dispose of needles at home. The Disintegrator is the only FDA approved home needle destruction device.

Development of the Disintegrator Plus® has been completed, and the Company is currently accepting orders for this product. There is currently no retail distribution of the product. A Disintegrator web site has been created to sell the unit to the end users (http://www.disintegratorplus.com ); this website is currently accepting pre-orders for the product.  The components will be manufactured in China (same factory as the thermometer) and conduct sub-component assembly and packaging will be done at the Company’s Ohio facility.  The Company received a purchase order from Bayer France for 2,000 units valued at $155,420 during the first quarter of 2010.  The Company expects to fulfill this order by the end of August 2010;the Company is waiting on the completion of the battery chargers so everything can be shipped to Bayer simultaneously.  5,000 units are in production.

Ulster Scientific, Inc ..

Ulster sold many important diabetes products, including insulin injection devices, disposable lancets, and clinical blood-sampling devices, as well as many products for healthcare and laboratory safety.  For example, Ulster sold the Autolet and Autojector products used to monitor diabetic blood sugar levels. Ulster also sold a patented universal biohazard spill kit as well as several mechanical micro liquid transfer devices, known as pipettes. Ulster has been inactive since 2005 and there are no plans to resume regular operations. Ulster was made inactive because management at the time wished to devote the Company’s limited resources to other endeavors, notably HeartSmart.

Distribution Methods

HeartSmart, Inc.

HeartSmart’s manufacturing supplier was the Tishcon Corporation of Westbury, New York, a contract manufacturer of over-the-counter pharmaceuticals, vitamins, minerals, and other nutraceuticals.

HeartSmart was first launched via a long form infomercial in the summer of 2006.  Gary Collins and Mary Ann Mobley starred in that infomercial.  The launch was not successful due to the high cost of the product and that fact that the company did not have the financial resources to sustain the infomercial campaign.  The company made a decision in April of 2007, to refocus its financial resources on launching the Kidz-Med product line, namely the Thermofocus thermometer.  HeartSmart was made inactive in February of 2008 when the last batch of inventory expired.

At the appropriate time, and subject to the Company obtaining needed financing, HeartSmart may re- introduce its key product, Heart Smart Foundation Supplement, via long-form television infomercials.  However, the HeartSmart product line will remain inactive until such time as we believe its launch will be financially viable and until we identify a lower-cost supplier.  We eventually plan to make this product and others (such as Q-Force + Carnitine, Osteo Complex, Seasential 3 Omega Complex, E-Peak, Carni-Max Release, Vita QB Energy Complex, CinnaSupport, and Multi Complete) available through mass-market retailers such as drug stores, supermarkets, and mass merchandisers.  As noted above, the Company will no longer market this or any other product through a subsidiary.  All products will be placed under the American Scientific Resources umbrella, although the Company will utilize the Kid-Med and HeartSmart brand names.

Kidz-Med, Inc.

Kidz-Med currently sells all of its products directly to consumers through our website at www.kidzmed.com.  All of Kidz-Med’s products are currently available through www.kidzmed.com , except the Kidz-Med Portable Ultrasonic Nebulizer which is currently out of stock. Kidz-Med utilizes internet marketing through Google Adwords, Froogle, Ebay Stores, Amazon Marketplace, Nextag, and Shopzilla in order to drive as many sales directly to its website as possible.  Kidz-Med also sells certain products through major retailers.

Kidz-Med currently is selling its products in over 150 BabiesRUs stores across the country as well as in Buy Buy Baby, the Chelsea & Scott catalogs, C&S Grocers, and through surgical supply dealers such as Cardinal Health, Henry Schien and Legacy Medical.

We actively sell to e-tailers, either directly at wholesale, or as drop shippers of product.  Some of our online retailers carrying some or all of our Kidz-Med product line are:

•	Amazon.com
•	BabiesRUs.com
•	Comfort 1 st
•	CVS.com
•	EBay Stores
•	eGeneralMedical.com
•	Emergency Medical Products (BuyEMP.com)
•	Neb Doctors
•	Shower Your Baby

Kidz-Med arranged for Global Media Fund to produce professional-grade 30 and 60 second TV commercials to advertise the Kidz-Med products; the 30 second version is available for viewing on the Kidz-Med website.  Kidz-Med contracted with Michael Hirsch of Joseph Pedott Advertising & Marketing to do the media buying and in late 2007 and early 2008, these commercials aired on the following national cable channels: WGN, Bravo, Direct TV, Comcast, DISH, TBS, TNT, Comedy Central, and the I Network.  The commercials have also aired on the local ABC, CBS, and NBC affiliates in the largest Walgreens markets: Chicago, Dallas, Houston, Miami, Orlando, Philadelphia, St. Louis, Milwaukee and New York.  We have also placed featured editorials in trade publications and magazines, and received some television exposure in September 2009.

Currently we have no contractual relationships with any media relations firm, but plan to engage one in the near future.  The Company may reshoot the thermometer commercial using its own non-contact thermometer.  A marketing campaign should commence during the fall of 2010.

Competition

There are a number of similar products currently on the market that  directly compete with the following Kidz-Med’s products:

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Kidz-Med Non-Contact 5-in-1: A product made by Exergen called the Comfort Scanner is widely sold at many major U.S. retailers, but it requires making contact with the patient’s forehead; .  The Comfort Scanner requires the operator to swipe the probe across the patient’s forehead; it also requires a disposable probe cover. There is another product, the prototype clinical infrared thermometer, the Braun Thermoscan made by Procter & Gamble Co.  This product requires the user to put the probe in the patient’s ear; this also requires a probe cover.  We believe young children may find this very intrusive.  The Kidz-Med Non-Contact 5-in-1 does not require any skin contact at all.  To use the Kidz-Med Non-Contact 5-in-1, the user needs only to aim the device about one inch from the forehead or neck and a temperature reading is obtained in less than one second.  We plans to market the Kidz-Med Non-Contact 5-in-1 nationally and internationally in retail megastores where the Exergen is currently sold (including Target, Wal-Mart, CVS, Babies R Us, Costco and drugstore.com). We will also be competing with the Thermofocus made by Tecnimed.  The Kidz-Med Non-Contact 5-in-1 will retail for 40% less than the Thermofocus.  The Thermofocus product has not garnered any significant staying power in the retail sector in the United States.  However, competition from the Thermofocus may have the effect of reducing sales of the Kidz-Med Non-Contact 5-in-1, resulting in lower revenues.

The Company would like to expend at least $2 million dollars on marketing the new Kidz-Med Non-Contact 5-in-1.  This campaign will include print, TV, radio, and Internet advertising.  The Company will also engage in mandatory coop marketing  (under which the Company and the retailer share advertising and marketing expenses,) with the retail stores where shelf placement is secured.  The Company intends to raise this money through the sales of equity and debt securities in private placements to investors.  There is no assurance we will be able to successfully secure this financing.  The usual retail price for both the Exergen product and the Braun product is $49, depending on the retailer.  The Thermofocus retailed for $69-$99 in domestic retail stores.  The Kidz-Med Non-Contact 5-in-1 will retail for $49 or less.

•
Kidz-Med Medicine Dispenser: The Numimed and Munchkinator pacifiers currently consist of medication chambers attached to a nipple, but both lack the plunger to administer the medicine if the child refuses to suck.  The Numimed is made by Sharn, Inc. from Tampa, FL and the Munchkinator is made by Munchkin Inc. from North Hills, CA.

•
WhistleWatch Asmalert : The Whistlewatch has three main competitors, Medikrom, Vitalograph, and Clement-Clarke.  Their products are not intended for the home health care market.  Other competitors include Dey labs, Monaghan Medical Corporation, and Philips Respironics (a division of Royal Philips Electronics) (through Philips Respironics’s Assess and Personal Best lines of products) which all sell quantitative monitors.  Kidz-Med believes it has a competitive advantage over its competitors because of the WhistleWatch’s simplicity, reliability, and low cost.

As noted above, the Company is the exclusive supplier of the Thermofocus 5-in-1 to Walgreens, BabiesRUs, CVS.com and any other retail chains approved by Tecnimed (no other chains have been approved by Tecnimed). The Company does not compete with Tecnimed in the distribution of the Thermofocus 5-in-1.  The Company is phasing out the Thermofocus product with the introduction of its own non-contact thermometer, the Kidz-Med Non-Contact 5-in-1.  However, the Thermofocus will now compete with the Non-Contact 5-in-1, potentially resulting in lowered revenue.

Principal Suppliers

We act as both a manufactuer (with respect to the Kidz-Med Non-Contact 5-in-1 and the Disintegrator line) and distributor of healthcare and medical products.With respect to products or components of products that are manufactured by third parties,  we rely on the timely delivery of such products and components from the manufacturer, with which we have an agreement.

•
Thermofocus 5-in-1 is manufactured by Tecnimed Srl of Italy.  This product is being phased out as the company introduces its own non-contact thermometer, the Kidz-Med Non-Contact 5-in-1. In particular, the Company is no longer selling the Thermofocus unit in the United States or internationally, except that, any remaining Thermofucs units in inventory will be sold to discount distributors in the Third World.  All present and future customers of the Company are now presented with the Kidz-Med Non-Contact 5-in-1 thermometer.

Components will be manufactured in Shanghai, China with sub-component assembly and packaging done in the Company’s Ohio facility.
•	The Disintegrator: Components will be manufactured in Shanghai, China, with sub-component assembly and packaging done in the Company’s Ohio facility.
•	ScaldSafe Temperature Ring is manufactured by Insight Medical, Ltd.
•	WhistleWatch Asthma Alert is manufactured by Whistle Watch SA (Pty) Ltd.
•	Kidz-Med Nebulizer is manufactured in China by Joycare from Ancona Italy.

Dependence on One or a Few Major Customers

In 2009, 49% of our revenue was derived from Walgreens and 16% was derived from BabiesRUs.  Since Walgreens terminated its sales of the Thermofocus in August 2009, we estimate that currently, sales to Babies “R”Us account for approximately 35% of our revenue.

Intellectual Property

Trademarks

The ScaldSafe Temperature Ring, Kidz-Med Medicine Dispenser, WhistleWatch Asthma Alert, and Kidz-Med Nebulizer are all registered with the US Patent and Trademark Office under the Kidz-Med trademark.  The Thermofocus 5-in-1 is a registered trademark of Tecnimed; Kidz-Med has filed for a registered trademark of its own for the name “Never Touch 5-in-1” for its own non-contact thermometer (the name we previously intended to use), which application is currently pending. We have also filed for trademark registrations for the names 5-in-1, VeraTemp (the brand name we intend to use for the professional market) and DuraSleev (the brand name for the silicon glove that fits around the thermometer to protect it from damage due to falls).  We have also registered trademarks for the Disintegrator, Disintegrator Plus, and Disntegrator Pro with the US Patent and Trademark Office.

Patents

The Thermofocus 5-in1 is protected by four US patents (nos. 6,196,714 (expiring in 2021), 6,527,439 (expiring in 2023), 6,742,927 (expiring in 2024), and 7,001,066 (expiring in 2026)).  The Medicine Dispenser is protected by one US patent (no. 5,843,030) (expiring in 2018).  The Disintegrator and the Disintegrator plus are protected by US patent (no. 6,384,362) (expiring in 2022).

Government Approval

The Federal Drug Administration (“FDA”) has approved the Thermofocus 5-in-1, Kidz-Med Medicine Dispenser, WhistleWatch Asthma Alert, and Kidz-Med Nebulizer as medical products and devices.  In addition, the Thermofocus 5-in-1 has received FDA approval under Section 510(k) of the United States Food, Drug and Cosmetic Act to market this device.  We also intend to seek Section 510(k) for the Kidz-Med Non-Contact 5-in-1 product that we have developed. Besides the Kidz-Med Non-Contact 5-in-1, our only product that has not received FDA approval is the ScaldSafe Temperature Ring because management believes that such approval is not required.  The company plans to have a fully compliant FDA facility in Ohio; this operation facility will relocate to South Florida during the Summer of 2010.

Employees

As of August 9, 2010, we had four full-time employees.   We believe that our employee relations are good. None of our employees are represented by a collective bargaining unit.

DESCRIPTION OF PROPERTY

We lease a 3,500 square foot facility at 9929 East Washington Street, Unit C, Chagrin Falls Ohio.   Our monthly rent is $3,000 on a eight month lease which commenced in November 2009. We also rent a post office box in Weston, Florida at a cost of $150 per year. In addition, pursuant to an agreement between the Company and Alodote Pty Limited (“Alodote”), Alodote provides us sourcing, manufacturing and logistical support, including use of office space in Shanghai, and we pay Alodote a monthly fee of $1,500. Our agreement with Alodote has a two year commencing in August 2009.

LEGAL PROCEEDINGS

On July 7, 2008, we filed a complaint in the United States District Court, Southern District of New York against Tecnimed, Srl for breach of contract and tortious interference with the distribution contract between the parties.  This matter was settled on March 6, 2009.  We will retain the right to sell exclusively to Walgreens, BRU, CVS.com and any other retailers approved by Tecnimed.  All proceeds from the sales at these retailers will be split evenly between Kidz-Med and Tecnimed.  The Settlement Agreement completely supersedes and replaces the previous distribution agreement dated March 31, 2008.

On August 15, 2008, Exergen Corporation filed suit with the United States District Court for the District of Massachusetts against Kidz-Med, Inc., American Scientific Resources, Incorporated and Tecnimed, Srl for patent infringement, seeking unspecified damages and an injunction against future infringement.  Exergen claims that Tecnimed and Kidz-Med violated five of their US patents, specifically regarding their algorithms for measuring temperature on the forehead. We have hired legal counsel and intend to vigorously defend ourselves in this matter. Tecnimed’s lawyers filed a brief for Summary judgment to get the case dismissed.  A Markman hearing (a pretrial hearing during which a judge examines evidence on the appropriate meanings of relevant key words used in a patent claim) was held in July, andwe are currently awaiting results of the motion for summary judgment.

On March 19, 2010, Exergen Corporation filed a Lanham act lawsuit with the United States District Court for the District of Massachusetts against the Company and Kidz-Med, Inc. alleging false advertising with regards to the Thermofocus thermometer and the Kidz-Med Non-Contact 5-in-1, and seeking unspecified damages and an injunction against future false advertising. The legal action alleges false advertising by Kidz-Med regarding the site of the temperature measurement, namely the forehead and how this relates to temporal artery blood flow.  In particular, the complaint alleges that the Company’s advertising falsely claims that the Thermofocus takes the temperature of the skin over the temporal artery; the Company maintains that its advertising does not make such a claim. The Thermofocus device takes the temperature in the middle of the forehead.  This skin temperature at the middle of the forehead is affected by the blood flow in the temporal artery.  Neither device measures the blood temperature in the temporal artery.The Company believes the plaintiff’s allegations have no merit and plans to vigorously defend itself. The Company filed a Motion to Dismiss the Complaint on May 25, 2010.  Exergen filed a Motion in Opposition to this motion on June 14, 2010.  There has been no further actions to date.

In October 2009, Shrink Nanotechnologies, Inc. (formerly known as AudioStocks, Inc.) (“Shrink”) filed suit against us and our officers and directors, among others in the Superior Court of the State of California for the County of San Diego, North County Division. The action alleges that the Company and Stalt, Inc. (the Company’s former transfer agent) have refused to allow the plaintiff to have the legend removed on 2,000,000 shares of the Company’s Common Stock that were issued to the Plaintiff.  The plaintiff alleges breach of contract, anticipatory breach of contract, fraud and misrepresentation, breach of covenant of implied good faith and fair dealing.  The plaintiff sought at least $1,428,000 and asks the court to compel the Company though Stalt, Inc.  (its former transfer agent) to issue shares of its Common Stock equal to the damages determined at trial. The action also sought punitive damages in excess of $4,248,000.  This matter was settled completely in February 2010. Under the terms of the settlement, the Company issued Shrink16 million new sharesof the Company’s common stock without legend, and Shrink relinquished all outstanding warrants and an 8 million share certificate it already possessed. The 16 million new shares were issued without legend on the basis of the exemption from registration statement provided by Section 3(a)(10) of the Securities Act of 1933, as amended, for securities issued in exchange for outstanding securities, claims or property interests, where such exchange is approved by a court authorized to grant such approval.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•       Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•       Our ability to raise capital when needed and on acceptable terms and conditions;

•       Our ability to procure or produce products and sell them at a reasonable profit;

•       The intensity of competition for products similar to ours; and

•       General economic conditions.

All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Overview

We provide healthcare and medical products distributed primarily to retail drug chains, retail stores specializing in sales of products for babies and medical supply dealers. We currently are comprised of three subsidiaries: (i) Kidz-Med, Inc. (“Kidz-Med”), (ii) HeartSmart, Inc. (“HeartSmart”) and (iii) Ulster Scientific Inc. (“Ulster”), of which only Kidz-Med is currently active. The Company plans to sell all products through the parent company, American Scientific Resources, Incorporated, utilizing the Kidz-Med and,should it become active again, HeartSmart names as brand names only.  The Company intends to close the accounts of the Kidz-Med subsidiary during 2010.

The Company currently sells the Thermofocus 5-in-1 non-contact thermometer and other products to retail establishments such as in Buy Buy Baby, and Babies R Us; to wholesalers, such as Cardinal Health and Henry Schien; and over the internet such as through Amazon and the Company’s website.  The Thermofocus product was also in over 6,500 Walgreens Drug Stores until August 2009, when the product was removed due to a Walgreens storewide reorganization that resulted in thousands of products being removed from its shelves.  We have now developed our own non-contact thermometer, the Kidz-Med Non-Contact 5-in-1. We decided to develop the Kidz-Med Non-Contact 5-in-1 because we believe we can successfully compete in the thermometer arena.  Development of the Kidz-Med Non-Contact 5-in-1 will allow the Company to control the manufacturing and international distribution process for its product, and will also result in much lower costs (approximately 50% of the cost of the Thermofocus) allowing the product to retail for under $50.  The Company attended the ECRM cough/cold convention in Dallas in early March 2010 and the product was well received.  ECRM is an organization dedicated to assisting manufacturers and retailers with improving sales, reducing costs, and moving products to market faster and more efficiently.  The Company also attended the National Association of Chain Drug Stores convention in San Diego, CA in June of 2010. The Company is in discussions with several large retail outlets, as well as many smaller chains, to carry the product for the upcoming 2010/2011 cough/cold season.  The Company anticipates shipping product by August 1, 2010.

Sales of the Thermofocus unit averaged about 900 units per month at Walgreens from October of 2007 to August 2009. We have a more limited sales history with BabiesRUs, but the product has sold, on average, 80 units per week for the first eight weeks beginning February 1, 2009, but sales have averaged 50 units per week since. Product reviews of the Thermofocus unit have been very favorable, but management believes that its sales growth has been limited due to a lack of marketing and high price point ($69 suggested retail price). The Thermofocus will be phased out as the Company’s Kidz-Med Non-Contact 5-in-1 unit becomes available during the third quarter of 2010.  In particular, the Company is no longer selling the Thermofocus unit in the United States or internationally, except that, any remaining Thermofucs units in inventory will be sold to discount distributors in the Third World.  All present and future customers of the Company are now presented with the Kidz-Med Non-Contact 5-in-1 thermometer.  The Company is already showing its new product to retail buyers and expects to get orders in the next few months.

Sales from the Kidz-Med website have averaged $2,000 to $3,000 per month during the year ending December 31, 2007 and increased to over $8,000 per month in the year ending December 31, 2008.  Web sales in 2009 have averaged over $10,000 per month. In addition to the Thermofocus thermometer, we are selling seven other products on the Internet.  These products include the Medicine pacifier, the ScaldSafe, the WhistleWatch, the Ultrasonic Nebulizer, and the two Dr. Bip DVDs, a video series to help children understand and cope with life events such as hospitalization and welcoming a new baby into the family.  Management believes that this channel needs to be optimized and exploited to a much greater degree. The Company will promote the Kidz-Med Non-Contact 5-in-1 thermometer as soon as it is available on the Kidz-Med web-site.  The Company also created a web site for the Disintegrator, www.disintegratorplus.com.  The Company has received exposure on Fox and Friends, Good Morning America, and the Rachel Ray show and will continue to try to garner exposure through various media outlets.

The Company is fulfilling all retail and internet orders from its warehouse facility located in Chagrin Falls (near Cleveland), Ohio.

Purchase of Disintegrator Patent

On September 10, 2009, we purchased a patent for a needle destruction device known as the Disintegrator® (including trademarks for the Disintegrator®, Disintegrator Plus® and Disintegrator Pro®) and other assets from Safeguard Medical Technologies, LLC (“Safeguard” ) in exchange for 250,000,000 shares of common stock and assumption of a contingent note payable up to $1,200,000.  We evaluated the acquisition to determine whether the purchase of the patent, trademarks and other assets constituted the acquisition of a business.  After application of the various criteria, management determined that this acquisition was in substance the purchase of an asset.  While we acquired certain spare part inventory on hand, rights to distribution, intellectual property (including the patent and trademarks) and other assets, we determined that only the patent for the Disintegrator® had value.  Accordingly, we recorded the patent at $2,652,272 equivalent to the trading value of the 250,000,000 shares of common stock at the closing bid price on September 10, 2009 in the amount of $1,875,000 and the discounted amount of a $1,200,000 contingent note payable assumed in the amount of $777,272.

The patent is due to expire in May 2022.  We determined the remaining useful life of the patent to be 12 years and 7 months, and we are amortizing the patent accordingly.

The assumed $1.2 million, non-interest bearing, contingent note is payable to Mr. Jason Roth, an executive and the majority owner of Safeguard, in two installments upon reaching certain targets.  The first installment of $600,000 is payable upon the Company reaching $6,000,000 in combined new capital and revenue from sales of the Disintegrator Plus®, the Non-Contact 5-in-1 and any otherproduct introduced by Mr. Roth within two years of September 10, 2009. No other such products have yet been identified. The second installment of $600,000 is payable upon the Company reaching an additional $4,000,000 of combined new capital and revenue within two years of the due date of the first installment.  At the Company’s option, the first and second installments may each be paid over 12 months after achievement of the respective combined capital and revenue targets.  As it is probable that the Company will reach the combined capital and revenue targets within four years, the $1.2 million note obligation has been recognized.  The first installment of the note was discounted at 16% from the end of a two year period and the second installment was discounted at 16% from the end of a four year period, resulting in a present value of $777,272.  The 16% discount rate was determined as the weighted average cost of capital for small companies in the Company’s industry from an independent research service (Morningstar’s Ibbotson® Cost of Capital 2009 Yearbook, page 3-66).  Subsequent changes to our estimate of the amount due on this contingent note payable will be recorded in the Company’s consolidated financial statements when known.

Simultaneous with the patent acquisition, we agreed to hire Safeguard Jason M. Roth, to assist with operations, sales and marketing, and entered into a ten year employment agreement with the executive.  We also agreed to retain Safeguard for production, engineering and quality control services.  Mr. Roth’s base salary is $10,000 per month commencing upon receipt by the Company of $500,000 in the combined aggregate of new capital or sales revenue.  We began paying Mr. Roth’s base salary in December 2009.  His base salary will increase to $20,000 per month upon receipt of the Company of $2,500,000 in combined aggregate of new capital or sales revenue.  In consideration for entering into the employment agreement with Mr. Roth, we agreed to issue up to 250,000,000 warrants and pay up to $200,000 as a cash bonus, both contingent upon future sales of the Disintegrator® and certain other products by Mr. Roth.  The revenuebenchmarks for the 250 million warrants are as follows;  50 million warrants for $2 million in new revenue; 50 million warrants for $5 million in new revenue; 50 million warrants for $10 million in new revenue; 50 million warrants for $15 million in new revenue and 50 million warrants for $20 million in new revenue.  The revenue benchmarks for the cash bonuses are: $50,000 for $2 million in revenue, $100,000 for $5 million in revenue, $150,000 for $10 million in revenue and $200,000 for $20 million in revenue.  We determined that the contingent warrants and contingent bonus payable qualified for treatment as contingent compensation for accounting purposes.  As described in the next paragraphs, $823,991 was determined to be the fair value of the contingent compensation at the acquisition date.  The fair value of the contingent compensation was obtained by determining the likelihood that the contingency would be realized within the applicable time period and applying the Black-Scholes pricing model to the warrants and a discount to present value for the bonus.  Subsequent changes to our estimate of the total amount of compensation due will be recorded in the Company’s consolidated financial statements when known.

We agreed to issue the first 50,000,000 warrants to purchase an equivalent number of shares of common stock immediately upon the collection of $2.0 million in revenue from sales of the Disintegrator Plus®, the Non-Contact 5-in-1 and any other  products introduced by Mr. Roth within three years of September 10, 2009, at an exercise price is equal to the closing bid price of the common shares on August 11, 2009, or $.002 per share.  Further, we agreed to issue Safeguard up to 200,000,000 warrants, in 50,000,000 tranches, immediately upon collection of an additional $5.0 million, $10.0 million, $15.0 million and $20.0 million in revenue from salesof the Disintegrator Plus®, the Non-Contact 5-in-1 and any other  products introduced by Mr. Roth within three years of September 10, 2009, with an exercise price equal to the lesser of the closing bid price on the day prior to achieving the revenue target or the exercise price of the immediately preceding tranche.  Further, after three years, we agreed to pay a one-time cash bonus to Mr. Roth of up to $200,000 based gross revenue generated from sales of the Disintegrator Plus®, the Non-Contact 5-in-1 and any other  products introduced by Mr. Roth within three years of September 10, 2009.  The warrant revenue targets for each tranche must be met, and the bonus is payable, within three years of September 10, 2009.

As it is probable that the Company will reach $7.0 million in sales over the next three years, we currently anticipate the issuance of 100,000,000 warrants, which have been determined to have a fair value of $759,925 as of September 10, 2009.  The fair value of these warrants has been determined by using the Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 278.50%, risk-free interest rate of 2.29%, and an estimated life of five years.  In accordance with ASC No. 718-10, Compensation – Stock Compensation , the Company is recording monthly compensation expense for the fair value of the warrants payable.   For the period ended December 31, 2009, the Company recorded $77,400 as compensation expense with an offset to additional paid-in capital.  The Company will adjust the total amount of compensation expense as recorded in the consolidated financial statements upon the occurrence of an event which would require such adjustment.

As it is probable that the Company will reach $7.0 million in sales over three years, Safeguard is entitled to a $100,000 cash bonus, which was deemed to have a fair value of $64,066 on September 10, 2009 determined as the present value of the probable amount of bonus payable discounted at 16% from the end of a three year period. The Company is accruing monthly compensation expense for the anticipated full amount of the bonus payable on a straight-line basis over the 3 year period that the services are to be performed. During the period from September 10, 2009 to December 31, 2009, the Company recognized $10,186 as compensation expense related to this liability for contingent compensation.

During the year ended 2009, the Company paid $10,000 related to the employment agreement. No amounts were paid for production, engineering and quality control services.

In March 2010, the Company received it’s first order for 2,000 units of the Disintegrator Plus from Bayer Sante for distribution in France. This order is currently in production and is expected to be fulfilled by June 2010. This order is expected to generate approximately $155,000 of new revenue for the Company during 2010.

Results of Operations

Results of Operations for the Three Months Ended March 31, 2010 compared to March 31, 2009

Net revenues from product sales for the three months ended March 31, 2010 were $175,623, falling approximately $55,000 or 24% from $231,166 for the same three month period in 2009. A majority of our sales for the three months ended March 31, 2010 and for the same three month period in the previous year consisted of sales of the Thermofocus 5 in 1 thermometer. For the first three months of 2010, approximately 35% of the Company’s first quarter 2010 revenue was generated from sales to Babies R Us. In addition, sales through e-tailers such as Amazon, accounted approximately 20% of first quarter 2010 revenues. We also collected cash and recorded revenue of approximately $37,000 from sales in a prior period, but for which revenue was not recorded due to the then substantial doubt as to ultimate collectability. For the first three months of 2009, substantially all of our revenues were generated from sales of the Thermofocus thermometer at Walgreens retail pharmacies.

Gross profit for the three months ended March 31, 2010 was $93,856, up from $34,554 from the same three month period a year earlier. During the first quarter of 2009, the Company recorded an inventory adjustment of $67,500, reducing gross profit and establishing a balance sheet reserve against inventory. This inventory adjustment represented our estimate of inventory lost, damaged or unaccounted for after distribution to a customer on consignment. Gross profit as a percent of sales was 53% for the three months ended March 31, 2010 compared to 44% for the same three month period in 2009 had the Company not recorded the inventory adjustment. The improved gross profit percentage is due various factors including reduced sales returns and allowances, reduced co-op advertising deductions and reduced freight charges for the three month period in 2010 versus the same period in 2009.

Operating, sales and administrative expenses amounted to $601,745 for the three months ended March 31, 2010 versus $682,730 for the same three month period in 2009. The $81,000, or 12%, decrease resulted primarily from a$198,000 reduction in professional fees, offset by amortization expense related to the Disintegrator patent of $53,000 (no such amortization expense was incurred in the first quarter of 2009), higher total compensation costs of $26,000, incurrence of research and new product development costs of $17,000 (no such research and development costs were incurred during the 2009), additional rental costs of $14,000 (no such rental costs were incurred during the first quarter of 2009), and higher travel and entertainment expenses of $11,000.

During the first quarter of 2010, we recorded $73,000 as compensation expense related to the contingent warrants issuable and contingent bonus payable resulting from agreement entered into with Mr. Jason Roth beginning in September 2009. We also accrued $30,000 of salary due to Mr. Roth during the first quarter of 2010. By contrast, during the first quarter of 2009, we recognized $105,000 of compensation expense related to the issuance of 87,500,000 shares of our common stock to five members of our Board of Directors and officers.

Interest expense was $987,541 for the three months ended March 31, 2010 versus $152,370 for the same three month period in 2009. This increase was due primarily to the recording of interest expense related to the discounts determined upon issuance of convertible debt with warrants to purchase common stock during the first quarter of 2010. See Note 7 – Notes Payable – First quarter 2010 convertible debentures in the March 31, 2010 Interim Condensed Consolidated Financial Statements for further information. At issuance, we recognized $853,000 of interest expense related to the discounts for the relative fair value of the warrants and the derivative features within the convertible notes and warrants. During 2009 and the first quarter of 2010, principal outstanding on various other notes was reduced through cash payments, conversion to equity and conversion to a other non-interest bearing liability. As a result of these principal reductions interest expense for first quarter of 2010 related to these obligation was either reduced or eliminated as compared to the same quarter in 2009.

Net loss applicable to common shareholders was $1,479,476 for the three months ended March 31, 2010 compared to $799,610 for the same period in 2009. As discussed above, the higher loss was primarily due to higher interest expense offset by improved gross profit and reduced operating, sales and administrative expenses.

Results of Operations for the Years Ended December 31, 2009 compared to December 31, 2008

Since the fourth quarter of 2007, a majority of the Company’s revenue has been generated from sales of the Thermofocus 5-in-1 thermometer.   For the 2009 fiscal year, 65% of our revenue came from sales to two customers; Walgreens and BabiesRUs.  For the fiscal year ended December 31, 2009, we had total product sales revenues of $734,495 compared to revenues of $910,577 for the fiscal year ended December 31, 2008, a decrease of 19%.  For the fiscal year ended December 31, 2009, we had a gross profit of $307,198 compared to a gross profit of $391,447 for the fiscal year ended December 31, 2008, a decrease of 22%. The decreases were primarily due to the discontinuance of sales of the Thermofocus thermometer by Walgreens and slightly higher sales discounts generally, offset by increases in sales to other retailers and higher  internet sales.  The Thermofocus was discontinued from Walgreens due to slower than expected sales and a planogram reorganization that resulted in several thousand products being discontinued from store shelves. Also, primarily during 2009, the Company did not recognize revenue from sales of product when ultimate cash collection was in doubt.   As of December 31, 2009, the Company did not accrue revenues amounting to approximately $32,750 for product sold during 2009 as ultimate collectability remained in doubt.

Sales prices for the Company’s products vary based on quantities ordered, transportation, discounts from prompt payment and other contractual terms and conditions.  Over the two year period, selling prices have remained relatively consistent by customer type.

In August 2009, Walgreens ceased ordering the Thermofocus thermometer from the Company, pulled the product from its store shelves and began returning unsold product to the Company.  During the fourth quarter of 2009 and first quarter 2010, approximately 11,900 units were returned by Walgreens.  The Company believes that most, if not all, this product may be resold with only minimal testing and re-packaging cost.  Given there was a full year of sales in 2008 and only approximately seven months of sales during 2009, the number of units sold by Walgreens decreased  by approximately 2,800 units, or 26%, from 2008 to 2009 accounting for a majority of the Company’s change in sales year to year.

Costs for sourcing products sold by the Company did not fluctuate significantly over the two year period 2008 and 2009.  The Company acquired the Thermofocus units sold during 2008 and 2009 at a fixed price during the fourth quarter of 2007.   Various delivery costs fell slightly year to year.

In addition to the above, gross profit was impacted during 2008 and 2009 by the establishment of reserves for Thermofocus inventory placed on consignment that has been lost or damaged by a customer.  We set aside $58,773 during 2009 and $46,565 during 2008 representing our cost of Thermofocus product which has not been accounted for by a consignment customer and for which our customer may not pay us.  As of December 31, 2009, our total reserves for such product amounted to $166,808.  We are currently attempting to recover product lost by our customer.  Ultimately, we will either collect cash for this product, or after we have exhausted efforts to locate and obtain return of this product, reverse this reserve against inventory considering it permanently lost.  During 2009, we reversed a portion of our previously established inventory reserve amounting to $163,990 against inventory as this product was either sold or deemed by us to be permanently lost, damaged or not recoverable.  It is possible that a portion of our consigned inventory will be returned in operable condition and simply require re-packaging, or returned inoperable and no longer sellable.  To date, we have had very few products returned as inoperable.  We generally attempt to recover inoperable product from the manufacturer under warranty provisions implicit in our contracts.  However there can be no assurance that we will recover any amounts due to manufacturer’s defects.

Overall gross profit as a percentage of sales fell slightly from 43% for 2008 to 42% for 2009 due to the higher inventory adjustment to establish reserves offset by lower delivery costs.

For the fiscal year ended December 31, 2009 our total operating expenses were $2,094,303 compared to operating expenses of $5,201,629 for the fiscal year ended December 31, 2008.  This significant reduction was primarily due to the elimination or expiration of consulting contracts for investor relations, financial, marketing and other consulting services of approximately $1,675,000 many of which were settled through stock based compensation; lower stock based compensation awarded to member of our board of directors of $1,395,000; lower legal fees of approximately $288,000; and lower advertising costs of approximately $41,000.  These reductions were offset by higher employee compensation costs of approximately $169,000 and the patent amortization of approximately $53,000.  During 2008, directors were awarded 30,000,000 shares of common stock valued at the closing bid price on the day of issuance at $1.5 million for services rendered during the prior three years.

Interest expense was $656,450 and $1,592,838 for the years ended December 31, 2009 and 2008 respectively, a decrease of $936,388.  The reduction is primarily due to conversion of interest bearing debt to common stock during 2008 and 2009, completion of amortization of debt discount during 2008 and cash payments to reduce principal during 2008 and 2009.

On December 31, 2009, we recognized a gain from the discharge of indebtedness of $105,684 due to the release agreement signed with Gols Associates, Inc.  This agreement specifies the Company is obligated to repay up to $350,000 based on the outcome of Gol’s trading of the Company’s common shares for an eleven week period after the registration statement becomes effective.

In October 2009, we recognized a deemed dividend on Series B preferred stock of $985,000 as a result of the issuance of 500,000 shares of the Series B convertible preferred stock.

We had a net loss applicable to common shareholders of $3,424,851 and $6,406,954 for the fiscal years ended December 31, 2009 and 2008 respectively.  The decrease was primarily due to the much lower operating expenses as discussed above.

The Company had very few sales to international customers to date.  The contract for the 2,000 unit sale of the Disintegrator Plus to a French company is denominated in US dollars.

Liquidity and Capital Resources

As of March 31, 2010

As of March 31, 2010, our current liabilities exceed our current assets by $4,189,045, and for the three months then ended, we incurred a net loss of $1,479,476 and used cash of $292,659 in operations.  We continue to be in default with regard to the payment of certain of our obligations.

Our auditors, in their report included with December 31, 2009 consolidated financial statements, expressed substantial doubt about the Company’s ability to continue as a going concern.  Our March 31, 2010 condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.  The Company’s continued existence is dependent upon its ability to successfully execute its business plan, secure additional sources of liquidity and obtain accommodating credit terms from vendors, note holders and other creditors.  Should the Company be unable to renegotiate the terms and conditions on its debt obligations or is otherwise unable to pay its accounts payable when due, the Company may incur materially higher interest expenses, and the debt holders could foreclose on their collateral and commence legal action against the Company to recover amounts due which ultimately could require the disposition of some or all of the Company’s assets. Any such action may require us to curtail or cease operations.

During the three months ended March 31, 2010, we received $200,000 from the issuance of convertible debt and $78,200 from the issuance 12,686,567 shares of our common stock.  This cash was used primarily to fund our operations for the quarter.

First quarter 2010 convertible debentures.  On February 16, 2010 and March 23, 2010, we entered into agreements with an investor to issue convertible debentures in the aggregate amount of $400,000 and warrants to purchase 20,000,000 shares of common stock in exchange for return of 33,333,333 common shares and cash proceeds of $200,000, less a selling commission of $16,000.  These debentures mature two years from the date of issuance and were initially convertible at any time within that period at a conversion price equal to the lesser of $0.0066 per share or 90% of the volume weighted average price of the Company’s common stock for the ten days immediately prior to conversion, but such conversion price would not be below $0.003 per share.  The warrants were initially exercisable over three years from the date of issuance at $0.01 per share.  On May 13, 2010, in conjunction with the issuance of the second quarter 2010 convertible debentures, we amended the floor price from $0.003 to $.0015 per share and extended the exercise period of the warrants to seven years.  These convertible debentures initially accrued interest at 8% per annum, payable annually on or before December 31, beginning on the first such date after the issue date.  For the three months ended March 31, 2010, the Company accrued interest expense of $1,500 related to these convertible debentures.  On May 13, 2010, in conjunction with the issuance of the second quarter 2010 convertible debentures, we amended the interest rate to 10% if paid in cash, or 12% if paid in equivalent shares of common stock.

As of December 31, 2009

The Company has current liabilities that exceed current assets by $2,831,893 at December 31, 2009, and has reported a net loss applicable to common shareholders of $3,424,851 and net cash used in operations of $948,388 for the year ended December 31, 2009.  In addition, the Company is in default with regard to payment of certain of its obligations.  At December 31, 2009, the amount of principal outstanding on notes payable for which the Company is in default amounted to $1,869,182.  These conditions raise operating and liquidity concerns and substantial doubt about the Company's ability to continue as a going concern.  The Company’s continued existence is dependent upon its ability to successfully execute its business plan, secure additional sources of liquidity and obtain accommodating credit terms from vendors, note holders and other creditors.  Should the Company be unable to renegotiate the terms and conditions on its debt obligations or is otherwise unable to pay its accounts payable when due, the Company may incur materially higher interest expenses, and the debt holders could foreclose on their collateral and commence legal action against the Company to recover amounts due which ultimately could require the disposition of some or all of the Company’s assets. Any such action may require the Company to curtail or cease operations.

Over the last two years, operations have been funded primarily by sales and issuances of the Company’s securities and revenue generated from sales of the Company’s products.  Current and future operations are expected to be funded primarily from sales of the Company’s products.  Many of the Company’s products currently held in inventory have been paid for in full, thereby requiring only small amounts of cash to fund cost of sales for the short-term.  To the extent that any excess cash is generated from operations, it has been, and will continue to be, used for the payment of debt and other obligations.  Management believes that, based on the anticipated level of sales, and continued support through reasonable and accommodating credit terms from vendors, debt holders and other creditors, the Company can continue operating in the short-term.  During 2009, the Company used proceeds from the sale of shares of its common stock for the development of the Company’s Kidz-Med Non-Contact 5-in-1 Thermometer and the Disintegrator Plus®.  Proceeds from any future sales of the Company’s securities are also expected to be used primarily for product development.  The Company may continue to offer its securities for payment of services and other obligations.

Management estimates that it will need $1,000,000 over the next twelve months, and $3,000,000 to fund all of the Company’s current product development and marketing projects, including $2,000,000 to fund marketing programs for the Kidz-Med Non-contact 5-in-1 thermometer.  Management expects the next 3-6 months to be most critical; $500,000 will be required to fund operations and finish the development of the non-contact thermometer.  This includes funds for ASTM testing and FDA filing and marketing.  The Company expects to procure large purchase orders for its non-contact thermometer by the third quarter of 2010 from major retail customers; which, if it occurs, will greatly improve cash flow and lessen the need for outside financing.  The Company is in constant discussion with private investors and investment groups in an attempt to procure the necessary funding.  These efforts will proceed unabated.  The Company can provide no guarantee that this funding will be realized.

Promissory Notes Payable

On September 28, 2007, the Company issued a promissory note to a lender Lanktree Consulting Corporation (“Lender 1”) in the aggregate principal amount of $267,500 (“Note 1”) and received cash proceeds in the sum of $250,000.  In conjunction with the issuance of Note 1, effective September 28, 2007, we issued 125,000 shares of our common stock to Lender 1 valued at $0.18 per share, the trading price on that day.  We also issued 250,000 warrants to purchase an equivalent number of shares of our common stock.  These warrants are exercisable over a three year period beginning September 28, 2007 at a price of $0.25 per share.  The value of the warrants was determined by using the Black-Scholes pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 189%, risk-free interest rate of 4.03%, and an expected life of three years.  The value of the warrants issued amounted to $34,744 and was amortized to interest expense over 6 months during 2007 and 2008.   Interest accrues on Note 1 at a rate of 12.0% per annum.  All principal and interest accruing under Note 1 was due March 28, 2008.  The Company did not meet its obligations under this note and as a result entered into an event of default.  For failure to pay principal or interest on the due date or to perform on the conditions contained in Note 1, Lender 1, at its option, may declare the entire unpaid balance of principal and interest immediately due and payable.  In the event of default, interest accrues at the rate of 6.0% per month on any unpaid obligation and is payable in cash and shares of our common stock.  Lender 1 disputes the Company’s calculation of principal and interest, primarily with regard to the compounding of interest.  The Company had been negotiating with Lender 1 to clarify and amend payment and other terms of the note, which would include a waiver of default for the required payments that have not been made.  As discussed further in Subsequent Events below, in July 2010, the Company reached a settlement as to principal and interest due on Note 1.  As of December 31, 2009 and 2008, the outstanding principal balance on Note 1 was $232,000 and $249,104.   Accrued interest payable amounted to $232,411 as of December 31, 2009, including interest accrued at the default rate.  During the years ended December 31, 2009 and 2008, the Company issued 73,392,600 and 14,920,049 shares of common stock to Lender 1 in satisfaction of, and in anticipation of, a portion of the penalty interest due on Note 1.  As of December 31, 2009, 1,068,018 shares were deemed to have been issued for prepaid interest and were valued at the closing bid price at the time of issuance or $427.

On October 22, 2007, the Company issued a promissory note to a lender Gols Associates, Inc. (“Lender 2”) in the aggregate principal amount of $262,500 (“Note 2”) and received cash proceeds from Lender 2 in the sum of $250,000.  A current member of our Board of Directors is indirectly related to Lender 2.  In conjunction with the issuance of Note 2, effective October 22, 2007, we issued 125,000 shares of our common stock to Lender 2 valued at $0.23 per share, the trading price on that day.  We also issued 250,000 warrants to purchase an equivalent number of shares of our common stock.  These warrants are exercisable over a three year period beginning October 22, 2007 at a price of $0.25 per share.  The value of these warrants was determined by using the Black-Scholes pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 168%, risk-free interest rate of 3.88%, and an expected life of three years.  The value of the warrants issued amounted to $41,477 and was amortized to interest expense over 4 months during 2007 and 2008.  Interest accrues on Note 2 at a rate of 12.0% per annum. All principal and interest accruing under Note 2 was due February 22, 2008.  The Company did not meet its obligations under this note and as a result entered into an event of default. During the years ended December 31, 2009 and 2008, the Company issued 73,392,600 and 15,086,049 shares of common stock to Lender 2 in satisfaction of, and in anticipation of, penalty interest due on Note 2.  Effective December 31, 2009, the Company entered into an agreement whereby Lender 2 released the Company from all principal and interest obligations under the note in exchange for the Company’s commitment to file a registration statement with the SEC and to compensate Lender 2 should Lender 2 be unable to sell up to 88,000,000 million of its shares above an average price of $0.01 per share over an eleven week period after the registration statement becomes effective.  The maximum amount due by the Company under the release agreement is $350,000.  On January 21, 2010, the Company filed a registration statement with the SEC.  As a result, on December 31, 2009, the Company recognized a gain from discharge of indebtedness in the amount of $105,684 consisting of relief of principal of $227,375 and accrued interest of $228,309 on the note less $350,000, and reclassified the remaining principal and accrued interest in the amount of $350,000 to other current liability.

In October 30, 2007 and April 1 2008, the Company issued two promissory notes to Tecnimed, Slr (“Tecnimed” or the “Vendor”) in the aggregate principal amount of $608,800.  These notes accrued interest at 10% per annum and are secured by a portion of the Company’s inventory received from the Vendor.  In conjunction with the issuance of the first of these notes, effective October 30, 2007, we issued 375,000 of our common stock valued at $0.26 per share, the trading price at the end of that day.  All principal and interest was due during 2008.  As of December 31, 2009 and 2008, the Company had $283,252 and $491,713 of principal outstanding on the two promissory notes.  On March 6, 2009, the Company entered into a Settlement Agreement with the Vendor (the “Settlement Agreement”), whereby the parties agreed to termination of the existing distribution agreement as amended, payment terms with regard to sold and unsold product, new terms with regard to sales and distribution of existing product, mutual releases of claims against one another, and modification to certain indemnity provisions (see Note 10 – Commitment and Contingencies regarding litigation between a competitor, Tecnimed and the Company), among other provisions.  As part of the Settlement Agreement, the Company agreed not to make any cash distributions to shareholders, officers, directors and employees (apart from ordinary salary), and pay the Vendor 30% of any of capital raised (excluding any financing for working capital), until the obligation to the Vendor has been fully satisfied.  Further, the Company agreed to an even split of cash received from customers until the debt is paid in full.  In addition, the Vendor agreed to waive all penalties, fees and interest above 6% compounded annually, with respect to the notes, and forbear collection proceedings for 18 months from the date of the Settlement Agreement provided the Company is in compliance with the obligations within the Settlement Agreement.  The Vendor also has a lien on product titled to the Company at an independent warehouse location and requires specific authorization prior to release of such product to the Company.  As a result of the reduction of the interest rate, the Company reduced previously recorded interest expense by $27,464.  During the year ended December 31, 2009, the Company paid $208,461 of principal on the two promissory notes held by the Vendor.  Accrued interest payable at December 31, 2009 related to these two notes was $61,698

On November 5, 2005, the Company received $300,000 from Wrobel, shareholder and former service provider (“Service Provider 1”) as a short term cash advance.  No agreement was entered into regarding the payment of principal and interest.  During years ended December 31, 2009 and 2008, the Company made $10,500 and $0 of principal payments towards this advance leaving $289,500 outstanding as of December 31, 2009.

On July 15, 2008, the Company issued an unsecured promissory note to SKI Holding, a lender (“Lender 3”) in the aggregate principal amount of $25,000 for cash. The principal amount of this note was due in full on September 16, 2008. The Company did not meet its obligations under this note and as a result entered into an event of default. In the event of default as defined in the promissory note, the note shall be immediately due and payable, plus interest at 1.5% per month on the balance outstanding, plus any fees incurred. As of December 31, 2008, principal outstanding on this note was $23,500. During 2009, the Company paid $23,500 of principal and $5,000 of interest to settle all obligations due under this note.

As of December 31, 2009 and 2008, the Company had outstanding principal balance due on an unsecured installment note with Wachovia (“Commercial Bank”) in the amounts of $23,568 and $44,634, respectively.  This note calls for monthly payments of $2,057 with interest on the outstanding balance at prime plus 1.50%.  The final maturity is December 14, 2010.  This installment note is personally guaranteed by our chief executive officer and another member of our Board of Directors.

On February 25, 2008, the Company entered into an agreement with Future Now, Inc., a marketing consultant (“Service Provider 2”) which included a $70,000 unsecured, revolving line of credit with the consultant bearing interest at 10% per annum. A portion of the credit line was used to pay outstanding Company obligations in the amount of $41,750. The credit line was supported by a convertible promissory note whereby the holder may, at any time, convert the outstanding principal and interest to shares of common stock at a conversion price of $0.05 per dollar outstanding. As consideration for services performed under the consulting agreement, in March 2008, we issued 1,172,442 shares of our common stock valued at $117,244, and in June 2008, we issued 7,991,902 shares of common stock valued at $59,939. In addition, the Company granted the holder a warrant to purchase up to 250,000 shares of our common stock exercisable over a five year period at an initial exercise price of $0.25 per share. The line of credit matured April 30, 2008. The note called for monthly payments of interest until May 1, 2009, when all outstanding principal and interest was due and payable. This note had an outstanding balance of $41,750 at December 31, 2008. The Company did not meet its obligations under this note and as a result entered into an event of default. In November 2009, the Company agreed to a settlement whereby all principal and interest due in the amount of $55,486 was converted to 3,699,079 shares of common stock at an adjusted conversion price of $0.015 per share.

Related Party Advances and Notes

On July 30, 2007, the Company received cash and issued a promissory note to a relative of our chief executive officer in the principal amount of $125,000.  Interest accrued on this note at a rate of 24% per annum and was to be paid monthly.  All principal and accrued interest was due on or before October 30, 2007.  The Company has not made the required principal and interest payments and has been negotiating with the holder to amend the payment terms of the note, which would include a waiver of default for the required payments that have not been made.  In the event of default, the note calls for interest at 36% per annum.  The loan is collateralized by 5,300 units of the Company’s thermometer product held for resale.  As of December 31, 2009 and 2008, the outstanding balance is $99,250 and 122,250, respectively.  The Company has recorded accrued interest payable amounting to $69,234 at December 31, 2009, at the rate of 24% per annum as the Company believes it will not be obligated to pay the default rate of interest.  Had the Company accrued at the default rate of interest, accrued interest payable at December 31, 2009 would have been $92,216 and additional interest expense in the amount of $13,288 and $14,972 would have been recognized for the years ended December 31, 2009 and 2008, respectively.

During the years ended December 31, 2008 and 2007, two of the Company’s board members, and ASR Realty Group, LLC (“ASR”), an entity affiliated with a former board member, advanced funds to the Company for working capital on a non-interest bearing basis.  The principal balance due to the board members was $60,180 and $73,180 at December 31, 2009 and 2008, respectively.  One of these advances in the amount of $27,000 due to ASR, is documented by a note and secured by accounts receivable, inventory and other assets of the Company, and should the balance not be paid on demand, interest shall accrue at 15% per annum.  As of December 31, 2009, the Company had accrued interest in the amount of $4,738 with regard to this note.

Convertible Promissory Notes

During 2007, the Company entered into four different subscription agreements with various investors.  The first agreement, agreement (A), dated January 31, 2007, was an offering of an aggregate $1,500,000 in 10% convertible promissory notes, 750,000 shares of common stock and 1,500,000 warrants (the offering consisted of 30 units, each unit consisted of $50,000 notes, 25,000 common shares, and 50,000 warrants).   The second agreement, Agreement (B), dated June 25, 2007,  was an offering of an aggregate $1,500,000 in 10% convertible promissory notes, 1,500,000 shares of common stock and 3,000,000 warrants (the offering consisted of 30 units, each unit consisted of $50,000 notes, 50,000 common shares and 100,000 warrants). The third agreement, Agreement (C), dated July 25, 2007, was an offering of an aggregate $1,500,000 in 10% convertible promissory notes, 1,500,000 shares of common stock and 3,000,000 warrants (the offering consisted of 30 units, each unit consisted of $50,000 notes, 50,000 common shares and 100,000 warrants). This agreement differed from the June 25th agreement by having a fixed conversion price of $0.25 per share as on optional conversion price.  The fourth agreement, agreement (D), dated November 21, 2007, was an offering of an aggregate $1,500,000 in 10% convertible promissory notes, 1,500,000 shares of common stock and 3,000,000 warrants (the offering consisted of 30 units, each unit consisted of $50,000 notes, 50,000 common shares and 100,000 warrants).  The difference with this agreement compared to the previous was the warrant conversion price of $1.00 for all the warrants, instead of half being at $1.50.  The fifth agreement, agreement (E) dated April 15,2008, was an offering of an aggregate $1,500,000 in 10% convertible promissory notes, 3,000,000 shares of common stock and 3,000,000 warrants (the offering consisted of 30 units, each unit consisted of $50,000 notes, 100,000 common shares and 100,000 warrants). The Company sold 4.15 units of agreement (A), 0.75 units of agreement (B), 8.25 units of agreement (C), and 5 units of agreement (D) for $905,000 of proceeds; no units were sold under agreement (E).  Subsequent to the Company entering into any agreements with the investors under agreement (E), the Company’s board of directors resolved to grant the investors under agreements (A), (B), (C), and D the terms of agreement (E).   By this time, April, 2008, all the notes were in default due to the inability of the Company to make the 1st quarter 2008 interest payment; the notes executed prior to April 2007, were also in default because the company was unable to pay back the principal.  No additional consideration was paid for these additional shares and warrants. The Company’s board of directors made the decision to issue these additional shares and warrants, and lower the conversion price for the principle and strike price for the warrants, because all the notes under this offering were in default.  This was done in an attempt to assuage the lenders that the company would honor their notes and to induce them to convert their notes into equity.  The Company also was making an attempt to attract potential future investors, in light of the Company’s highly volatile stock price (the board of directors believed that if prior investors were satisfied with their investment, future potential investors would be more likely to invest in the Company). The amount of additional securities issued, while arbitrary to some degree, was set at a level that the board of directors believed would achieve these objectives. The Company recorded $18,310 and $23,734 for the 102,500 common shares and 205,000 warrants, respectively as a financing cost (expensed to interest expense immediately) based on their values at June 25, 2007, the date the Board of Directors agreed to grant the additional shares and warrants.

The convertible promissory notes accrue interest at 10% and were due on the first anniversary of their issuance date. They were convertible into shares of our common stock at the option of each holder at (1) $0.25 per share, or (2) a 20% discount to the price per share issued in a financing transaction of at least $2,000,000, or (3) in the event of default, the conversion price would be adjusted to equal 80% of the Company’s average closing stock price during the five trading days prior to default. The default date is April 30, 2008, thirty days after the missed quarter one 2008 interest payment.  That makes the conversion price $0.0146, or 80% of the five day average closing price ($0.018) preceding the default date.  The Company may not have to honor any conversion requests, in which case, the debt would then have to be paid back.

At their commitment date each convertible promissory note was tested for a beneficial conversion feature by comparing the effective conversion price to the fair value of the Company's stock.  The Company recognized a beneficial conversion feature of $187,183 which was recorded as a discount to the convertible promissory notes with an offset to additional paid-in capital. Additionally, the relative fair value of the warrants and common stock of $118,421 and $105,284, respectively, was calculated and recorded as a further reduction to the carrying amount of the convertible debt and as addition to paid-in capital.  The Company is amortizing the debt discount over the term of the debt.  Amortization of debt discount for the year ended December 31, 2008 was $217,948.  The fair value of the warrants was measured utilizing the Black-Scholes fair value methodology using assumptions of 5 years for expected term, volatility of 115%, no dividends and a risk free interest rate of 4.70%.

Each convertible promissory note issued with the subscription agreements had a term of one year and were not repaid.  Due to the default and reset of the conversion price to 80% of the fair value of the Company’s common stock five days prior to the default, the Company tested each convertible promissory note for an incremental beneficial conversion feature.  As a resulted, the Company recognized $438,365 of interest expense in 2008. The Company’s Board of Directors has determined that the default date for each convertible promissory note was April 30, 2008.  The calculation of the conversion rate to common shares on such date was $0.0146 of principal outstanding to one share of common stock.  Based on the default provisions, noteholders may convert their principal balance into 62,156,593 common shares.  Unless the Company declares a stock dividend, or there is some other re-capitalization of the Company, such as a stock split or reverse stock split, the conversion price established at the default date will not change.

The subscription agreements contained a registration rights penalty whereby, commencing upon six months from an initial unit sale and, for each monthly period thereafter that the common stock and the common stock underlying the warrants are not registered, the Company will issue 4,167 warrants per unit as a penalty to the subscription holder.  The Company failed to file a registration statement and consequently, beginning August 2007, the Company began valuing 4,167 warrants per outstanding unit as a penalty. The penalty warrants have been determined to be a derivative instrument.    For the year ended December 31, 2009, the value of the penalty warrants has been determined by using the Black-Scholes pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 333.68%, risk-free interest rate of 2.69%, and an expected life of five years.  The aggregate value of the penalty warrants issued amounted to $19,499 and $9,525 for the year ended December 31, 2009 and 2008, respectively.  The derivative liabilities were adjusted to their fair values of $24,124 and $549 at December 31, 2009 and 2008, respectively.  On January 21, 2010, the Company filed a registration statement with the SEC.  The Company will continue to accrue penalty warrants until the registration statement becomes effective.

Convertible Redeemable Debentures.   From March to November 2008, the Company issued convertible redeemable debentures in the aggregate principal amount of $175,000, consisting of the following: $50,000 on March 17, 2008, $25,000 on July 2, 2008, $40,000 on September 29, 2008 (pursuant to a securities sales agreement, dated September 29, 2008 with Blaydon Capital LLC), $10,000 on October 14, 2008, $25,000 on October 27, 2008, and $25,000 on November 10, 2008. These convertible debentures accrue interest at 8.0% per annum and, at the option of the holder, are convertible to shares of our common stock at a conversion price of equal to 60% of the lowest closing bid price of the common stock as reported on the Pink Sheets (or any exchange on which our shares may be traded in the future) on the day the notice of conversion is received by the Company.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.   The Company accounted for the conversion features of the debentures in accordance with ASC No. 480, Distinguishing Liabilities from Equity as the conversion feature embedded in the debenture could result in the note principal being converted to a variable number of the Company’s common shares.  Based on the discount to market of 60%, the Company determined the fair value of the conversion feature liability to be $116,667.  The Company recorded the $116,667 to interest expense as the commitment dates.  During 2008 a total of $105,400 of face amount of the debentures were converted.  As of December 31, 2008, the outstanding principal balance of the convertible redeemable debentures was $69,600 and the liability for conversion feature is $46,400.  During the year ended December 31, 2009, $69,600 of convertible redeemable debentures and $46,400 of the related liability for the conversion feature was converted into 231,408,562 shares of common stock. In addition, 11,752,256 shares of common stock were issued to pay interest on these debentures while outstanding in the amount of $2,736.

Stock buy-back obligation.   In October 2007, a demand letter was presented to the Company under the terms of a stipulation of settlement, as amended, to purchase 175,000 shares of the Company’s stock held by an investor at the price of $1.24 per share.  A liability of $310,000 relating to this matter was recorded during 2007 with an offset to additional paid-in capital.  In May 2008, the investor filed suit against the Company in the United States District Court of the Northern District of New York for failing to comply with the stipulation of settlement, as amended, to purchase 250,000 shares of common stock.  As of December 31, 2008, the balance outstanding on this obligation amounted to $261,000.  The matter was subsequently referred to arbitration.  On October 16, 2009, the Company partially settled the complaint.  As part of the settlement, another investor agreed to purchase the settling investor’s common shares in exchange for the receipt of 500,000 shares of the Company’s Series B Preferred Stock.  The Series B Preferred Stock issued was valued at $275,000 on the date of issuance, and as a result, the Company recognized a $14,000 loss on settlement of this litigation.  The 250,000 common shares were returned to the Company and cancelled.  On October 30, 2009, the new investor converted all of the Series B preferred shares into 50,000,000 shares of common stock.  Upon conversion, the common shares were valued at $1,150,000, the closing bid price on the day of conversion.  After reaching a final settlement in January 2010, the arbitration proceeding was closed in February 2010.   At the time of issuance, the 500,000 shares of Series B Preferred Stock was determined to have a deemed dividend of $985,000 based on the closing value of the Company’s common stock on October 16, 2009.  All of the preferred stock then outstanding was converted to 50,000,000 shares of our common stock on October 30, 2009.  Subsequently, the Series B Preferred Stock was cancelled and the preferred shares are currently available for re-issuance.

Subsequent Events

Second quarter 2010 convertible debentures.  On May 13, 2010, the Company entered into agreements with two investors, Granite Financial Group, LLC, and Daniel Schreiber SEP IRAto issue convertible debentures in the aggregate amount of $150,000 and warrants to purchase 7,500,000 shares of common stock for cash proceeds of $150,000 less a selling commission of $12,000.  The debentures mature two years from the date of issuance and are convertible at any time within that period at a conversion price equal to the lesser of $0.0066 per share or 90% of the volume weighted average price of the Company’s common stock for ten days immediately prior to conversion, but such conversion price shall not be below $0.0015.  The warrants are exercisable over seven years at $0.01 per share.  These convertible debentures accrue interest at 10% per annum if paid in cash, or 12% per annum if paid in equivalent shares of common stock.  The conversion price is adjustable in the event of any stock dividends, stock splits and subsequent equity sales or grants of the Company’s common stock should the effective price per share be lower than the conversion price at the time of such issuance.  The holders of these convertible debentures may participate in any rights offering and shall participate in any distributions through adjustment of the conversion price.  The holders may also accelerate demand for outstanding principal and interest upon any change in control, merger, consolidation, substantial asset sale, tender offer or other fundamental transaction as defined in the convertible debenture.The exercise price of the warrants is adjustable in the event of payment of dividends or any distribution of common stock, any reclassification or recapitalization, and any subsequent equity sales should the effective price per share be lower than the exercise price at the time of such issuance.

Lender 1.On July 13, 2010, the Company entered an agreement with Lanktree Consulting Corporation(“Lender 1”) whereby the Lender 1 advances $300,000 to the Company in five consecutive monthly installment of $60,000 each in exchange for convertible notes with one year maturities bearing interest at 8% per annum, payable monthly.  On July 13, 2010, we entered into the first $60,000 convertible note agreement.  This first $60,000 installment note is convertible at any time at the option of the holder at a fixed conversion price of $0.004 per share.  Subsequent installment notes are convertible at 50% of the three day average closing price of the Company’s common stock prior to execution of the note, but in no case shall the conversion price be less than $0.0015.

As part of the agreement, the Company and Lender 1 settled on the principal and amount of cash interest due on Note 1 at $580,000.  In addition, the parties agreed that the amount of the Company’s common stock for additional interest due on Note 1 was 63,013,452 shares.    As a result of the settlement of principal and cash interest due of $580,000 and the common stock obligation of 63,013,452 shares, the Company recorded a settlement expense of $478,262, consisting of $348,000 of additional principal due and an increase to accrued interest payable of $130,262 as of June 30, 2010.  Further, the settlement specifies that interest on new principal amount shall cease to accrue for a period of 180 days from July 13, 2010.  As part of the settlement, at any time after 180 days, the holder of the note now has the right, but not the obligation, to convert any portion of the $580,000 principal, then accrued interest if any, and any fees which may become the responsibility of the Company, into common stock at a fixed conversion price of $0.004 per share.  The 63,013,452 shares are issuable in five tranches of 12,602,690 shares in conjunction with issuance of each $60,000 convertible promissory note.  In anticipation of the first tranche of shares due, on July 7, 2010, the Company issued 12,000,000 shares to Lender 1.  The closing price of our common stock on July 13, 2010 was $0.0073 per share, resulting in a valuation of the 63,013,452 shares at $459,998.

Despite the settlement expense, agreement among the parties with regard to amounts due, and the modifications, Lender 1 has not specifically agreed to a waiver of the technical default provisions with regard to Note 1.

In July 2010, the Company agreed to pay a fee to a party who assisted with the negotiations to settle the dispute over amounts due Lender 1 for Note 1 and obtain commitments for an additional $344,000 of convertible note financings from Lender 1.  For securing the $44,000 short-term note, the Company agreed to issue 728,277 shares of common stock.  For securing the first tranche of $60,000 on the $300,000 installment financing, and each subsequent tranche, the Company agreed to pay cash of $4,500 in cash and issue 372,414 shares of common stock valued at $2,700 and issue 37,214 warrants with an exercise price of $0.0075 per share.  For subsequent tranches, the Company shares of common stock and warrants issuable will be determined based on the prior three day average of closing bid prices of such stock.

Purchase Order and Accounts Receivable Financing Arrangements.In July 2010, the Company entered into secured credit facilities to finance the purchase of product and to factor accounts receivable.   The Company may request that a financing company fund the purchase of inventory, directly or via letter of credit, up to $3.0 million based on a confirmed purchase order accepted by the Company as buyer, the vendor and the financing company.  Fees for such financing are 3.25% of the purchase order amount if paid in within 30 days of the advance date, plus any transaction expenses.  Any advances made under this financing arrangement and fees incurred are due 10 days after receipt of goods by the Company or 90 days after the issuance of any letter of credit.  The financing company shall maintain a priority secured interest in all goods subject to the purchase order until paid in full.  As part of the purchase order financing agreement, the Company and the financing company contracted with a third party to oversee the Company’s inventory subject to this financing.  The Company also entered into an agreement to sell its accounts receivable at discounts up to 20% of the invoice amount, plus fees and expenses, to a purchaser.  This facility has a $1.0 million limit.  As part of this accounts receivable factoring agreement, the Company agreed to request that customers directly deposit funds in an account maintained by the purchaser.    The purchaser maintains a priority security interest in all accounts receivable purchased and may charge back the Company for any accounts not collected.  Further, the Company agreed to indemnify the purchaser for any claims or losses incurred by the purchaser.  The purchaser is unrelated to the financing company.

Third Quarter 2010 Convertible Debentures.On July 22, 2010, the Company issued convertible debenturesin the amount of $100,000 to to Granite Financial Group, LLC and 5,000,000 warrants to purchase an equivalent number of shares of common stock in exchange for $100,000 of cash proceeds.  These convertible debentures bear interest at 10% per annum if paid in cash or 12% per annum if paid with an equivalent number of common shares.  The debentures mature two years from the date of issuance and may be converted at any time within that period at a conversion price equal to $0.004 per share.  The warrants may be exercised at any time over a seven year period at a price of $0.0075 per share.

Share Issuances.On July 31, 2010, the Company awarded 40,000,000 shares of common stock to four members of the Board of Directors for services rendered.  Based on the closing bid price of the Company’s common stock immediately prior to the commitment date for issuance, these shares were valued at $400,000.

Summary of Significant Accounting Policies

Principles of Consolidation. For 2009, the accompanying consolidated financial statements include the accounts of American Scientific Resources, Incorporated., and its subsidiary, Kidz-Med, Inc.  For 2008, these consolidated financial statements include the accounts of American Scientific Resources, Incorporated, and its subsidiaries, Kidz-Med, Inc., HeartSmart, Inc. and Ulster Scientific, Inc.  During the year ended December 31, 2008, HeartSmart and Ulster Scientific had few, insignificant transactions and their accounting records were closed effective January 1, 2009.  All significant inter-company transactions have been eliminated.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition .  The Company sells or consigns its products on a wholesale basis to retailers and medical suppliers, and on a retail basis direct to customers usually via the internet.  The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104.  Accordingly, revenue is recognized when persuasive evidence of an arrangement exists, when the selling price is fixed or determinable, when shipment or delivery occurs, ownership has transferred, and when collection is probable.  For wholesale sales, the Company generally negotiates an agreement which covers quantities, delivery, title transfer, pricing, warranties, returns and other terms, which dictate revenue recognition.  Revenue from internet sales is recognized upon shipment of the product to the customer.  All sales are made at a quoted, fixed price determined prior to completion of the sale.

Revenue from product placed with customers on consignment is recognized when the customer has confirmed sale of the product to third parties.  The Company receives periodic reports of consignment sales and inventory positions from customers.  In August 2009, a significant consignment arrangement with Walgreeens was terminated.

Revenues in the consolidated statement of operations are shown net of any discounts and actual returns for damaged product.  In the Company’s experience, returns for malfunctioning product resulting in warranty claims generally have been insignificant, and as such, no provision for warranty claims is provided in these consolidated financial statements.  Returns of merchantable product are reversed from revenue and returned to inventory for re-sale upon the Company’s receipt of the product.

The Company provides a one year limited warranty on most of its retail product sales.  Specific warranty and right of return arrangements are negotiated with wholesalers.  To the extent that the Company has negotiated warranty and return arrangements with manufacturers and suppliers, the Company may put any returns from sales back to such manufacturers and suppliers.

The Company records shipping and handling charges billed to customers as revenue and the related expense in cost of goods sold, in accordance with its revenue recognition policy.

For the years ended December 31, 2009 and 2008, a majority of the Company’s revenues were generated from sales of the non-contact thermometer to customers.  It is impracticable to provide additional product sales information.

Cash and Cash Equivalents .  The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable.   Accounts receivable are stated at net realizable value.  Management provides for uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts and historical collection information.  Balances that are deemed uncollectible after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable.

Inventories.   The Company’s inventories consist of finished goods on-hand and consigned to others, packaged and unpackaged product, packing supplies and spare parts.  As of December 31, 2009 and 2008, the net amount of inventory at cost consigned to others amounted to $0 and $365,628, respectively.

Inventories are stated at lower of cost or market using the first-in, first-out method and consist primarily of finished product.  Packaging costs are added to the cost of the product.  Excess and unused packaging and re-packaging costs are expensed.  Advertising and promotional materials are expensed as operating, sales and administrative expenses.

The Company has a variety of spare parts, which are deemed to have no value for accounting purposes as of December 31, 2009, as management has determined that it is doubtful that any amounts will be realized from the ultimate disposition of these spares parts.  The Company reviews finished inventory on-hand and consigned to others, and provides for missing, obsolete and damaged product periodically based on the results of the review.

Fixed Assets .  Fixed assets are comprised of computer equipment and software and are stated at cost and depreciated using the straight-line method, over the asset’s estimated useful life.

Patent.  The Company’s patent for the Disintegrator® is being amortized on a straight-line basis over the remaining life of the patent, a period of 151 months from acquisition to expiration. The Company records amortization expense as a component of operating, sales and administrative expenses. For the three months ended March 31, 2010 and 2009, amortization expense amounted to $52,694 and $0, respectively.  The Company estimates that market demand for the Disintegrator as patented will exceed the patent life expiring in May 2022, and therefore has chosen to amortize the patent over the remaining patent life.  Should the Company’s estimate of market demand diminish, the Company will adjust its patent amortization schedule accordingly.

Income Taxes . The Company provides for income taxes in accordance with Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”) using an asset and liability based approach.  Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes.  ASC 740 requires the Company to recognize income tax benefits for loss carry forwards that have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance if it is more likely than not that loss carry forwards will expire before the Company is able to realize their benefit, or that future deductibility is uncertain.  For financial statement purposes, the deferred tax asset for loss carry forwards has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized.

ASC 740 also provides guidance on recognition, classification and disclosure concerning uncertain tax benefits and tax liabilities.  The evaluation of a tax position requires recognition of a tax benefit or liability if it is ‘more-likely-than-not’ that it will be sustained upon examination.  For tax positions meeting the ‘more-likely-than-not’ threshold, the amount recognized in the financial statements is the largest benefit or liability that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Stock Based Compensation.   The Company has exchanged its common stock for services render by employees, directors, consultants and others.  The Company accounts for stock, stock options and stock warrants issued to employees and non-employees for services and other compensation under the provisions of ASC No. 718, Compensation – Stock Compensation and ASC No. 505-50, Equity-Based Payments to Non-Employees, which establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services at fair value.  These standards also address transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  For employees, stock awarded is valued based on the closing bid price on the date of grant.   For non-employees, stock issued for services is valued at either the invoiced or contracted value of services provided, or to be provided, or the fair value of the stock at the due date per the service agreement, whichever is more readily determinable.  Warrants or options issued for services provided, or to be provided, are valued at fair value at the date the agreement to award is reached.  Other than a stock option plan, the Company has no established plans for the issuance of shares to employees and non-employees; shares awarded during the years ended 2009 and 2008 have consisted of new shares.

Earnings (Loss) Per Share .  Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the periods.  Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year

Concentration of Credit Risk .  Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade accounts receivable. The Company places its cash with high credit financial institutions.  The Company extends credit to its customers, all on an unsecured basis, after performing certain credit analysis.  The Company continually performs credit evaluations of its customers and maintains an allowance for doubtful accounts for potential credit losses.

Fair Value of Financial Instruments. The carrying values of accounts receivable, inventory, accounts payable, and accrued expenses approximate their fair values due to their short term maturities. The carrying values of the Company's long-term debt approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to the Company. It was not practical to estimate the fair value of certain notes payable, the convertible debt and the liability for contingent compensation from acquisition. In order to do so, it would be necessary to obtain an independent valuation of these unique instruments. The cost of that valuation would not be justified in light of the materiality of the instruments to the Company.

Fair Value Measurements.   Effective January, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provision of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities
•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data or substantially the full term of the assets or liabilities

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities

The Company values its liability for contingent consideration and warrants in accordance with the Level 3 guidelines.

Derivative Instruments.   Derivative instruments consist of certain common stock warrants and certain conversion features applicable to certain convertible debt issuances. These financial instruments are recorded in the balance sheets at fair value as liabilities. Changes in fair value are recognized in earnings in the period of change.

Recent Accounting Pronouncements

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles—Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

Effective January 1, 2009, the Company adopted FASB ASC Topic 805, Business Combinations (“ASC 805”). ASC 805 establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. ASC 805 also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. ASC 805 also provides guidance for recognizing changes in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals that result from a business combination transaction as adjustments to income tax expense.

In April 2009, the FASB issued updated guidance related to business combinations, which is included in the Codification in ASC 805-20, Business Combinations—Identifiable Assets, Liabilities and Any Noncontrolling Interest (“ASC 805-20”). ASC 805-20 amends and clarifies ASC 805 to address application issues regarding initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. In circumstances where the acquisition-date fair value for a contingency cannot be determined during the measurement period and it is concluded that it is probable that an asset or liability exists as of the acquisition date and the amount can be reasonably estimated, a contingency is recognized as of the acquisition date based on the estimated amount. ASC 805-20 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company adopted this pronouncement in connection with the Disintegrator acquisition.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is listed on the Pink Sheets under the under the symbol “ASFX.PK.”  The following table sets forth the quarterly high and low sale prices for our common shares on the Pink Sheets for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	Sale Price
Period	High	Low
Fiscal year 2010:

September 30, 2010 (as of August 12, 2010)	0.0115	0.007
June 30, 2010	0.018	0.008
March 31, 2010	0.0297	0.0066

Fiscal Year 2009:

December 31, 2009	0.072	0.01
September 30, 2009	0.08	0.001
June 30, 2009	0.014	0.0002
March 31, 2009	0.005	0.0004

Fiscal Year 2008:

December 31, 2008	0.008	0.0015
September 30, 2008	0.021	0.0013
June 30, 2008	0.02	0.006
March 31, 2008	0.11	0.015

Fiscal Year 2007:

December 31, 2007	0.29	0.096
September 30, 2007	0.25	0.12
June 30, 2007	0.56	0.17
March 31, 2007	0.88	0.37

As of August 12, 2010, the last sale price reported on the Pink Sheets for the Company’s Common Stock was $0.0084 per share.

We have approximately 379 record holders of our common stock as of August 9, 2010. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.

Penny Stock Rules

Our shares of Common Stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Dividends

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

Securities Authorized for Issuance Under Equity Compensation Plan

We have an employee stock option plan under which 3,000,000, have been reserved for issuance.   The following table shows information with respect this plan as of the fiscal year ended December 31, 2009.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	0	N/A	3,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	0	N/A	3,000,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers of the Company are as follows:

Name	Age	Position
Christopher F. Tirotta	49	Chief Executive Officer and Chairman
Thomas W. Materna	64	Director
Felix B. Reznick	36	Director
Jason M. Roth	34	Director, Senior Vice President and Director of Business Development

Background of Executive Officers and Directors

Christopher F. Tirotta founded KiDz-Med, Inc. in 1993.  He assumed his current positions of CEO, Chairman of the Board and Secretary of American Scientific Resources, Incorporated in April 2007.  He has served as a director of the Company since 2004. Dr. Tirotta oversees all operational aspects and strategic initiatives of the Company, including the expansion of its leading Kidz-Med brand. Dr. Tirotta is the Director of Cardiac Anesthesia of the Congenital Heart Institute of Miami Children’s Hospital and Arnold Palmer Hospital for Children.  He is also a Clinical Assistant Professor of Anesthesiology at the University Of Miami School Of Medicine.  Dr. Tirotta received his BA in biochemistry from Cornell University in 1982 and his MD from New York University School of Medicine in 1986.  He completed his internship in Internal Medicine at SUNY at Stony Brook in 1987 and his residency in Anesthesiology at the University of Miami/Jackson Memorial Medical Center in 1990; he sub-specialized in pediatric and cardiovascular anesthesia.  He received his MBA from Columbia University in 1999. Dr. Tirotta was inducted into Phi Beta Kappa in 1982, was inducted into Beta Gamma Sigma in 1999, graduated Cum Laude from Cornell University and was the recipient of the Robert D. Dripps Memorial Award for the outstanding graduate resident in anesthesiology in 1990.  He is a Diplomat of the American Board of Anesthesiology and a Diplomat of the National Board of Medical Examiners.  He is licensed to practice medicine in the states of Florida and New York. Dr. Tirotta is a member of numerous professional societies and has served on a number of hospital committees.  He is also responsible for giving numerous medical lectures and is actively engaged in clinical research.

Thomas W. Materna has served as a director since 2004.  Dr. Materna has been self-employed in the practice of Ophthalmology in the state of New Jersey since 1978. He received a BA Degree from the College of the Holy Cross, Worcester, Massachusetts in 1966. Dr. Materna received his medical degree in 1971 from the State University of New York’s Downstate Medical Center, in Brooklyn, NY. He did his surgical internship at New York Hospital’s Cornell University Medical Center from 1971 through 1972. He saw active duty as a general medical officer in the United States Navy. He was stationed in both Southeast Asia at BUMED, and Washington, DC. He participated in family practice residency from 1974 through 1975 at King’s County Hospital, Brooklyn, NY and an ophthalmology residency from 1975 through 1978 at the New York Eye, Ear and Nose Hospital. He received his MBA from Rutgers University in 1992. He is a member of a number of professional societies including The Society of Medical Consultants for the Armed Forces. He has also served on the Board of Directors at Dezomark, a medical company in Lviv, Ukraine.

Felix B. Reznick Esq. has been a director since December 2008. Mr. Reznick studied law at both Boston College Law School and the New York University School of Law, receiving his law degree from Boston College Law School (J.D. 1998), and was a University and Dean's Scholar at the New York University Stern School of Business, receiving his undergraduate degree in Accounting and Finance (B.S., cum laude, 1994). Since then, Mr. Reznick has practiced law at Cadwalader, Wickersham & Taft and Rosenman & Colin LLP.  Since 2001, Mr. Reznick has been the managing member of the Law Offices of Felix B. Reznick, Mr. Reznick is experienced in various types of law including corporate, employment, trust and estates, bankruptcy, real estate and general business.  Having represented a diverse array of clientele including companies in the areas of media, film, Internet, software, cosmetic, food services, retail, and commercial real estate, he has also worked with investment banks and funds and not-for-profit foundations.

Jason M. Roth served as a director since September 17, 2009, and Senior Vice President and Director of Business Development of the Company since September 2009. In 2004, Mr. Roth purchased Safeguard Medical Device Inc. and renamed the company Safeguard Medical Technologies LLC, the only Class III FDA approved manufacturing facility in North East Ohio. Mr. Roth served as the head of Safeguard Medical Technologies LLC from 2004 until September 2009.

Board of Directors

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified.  We reimburse all directors for their expenses in connection with their activities as directors of the Company.

Board Committees and Independence

We currently have four directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more members, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution. No incumbent director attended fewer than seventy-five percent (75%) of the total number of meetings of the Board of Directors held during 2009.  We do not currently have any committees.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the last two fiscal years, certain compensation paid by the Company, including salary, bonuses and certain other compensation, to its Chief Executive Officer. There were no other executive officers whose total annual compensation (including bonuses) exceeded $100,000.  The executive officers listed in the table below are sometimes referred to as the “named executive officers” in this registration statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Christopher F. Tirotta,	2009	120,000	(1)	-	21,000	(2)					141,000
President, CEO	2008	120,000	(1)	25,000	500,000	(3)					645,000
and Director											0

(1)
As of the date of this prospectus, Dr. Tirotta has been paid his salary through May 31, 2008, and is owed his salary and bonus which has accrued since May 31, 2008.   As of December 31, 2009, $255,000 had been accrued as payable to Dr. Tirotta.

(2)	Consists of a grant of 17,500,000 shares of common stock valued at $21,000, based on the closing bid price of $0.0012 on the issuance date of February 9, 2009.
(3)
Consists of a grant in February 2008 of 10,000,000 shares of common stock valued at $500,000 for services as director. The shares were valued based on the closing bid price of $0.50 on the issuance date of February 15, 2008.

Employment Agreements

Effective April 5, 2007, we entered into an employment agreement, dated September 4, 2007, with Dr. Tirotta, our President and Chief Executive Officer.  Dr. Tirotta’s employment agreement provides for a term to continue at the discretion of the Board of Directors. Dr. Tirotta is entitled to an initial annual base compensation of $120,000 per year ($10,000 per month).  It was agreed that Dr. Tirotta’s salary shall accrue and be payable to Dr. Tirotta once we either generate positive revenue for one month above the baseline revenue existing as of April 5, 2007 (On April 5, 2007, such revenue was $12,118.50), or raise in excess of One Million Dollars ($1,000,000) commencing April 5, 2007, whichever occurs first.  We agreed to pay Dr. Tirotta his accrued salary in full at that time.  As revenues continue, Dr. Tirotta’s monthly salary will remain current and payable on an ongoing basis. We also agreed to pay Dr. Tirotta a bonus of up to ten percent (10%) of the net profits of the Company (with a maximum bonus of one million dollars ($1,000,000) per year.  He will also be entitled to an additional bonus of $25,000 for the first $1 million worth of revenue generated and $25,000 for the second $1 million worth of revenue generated. As of the date of this prospectus, Dr. Tirotta has been paid his salary through March 31, 2008, and is owed his salary and bonus which has accrued since March 31, 2008. No bonus was earned during 2009. Dr. Tirotta was granted the right, but never received, 500,000 shares of common stock for his work in rescuing the Company from near bankruptcy.  Dr. Tirotta is also eligible to receive warrants to purchase up to 500,000 shares of our common stock based on the achievement of certain revenue targets.  Upon the achievement of $2.0 million in sales, Dr. Tirotta is entitled to receive 100,000 warrants.  The warrants are exercisable over three years from the date of the employment agreement at $0.25 per share.  Warrants to purchase of 100,000 shares of our common stock are due Dr. Tirotta upon reaching each revenue target of $10.0 million, $15.0 million, $20.0 million and $25.0 million. The warrants have a duration of three years and an exercise price of $0.25 per share.

The Company entered into an employment agreement with Mr. Jason M. Roth on September 13 th , 2009. Mr. Roth’s employment agreement calls for an annual salary of $120,000 that becomes payable when sales from the Disintegrator or other products introduced by Mr. Roth reach $500,000 or the Company raises $500,000 in outside capital or some combination thereof. When this same combination of sales or outside capital reaches $2.5 million the salary becomes $240,000 annually.  Mr. Roth began earning base salary of $10,000 per month beginning in December 2009. Also in consideration for entering into the employment agreement with Mr. Roth, we agreed to issue up to 250,000,000 warrants and pay up to $200,000 as a cash bonus, both contingent upon future sales of the Disintegrator® and certain other products by Mr. Roth.  Within three years from the date of the agreement, warrants issuable are determined as follows:  upon the achievement of $2.0 million in sales of the Disintegrator and other products, 50,000,000 warrants to purchase an equivalent number of shares of our common stock at the closing bid price of our common stock on August 11, 2009; upon the achievement of an additional $5.0 million and each subsequent $5.0 million up to and additional $20.0 million in sales, an additional 50,000,000 warrants each at the closing price on August 11, 2009 or the day prior to the date the additional sales target is reach, whichever is lesser.  These warrants are exercisable over three years from the date of the award.  The one-time cash bonus for sales of the Disintegrator and other products introduced by Mr. Roth is determined as follows: $50,000 for $2 million in sales, $100,000 for $5 million in sales, $150,000 for $10 million in sales, and $200,000 for $20 million in sale, measured three years after the patent acquisition.

We are not a party to any other employment agreement with our named executive officers or directors.

Effective January 12, 2008, we entered into a consulting agreement with Teresa McWilliams, our former acting CFO, pursuant to which she is to receive $95 for each hour of financial consulting services rendered from January 1, 2008.  The agreement was for one year, renewable annually for successive one-year terms. This agreement was terminated August 27, 2009, when Ms. McWilliams retention ceased.

Other than with respect to the employment agreement with Dr. Tirotta and Mr. Roth, our Board of Directors has complete discretion as to the appropriateness of (a) key-man life insurance, (b) obtaining officer and director liability insurance, (c) employment contracts with and compensation of executive officers and directors, (d) indemnification contracts, and (e) incentive plan to award executive officers and key employees.

Other than as provided in Dr. Tirotta’s and Mr. Roth’s employment agreements, our Board of Directors is responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of the Company. The goals of the Company are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Company intends to provide base salaries to its executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied into performance, incentive bonuses may be available to certain executive officers and key employees. In the future, executive compensation may include, without limitation, cash bonuses, stock option grants and stock reward grants.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information relating to the vested and unvested option awards, and stock awards that have not vested, held by the named executive officers as of December 31, 2009. Each award to each named executive is shown separately. All options shown vested immediately and are currently exercisable.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher F. Tirotta, President, CEO and Director	-	-			-	-	-	–	–

Director Compensation for Year Ending December 31, 2009

Director Compensation

The directors did not receive any other compensation for serving as members of the board of directors except that listed in the table below. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors and we do not intend to pay any cash compensation to our directors in the future, but we may provide compensation in the form of shares of common stock.  Directors who are also executive officers of the Company do not receive any additional cash compensation for their service on the Board, but may be compensated for such services in the form of shares of common stock.  Directors are also reimbursed for their expenses in connection with their activities as directors.

Name	Fees earned or paid in cash ($)	Stock Awards ($)		Option Awards ($)	Total ($)

Christopher Tirotta	-		(1)	-	0	(1)

Thomas W. Materna	-	21,000	(2)	-	21,000	(2)

Donald C. Bennett *	-	21,000	(2)	-	21,000	(2)

Felix Reznick	-	21,000	(2)	-	21,000	(2)

Jason Roth	-	-		-	0

(1)	Dr. Tirotta received a stock award for his services as a director valued at $21,000, which amount was reflected in the Summary Compensation Table, above .

(2)
Consists of a grant in February 2009 of 17,500,000 shares of common stock valued at $21,000, for such individual’s services as a director. This was valued at $0.0012 per share, based on the market price of the stock on the date of the stock grant.

*No longer serving on the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists ownership of our Common Stock as of August 9, 2010. The information includes beneficial ownership by (i) holders of more than 5% of our Common Stock, (ii) each of our three directors and executive officers and (iii) all of our directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.  Percentage of beneficial ownership is based on 1,978,995,407 shares of common stock outstanding as of August 9, 2010.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership of Stock		Percentage of Class of Common Shares Owned

Directors and Officers:

Christopher F. Tirotta Chairman, President, CEO, Secretary and Director	39,203,310	(2)	1.98%

Thomas W. Materna Director	39,216,960		1.98%

Felix B. Reznick Director	33,364,286	(3)	1.69%

Jason Roth Director	121,000,000	(4)	6.11%

All directors and officers of the Company as a group (4 persons)	232,784,556		11.76%

* Less than one percent.

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Corporate Secretary, American Scientific Resources, Incorporated, 1112 Weston Road, Unit 278, Weston, FL 33326.
(2)	Includes 2,350 shares of common stock which are owned by Dr. Tirotta’s wife.
(3)
Includes 714,286 shares issuable upon conversion of convertible notes with a conversion price of $0.07 and 100,000 shares issuable upon exercise of warrants (including 50,000 warrants with an exercise price of $0.05 and 50,000 warrants with an exercise price of $0.025).

(4)	Includes 12,500,000 shares owned by Safeguard Medical Technologies, a company 65% owned by Mr. Roth, and 108,500,000 shares owned directly by Mr. Roth.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

There have been no material transactions since the beginning of our last fiscal year, between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, nor any of their immediate family members, except as described below.

On September 10, 2009, we acquired a patent for a needle destruction device known as the Disintegrator® (including trademarks for the Disintegrator®, Disintegrator Plus® and Disintegrator Pro®) and other assets from Safeguard Medical Technologies, LLC (“Safeguard”) in exchange for 250,000,000 shares of common stock and assumption of a contingent note payable up to $1,200,000.  Jason Roth, a director of the Company, owns a 65% equity interest in Safeguard Medical Technologies, LLC.

On July 30, 2007, the Company received cash and issued a promissory note to Connie Tirotta, the wife of Dr. Christopher F.  Tirotta, our chief executive officer, in the principal amount of $125,000.  Interest accrued on this note at a rate of 24% per annum and was to be paid monthly.  All principal and accrued interest was due on or before October 30, 2007.  The Company has not made the required principal and interest payments and has been negotiating with the holder to amend the payment terms of the note, which would include a waiver of default for the required payments that have not been made.  In the event of default, the note calls for interest at 36% per annum.  The loan is collateralized by 5,300 units of the Company’s thermometer product held for resale.  As of December 31, 2009, the outstanding balance is $99,250.  The Company has recorded accrued interest payable amounting to $69,234 at December 31, 2009, at the rate of 24% per annum as the Company believes it will not be obligated to pay the default rate of interest.  Had the Company accrued at the default rate of interest, accrued interest payable at December 31, 2009 would have been $92,216

During the years ended December 31, 2008 and 2007, two of the Company’s then-board members, Donald Bennett and Thomas Materna and ASR Realty Group, LLC (“ASR”), an entity affiliated with Donald Bennett, a former director of the Company, advanced funds to the Company for working capital on a non-interest bearing basis.  The principal balance due to the board members was $60,180 at December 31, 2009.  One of these advances in the amount of $27,000 due to ASR, is documented by a note and secured by accounts receivable, inventory and other assets of the Company, and should the balance not be paid on demand, interest shall accrue at 15% per annum.  As of December 31, 2009, the Company had accrued interest in the amount of $4,738 with regard to this note.

Our chief executive officer, Dr. Christopher F. Tirotta, periodically advances funds to the Company on a short-term, non-interest bearing basis for working capital purposes.  As of December 31, 2009, $5,000 was due to Dr. Tirotta and such amount was repaid on January 9, 2010.

The Company has a license agreement with Connie Tirotta, the wife of Dr. Tirotta, our chief executive officer.  The license agreement calls for the payment of royalties equal to 20% of revenues from the Company’s sales or permitted use of certain copyrighted and trademarked, print and video material, consisting of the two Dr. Bip videos, “A Hospital Trip with Dr. Bip” and ‘Dr. Bips New Baby Tips”, and a coloring book relating to the videos. The Company does not sell or market the coloring book at the present time..  The license agreement began in October 2008 and continues for successive one year terms unless terminated by either party.  For the year ended December 31, 2009, sales of the material and the related royalties have been insignificant.

Director Independence

Thomas W. Materna is independent as that term is defined under the Nasdaq Marketplace Rules.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of American Scientific Resources, Incorporated, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov ..

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The consolidated balance sheets of the Company  as of December 31, 2009 and December 31, 2008 and the related consolidated statements of operations,  consolidated statements of changes in shareholders’ deficit and the consolidated statements of cash  flows for the years ended December 31, 2009 and 2008, included in this registration statement on Form S-1 have been so included in reliance on the consolidated report of Rosenberg, Rich, Baker Berman & Co. an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that Sichenzia Ross Friedman Ference LLP was issued 5,000,000 shares of the Company's Common Stock in connection with its services rendered to the Company for the preparation of Registration Statement that this prospectus forms a part of. The 5,000,000 shares of Common Stock are included in this prospectus.

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED

RESTATED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

RESTATED CONDENSED CONSOLIDATED BALANCE SHEETS	3
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	4
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT	5
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	6
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	7

Except for the historical information contained herein, some of the statements contained herein contain forward-looking statements that involve risks and uncertainties. They include statements concerning: our business strategy; expectations of market and customer response; liquidity and capital expenditures; future sources of revenues; expansion of our proposed product line; and trends in industry activity generally. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

2

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash	$22,571	$11,357
Accounts receivable, net	61,735	61,963
Inventory, net	465,139	520,339
Inventory purchase deposits	57,055	53,800
Prepaid expenses and other current assets	9,552	20,316
Total current assets	616,052	667,775
Fixed assets, net	6,374	4,517
Patent, net	2,546,884	2,599,578
Total Assets	$3,169,310	$3,271,870

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$531,943	$499,071
Accrued interest payable	678,793	588,932
Promissory notes payable	802,293	828,320
Related party advances and notes payable	156,221	161,221
Other current liability	350,000	350,000
Obligation to issue common stock	134,050	143,000
Derivative instruments at fair value	1,246,797	24,124
Convertible promissory notes	905,000	905,000
Total current liabilities	4,805,097	3,499,668
Contingent note payable from patent purchase, net of discount	857,388	821,336
Convertible promissory notes, net of discount	9,375	-
Liability for contingent compensation	18,519	10,186
Total liabilities	5,690,379	4,331,190
Commitments and contingencies	-	-
Shareholders' deficit:
Series A preferred stock, $.0001 par value; 500,000 shares
authorized at March 31, 2010 and December 31, 2009;
none outstanding	-	-
Series B convertible preferred stock, $.0001 par value; 500,000 shares authorized at March 31, 2010 and December 31, 2009;
none outstanding	-	-
Common stock, $.0001 par value; 2,500,000,000 shares
authorized; 1,881,693,834 and 1,893,340,600 shares issued and
outstanding at March 31, 2010 and December 31, 2009	188,170	189,334
Additional paid-in capital	18,801,861	18,782,970
Accumulated deficit	(21,511,100)	(20,031,624)
Total shareholders' deficit	(2,521,069)	(1,059,320)
Total liabilities and shareholders' deficit	$3,169,310	$3,271,870

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

3

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2010 and 2009
(Unaudited)

	2010	2009

Product sales, net	$175,623	$231,166
Cost of goods sold	(81,767)	(129,112)
Inventory adjustment	-	(67,500)
Gross profit	93,856	34,554

Operating, sales and administrative expenses	(601,745)	(682,730)

Net loss before Other income (expense)	(507,889)	(648,176)

Other income (expense):
Interest expense	(987,541)	(152,370)
Change in fair value of derivative instruments	31,914	90
Other expense	(16,000)	(2,870)
Other income	40	3,716
Total other income (expense)	(971,587)	(151,434)

Net loss applicable to common shareholders	$(1,479,476)	$(799,610)

Weighted average number of common shares outstanding, basic and diluted	1,909,177,471	435,384,109

Basic and diluted net loss common per share	$(0.00)	$(0.00)

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

4

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Three Months Ended March 31, 2010
(Unaudited)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2009	1,893,340,600	$189,334	$18,782,970	$(20,031,624)	$(1,059,320)

Cancellation of common stock upon issuance of convertible notes	(33,333,333)	(3,333)	(196,667)	-	(200,000)

Common stock issued for cash, net of fees	12,686,567	1,269	76,931	-	78,200

Warrants recorded as contingent compensation and issuable upon achievement of probable target	-	-	63,327	-	63,327

Cancellation of warrants and issuance of common stock in accordance with litigation settlement	8,000,000	800	67,200	-	68,000

Common stock issued for services	1,000,000	100	8,100	-	8,200

Net loss	-	-	-	(1,479,476)	(1,479,476)

Balance at March 31, 2010	1,881,693,834	$188,170	$18,801,861	$(21,511,100)	$(2,521,069)

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

5

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months March 31, 2010 and 2009
(Unaudited)

	2010	2009
Cash flow from operating activities:
Net loss	$(1,479,476)	$(799,610)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of contingent note payable and note discounts	45,427	-
Depreciation and patent amortization	53,187	-
Reserve for consigned inventory	-	67,500
Change in fair value of derivative instruments	(31,914)	180
Derivative liability for conversion features upon issuances	854,587	-
Stock based compensation	71,527	105,000
Contingent compensation payable	8,333	-
Changes in operating assets and liabilities:
Accounts receivable	228	87,823
Inventory and inventory deposit	51,945	114,906
Deferred compensation	-	329,974
Prepaid expenses and other assets	10,764	20,561
Accounts payable and accrued expenses	32,872	(44,396)
Accrued interest payable	89,861	223,012
Net cash provided by (used in) operating activities	(292,659)	104,950

Cash flows from investing activities:
Purchase of fixed assets	(2,350)	-
Net cash used in investing activities	(2,350)	-

Cash flows from financing activities:
Payments on promissory notes payable	(26,027)	(149,332)
Payment on related party notes payable	(5,000)	(10,000)
Proceeds from convertible promissory notes	200,000	-
Obligation to issue common stock	59,050	(116,000)
Proceeds from issuance of common stock	78,200	182,500
Net cash provided by (used in) financing activities	306,223	(92,832)

Net increase in cash	11,214	12,118
Cash and cash equivalents at beginning of period	11,357	8,133
Cash and cash equivalents at end of period	$22,571	$20,251

Supplemental disclosures:
Cash paid for interest	$258	$546
Cash paid for income taxes	$-	$-
Non-cash financing activities:
Common stock issued upon cancellation of warrants	$68,000	$-
Common stock issued for interest	$-	$78,750
Cancellation of shares upon issuance of convertible notes	$(200,000)	$-

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

6

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

1.  ORGANIZATION

American Scientific Resources, Incorporated (“ASRI”, together with its subsidiary, the “Company”), a Nevada corporation provides next-generation medical products and healthcare supplements sourced from around the globe.  Products are distributed primarily through leading retail drug chains, worldwide medical suppliers, infomercials, the Company’s website and other on-line sites.  The Company’s common stock is listed on Pink Quote, informally known as the Pink Sheets, and trades under the ticker symbol ASFX.PK.  The Company’s wholly-owned subsidiary, Kidz-Med, Inc., distributes a leading line of medical and medicine delivery devices for children and sensitive adults including the world's first clinical non-contact thermometer.

In September 2009, ASRI acquired a patent from Safeguard Medical Technologies, LLC, which assembled and distributed the Disintegrator®, a home medical device for the destruction of needles (see Note 5 – Acquisition of Patent).

2.  GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern.  As of and for the three months ended March 31, 2010, the Company had current liabilities that exceeded current assets by $4,189,045, has incurred a net loss of $1,479,476, and used $292,659 of cash in operating activities.  As reported in the December 31, 2009 audited financial statements, the Company had current liabilities that exceeded current assets by $2,831,893 at December 31, 2009, and had reported a net loss of $2,362,451 and net cash used in operations of $948,388 for the year ended December 31, 2009.  In addition, the Company remains in default with regard to payment of certain of its obligations.  At March 31, 2010, the amount of principal outstanding on notes payable for which the Company was in default amounted to $1,849,184.  These conditions raise operating and liquidity concerns and substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.  The Company’s continued existence is dependent upon its ability to successfully execute its business plan, secure additional sources of liquidity and obtain accommodating credit terms from vendors, note holders and other creditors.  Should the Company be unable to renegotiate the terms and conditions on its debt obligations or is otherwise unable to pay its accounts payable when due, the Company may incur materially higher interest expenses, and the debt holders could foreclose on their collateral and commence legal action against the Company to recover amounts due which ultimately could require the disposition of some or all of the Company’s assets. Any such action may require the Company to curtail or cease operations.

Operations have been funded primarily by sales and issuances of the Company’s securities and revenue generated from sales of the Company’s products.  Current and future operations are expected to be funded from sales of the Company’s products and new investment.  Many of the Company’s products currently held in inventory have been paid for in full, thereby requiring only small amounts of cash to fund cost of sales for the short-term.  To the extent that any excess cash is generated from operations, it has been, and will continue to be, used for the payment of debt and other obligations.  Management believes that, based on the anticipated level of sales, and continued support through reasonable and accommodating credit terms from vendors, debt holders and other creditors, the Company can continue operating in the short-term.  During 2009, the Company used proceeds from the sale of shares of its common stock to develop of the Company’s Kidz-Med Non-Contact 5-in-1 thermometer and the Disintegrator Plus®.  Proceeds from any future sales of the Company’s securities are also expected to be used primarily for product development and operating expenses.  The Company may continue to offer its securities for payment of services and other obligations.

7

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim reporting.  While the information presented in the accompanying interim condensed consolidated financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America.  These interim financial statements follow the same accounting policies and methods of application as used in the December 31, 2009 audited financial statements of the Company.  All adjustments are of a normal, recurring nature.  Interim financial statements and the notes thereto do not contain all of the disclosures normally found in year-end audited financial statements, and these Notes to Interim Condensed Consolidated Financial Statements are abbreviated and contain only certain disclosures related to the three month period ended March 31, 2010.  It is suggested that these interim financial statements be read in conjunction with the Company’s year-end audited December 31, 2009 financial statements. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that can be expected for the year ending December 31, 2010.

Principles of consolidation.  The accompanying consolidated financial statements include the accounts of American Scientific Resources, Incorporated, and its wholly-owned subsidiary, Kidz-Med, Inc.  All significant inter-company transactions have been eliminated.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition. The Company sells or consigns its products on a wholesale basis to retailers and medical suppliers, and on a retail basis, direct to customers usually via the internet.  The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104.  Accordingly, revenue is recognized when persuasive evidence of a sales arrangement exists, when the selling price is fixed or determinable, when shipment or delivery occurs, ownership has transferred, and when collection is probable.  For wholesale sales, the Company generally negotiates an agreement which covers quantities, delivery, title transfer, pricing, warranties, returns and other terms, which dictate revenue recognition.  Revenue from internet sales is recognized upon shipment of the product to the customer.  All sales are made at a quoted, fixed price determined prior to completion of the sale.

Revenue from product placed with customers on consignment is recognized when the customer has confirmed sale of the product to third parties.  The Company receives periodic reports of consignment sales and inventory positions from customers.  In August 2009, a significant consignment arrangement was terminated.

Revenues in the consolidated statement of operations are shown net of any discounts and actual returns of product.  In the Company’s experience, returns for malfunctioning product resulting in warranty claims generally have been insignificant, and as such, no provision for warranty claims is provided in these consolidated financial statements.  Returns of merchantable product are reversed from revenue and returned to inventory for re-sale upon the Company’s receipt of the product.

The Company provides a one year limited warranty on most of its retail product sales.  Specific warranty and right of return arrangements are negotiated with wholesalers.  To the extent that the Company has negotiated warranty and return arrangements with manufacturers and suppliers, the Company may put any returns from sales back to such manufacturers and suppliers.

8

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

The Company records shipping and handling charges billed to customers as revenue and the related expense in cost of goods sold, in accordance with its revenue recognition policy.

For the three months ended March 31, 2010 and 2009, a majority of the Company’s revenues were generated from sales of the non-contact thermometer to customers.  It is impracticable to provide additional product sales information.

During the three months ended March 31, 2010, $37,208 of revenue from sales of a previous period whose collection was in doubt was recognized upon the collection of cash.

Inventory.  The Company’s inventories consist of finished goods on-hand and consigned to others, packaged and unpackaged product, packing supplies and spare parts.  During the three months ended March 31, 2010, no amounts were distributed on consignment.

Inventories are stated at lower of cost or market using the first-in, first-out method and consist primarily of finished product.  Initial packaging costs are added to the cost of the product.  Excess and unused packaging and re-packaging costs are expensed.  Advertising and promotional materials are expensed as operating, sales and administrative expenses.

The Company has a variety of spare parts, which are deemed to have no value for accounting purposes as of March 31, 2010, as management has determined that it is doubtful that any amounts will be realized from the ultimate disposition of these spares parts.  The Company reviews finished inventory on-hand and consigned to others, and provides for missing, obsolete and damaged product periodically based on the results of the review.

As of March 31, 2010 and December 31, 2009, inventory reserves amounted to $166,808.  Inventory adjustments to write-down inventory due to product believed to be lost or damaged, or unaccounted for after distribution on consignment, are made when known.  It is possible that a portion of amounts established for inventory reserves will ultimately be collected in cash from vendors, product located, repaired and/or re-packaged, and/or returned to the Company for resale.  During the first quarter of 2009, the Company established addition reserves of $67,500 for product deemed lost or damaged, or unaccounted for after distribution on consignment.

Fixed assets. Fixed assets are stated at cost and depreciated using the straight-line method over the asset’s estimated useful life.  Fixed assets, which consist of packaging equipment and computer equipment and software, have been deemed to have useful lives of approximately 3 to 5 years and are being depreciated over this period.  The Company records depreciation expense as a component of operating, sales and administrative expenses.

Patent. The Company’s patent for the Disintegrator® is being amortized on a straight-line basis over the remaining life of the patent, a period of 151 months from acquisition to expiration. The Company records amortization expense as a component of operating, sales and administrative expenses. For the three months ended March 31, 2010 and 2009, amortization expense amounted to $52,694 and $0, respectively.  The Company estimates that market demand for the Disintegrator as patented will exceed the patent life expiring in May 2022, and therefore has chosen to amortize the patent over the remaining patent life.  Should the Company’s estimate of market demand diminish, the Company will adjust its patent amortization schedule accordingly.

Research and development costs.  Expenditures for research and development of the Company’s products, consisting primarily of design, engineering and testing costs, are expensed as operating expenses as incurred.  For the three months ended March 31, 2010, such expenses amounted to $17,384.

Earnings (Loss) per share. Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the periods.  Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.  Potentially dilutive shares at March 31, 2010 aggregate up to 383,277,999 shares consisting of 38,440,660 shares issuable upon the exercise of outstanding warrants, 62,156,593 shares available upon conversion of the 2007 subscription agreement debentures, up to 16,014,079 shares issuable should all of the 2007 convertible debt noteholders elect to convert accrued interest to common shares, and up to 266,666,667 shares available upon conversion of the first quarter 2010 convertible debentures.

9

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

Concentration of credit risk. Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade accounts receivable. The Company places its cash with high credit financial institutions.  The Company extends credit to its customers, all on an unsecured basis, after performing certain credit analysis.  The Company continually performs credit evaluations of its customers and maintains an allowance for doubtful accounts for potential credit losses.

Recent accounting pronouncements.  Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles — Overall (“ASC 105-10”).  ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

Management does not believe that any other recently issued, but yet effective, accounting standards if currently adopted would have a material effect on accompanying condensed consolidated financial statements.

Fair value of financial instruments. The carrying values of accounts receivable, inventory, accounts payable and accrued expenses approximate their fair values due to their short term maturities.  The carrying values of certain of the Company’s notes payable approximate their fair values based upon a comparison of the interest rate and terms of such debt given the level of risk to the rates and terms of similar debt currently available to the Company in the marketplace.  It is not practical to estimate the fair value of certain notes payable, the convertible debt and the liability for contingent compensation from acquisition.  In order to do so, it would be necessary to obtain an independent valuation of these unique instruments.  The cost of that valuation would not be justified in light of the circumstances.

Fair value measurements. The FASB’s Accounting Standards Codification defines fair value as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

Level 1 – Quoted prices for identical instruments in active markets.
Level 2 – Quoted prices for similar instruments in active or inactive markets and valuations derived from models where all significant inputs are observable in active markets.
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are unobservable in any market.

Given the conditions surrounding the trading of the Company’s debt and equity securities, the Company values its derivative instruments related to embedded conversion features and warrants from the issuance of convertible debentures in accordance with the Level 3 guidelines.  The following table reconciles, for the three month period ended March 31, 2010, the beginning and ending balances for financial instruments that are recognized at fair value in these condensed consolidated financial statements.

10

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

	Balance at			Balance at
	December 31,	New	Change in	March 31,
	2009	Issuances	Fair Values	2010
Level 3 -
Derivative liabilites for Conversion features	$-	$940,593	$(26,313)	$914,280
Warrants	24,124	313,994	(5,601)	332,517
	$24,124	$1,254,587	$(31,914)	$1,246,797

Derivative instruments. Derivative instruments consist of certain common stock warrants and conversion features arising from issuance of convertible notes.  The derivative instruments are recorded in the balance sheets at fair value as liabilities.  Changes in fair value are recognized in earnings in the period of change.

4.  RESTATEMENTS

In June 2010, the Company’s Board of Directors determined that the default date for all of the noteholders participating in the 2007 subscription agreement debentures was April 30, 2008.  Pursuant to the terms of the convertible promissory notes, interest is payable quarterly.  The Company made all of its interest payments through December 31, 2007.  The Company did not make its March 31, 2008 interest payment, and thus per the terms of the convertible promissory notes, the Company was declared in default on April 30, 2008.  Previously, the default date was determined to be the maturity date of each promissory note which was one year from the date the noteholder committed to subscribe to the offering.  The effect of the change was to correct the default conversion price to one share of common stock per $0.0146 of principal outstanding consequently reducing the total number of shares issuable upon full conversion of the notes from 311,821,337 to 62,156,593.

In addition, the Company corrected its accounting for contingent compensation related to warrants issuable to an officer of the Company pursuant to his employment agreement.  As discussed in Note 6 – Acquisition of Patent, the Company recorded $63,327 as compensation expense for the three months ended March 31, 2010, with an offset to additional paid-in capital as it is probable that the $7.0 million revenue target will be met.  The Company corrected its December 31, 2009 consolidated financial statements to record a similar adjustment in the amount of $77,400.  Compensation expense for this item had not been recorded in the previously issued first quarter 2010 interim condensed consolidated financial statements.

The Company amended its footnote disclosure with regard to warrants outstanding to summarize warrants subject to cashless exercise, anti-dilution and adjustment for subsequent issuances of equity provisions.

The Company posted its original interim condensed consolidated financial statements as of March 31, 2010 for the period then ended on pinksheet.com on May 14, 2010 and distributed these financial statements to various parties.  A summary of the interim condensed consolidated balance sheet and statement of operations as originally reported and as restated, as of March 31, 2010 and the year three months then ended, is as follows:

11

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

	As	As Originally
	Restated	Reported

Current assets	$616,052	$616,052
Total assets	3,169,310	3,169,310

Current liabilities	4,805,097	4,805,097
Total liabilites	5,690,379	5,690,379
Total shareholders' deficit	(2,521,069)	(2,521,069)

Net loss applicable to common shareholders	1,479,476	1,416,149
Basic and diluted net loss per common share	(0.00)	(0.00)

5.  FIXED ASSETS, NET

Fixed assets, net of accumulated depreciation, consist of the following at March 31, 2010 and December 31, 2009:

	March 31,	December 31,
	2010	2009

Equipment and computers	$71,764	$69,414
Less accumulated depreciation	(65,390)	(64,897)
	$6,374	$4,517

Depreciation expense was $494 and $0 during the three months ended March 31, 2010 and 2009, respectively.

6.  ACQUISITION OF PATENT

On September 10, 2009, ASRI purchased a patent for a needle destruction device known as the Disintegrator® (including trademarks for the Disintegrator®, Disintegrator Plus® and Disintegrator Pro®) and other assets from Safeguard Medical Technologies, LLC (“Safeguard” or the “Seller”) in exchange for 250,000,000 shares of common stock and assumption of a contingent note payable up to $1,200,000.

The assumed $1.2 million, non-interest bearing, contingent note is payable to a party related to the Seller in two installments upon reaching certain targets.  The first installment of $600,000 is payable upon the Company reaching $6,000,000 in combined new capital and revenue from sales of the Disintegrator Plus® and certain other products introduced by the Seller within two years of September 10, 2009.  The second installment of $600,000 is payable upon the Company reaching an additional $4,000,000 of combined new capital and revenue within two years of the due date of the first installment.  At the Company’s option, the first and second installments may each be paid over 12 months after achievement of the respective combined capital and revenue targets.  As it is probable that the Company will reach the combined capital and revenue targets within four years, the $1.2 million note obligation has been recognized.  Subsequent changes to the Company’s estimate of the amount due on this contingent note payable will be recorded in the Company’s consolidated financial statements when known.  During the three months ended March 31, 2010, the Company recognized $36,052 of interest expense related to amortization of this contingent note payable, raising the balance of the contingent note payable to $857,388.

12

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

Simultaneous with the patent acquisition, the Company agreed to hire an executive and majority owner of the Seller to assist with operations, sales and marketing, and entered into a ten year employment agreement with the executive (See Note 9 – Commitments and Contingencies), and retain the Seller for production, engineering and quality control services.  In consideration for entering into the employment agreement and other agreements with the Seller, the Company agreed to issue up to 250,000,000 warrants and pay up to $200,000 as a cash bonus, both contingent upon future sales of the Disintegrator® and certain other products, to the executive and majority owner of the Seller.  Management determined that the contingent warrants and contingent bonus payable qualified for treatment as contingent compensation for accounting purposes.  Subsequent changes to the Company’s estimate of the total amount of compensation due will be recorded in the Company’s consolidated financial statements when known.

As it is probable that the Company will reach $7.0 million in sales over the next three years, the Company currently anticipates the issuance of 100,000,000 warrants, which were determined to have a fair value of $759,925 as of September 10, 2009.  In accordance with ASC No. 718-10, Compensation – Stock Compensation, the Company is recording monthly compensation expense for the fair value of the warrants payable.   For the three months ended March 31, 2010, the Company recorded $63,327 as compensation expense with an offset to additional paid in capital.  Since inception, total charges to compensation expense for this contingent compensation have amounted to $140,727.  The Company will adjust the total amount of recorded compensation expense as recorded in the consolidated financial statements upon the occurrence of an event which would indicate a change to the level of the achievable sales.

As it is probable that the Company will reach $7.0 million in sales over three years, the Seller is entitled to a $100,000 cash bonus, which was deemed to have a fair value of $64,066 on September 10, 2009.  The Company is accruing monthly compensation expense for the anticipated full amount of the bonus payable on a straight-line basis over the 3 year period that the services are to be performed.  During the three months ended March 31, 2010, the Company recognized $8,333 as compensation expense related to this liability for contingent compensation, raising the balance to $18,519.

7.  NOTES PAYABLE

Promissory notes payable

On September 28, 2007, the Company issued a promissory note to a lender (“Lender 1”) in the aggregate principal amount of $267,500 (“Note 1”) and received cash proceeds in the sum of $250,000.  In conjunction with the issuance of Note 1, effective September 28, 2007, we issued 125,000 shares of our common stock to Lender 1 valued at $0.18 per share, the trading price on that day.  We also issued 250,000 warrants to purchase an equivalent number of shares of our common stock.  These warrants are exercisable over a three year period beginning September 28, 2007 at a price of $0.25 per share.  Interest accrues on Note 1 at a rate of 12.0% per annum.  All principal and interest accruing under Note 1 was due March 28, 2008.  The Company did not meet its obligations under this note and as a result entered into an event of default.  For failure to pay principal or interest on the due date or to perform on the conditions contained in Note 1, Lender 1, at its option, may declare the entire unpaid balance of principal and interest immediately due and payable.  As a result of the event of default, interest has been accruing at the rate of 6.0% per month on the unpaid obligation and is payable in cash and shares of our common stock.  Lender 1 disputes the Company’s calculation of principal and interest, primarily with regard to the compounding of interest.  The Company has been negotiating with Lender 1 to clarify and amend payment and other terms of the note, which would include a waiver of default for the required payments that have not been made.  As of May 17, 2010, no agreement has been reached with Lender 1 to modify the loan terms.  As of March 31, 2010 and December 31, 2009, the outstanding principal balance on Note 1 was $232,000.   Accrued interest payable amounted to $281,036 as of March 31, 2010, including interest accrued at the default rate.

13

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

On October 22, 2007, the Company issued a promissory note to a lender (“Lender 2”) in the aggregate principal amount of $262,500 (“Note 2”) and received cash proceeds from Lender 2 in the sum of $250,000.  A current member of our Board of Directors is indirectly related to Lender 2.  Effective December 31, 2009, the Company entered into an agreement whereby Lender 2 released the Company from all principal and interest obligations under the note in exchange for the Company’s commitment to file a registration statement with the SEC and to compensate Lender 2 should Lender 2 be unable to sell up to 88,000,000 million of its shares above an average price of $0.01 per share over an eleven week period after the registration statement becomes effective.  The maximum amount due by the Company under the release agreement is $350,000.  On January 21, 2010, the Company filed a registration statement with the SEC.  As a result, on December 31, 2009, the Company recognized a gain from discharge of indebtedness in the amount of $105,684 consisting of relief of principal of $227,375 and accrued interest of $228,309 on the note less $350,000, and reclassified the remaining principal and accrued interest in the amount of $350,000 to other current liability.

In October 2007 and April 2008, the Company issued two promissory notes to Tecnimed, Slr (“Tecnimed” or the “Vendor”) in the aggregate principal amount of $608,800.  These notes accrued interest at 10% per annum and are secured by a portion of the Company’s inventory received from the Vendor.  In conjunction with the issuance of the first of these notes, effective October 30, 2007, we issued 375,000 of our common stock valued at $0.26 per share, the trading price at the end of that day.  All principal and interest was due during 2008.  As of March 31, 2010 and December 31, 2009, the Company had $263,254 and $283,252 of principal outstanding on the two promissory notes.  On March 6, 2009, the Company entered into a Settlement Agreement with the Vendor (the “Settlement Agreement”), whereby the parties agreed to termination of the existing distribution agreement as amended, payment terms with regard to sold and unsold product, new terms with regard to sales and distribution of existing product, mutual releases of claims against one another, and modification to certain indemnity provisions (see Note 8 – Commitment and Contingencies regarding litigation between a competitor, Tecnimed and the Company), among other provisions.  As part of the Settlement Agreement, the Company agreed not to make any cash distributions to shareholders, officers, directors and employees (apart from ordinary salary), and pay the Vendor 30% of any of capital raised (excluding any financing for working capital), until the obligation to the Vendor has been fully satisfied.  Further, the Company agreed to an even split of cash received from customers until the debt is paid in full.  In addition, the Vendor agreed to waive all penalties, fees and interest above 6% compounded annually, with respect to the notes, and forbear collection proceedings for 18 months from the date of the Settlement Agreement provided the Company is in compliance with the obligations within the Settlement Agreement.  The Vendor also has a lien on product titled to the Company at an independent warehouse location and requires specific authorization prior to release of such product to the Company.  During the three months ended March 31, 2010, the Company paid $19,998 of principal on one of the two promissory notes held by the Vendor.  Accrued interest payable at March 31, 2010 related to these two notes was $66,481.

On November 5, 2005, the Company received $300,000 from a shareholder and former service provider (“Service Provider 1”) as a short term cash advance.  No agreement was entered into regarding the payment of principal and interest.  As of March 31, 2010, the principal due on this loan amounted to $289,500.

As of March 31, 2010 and December 31, 2009, the Company had outstanding principal balance due on an unsecured installment note with a commercial bank (“Commercial Bank”) in the amounts of $17,539 and $23,568, respectively.  This note calls for monthly payments of $2,057 with interest on the outstanding balance at prime plus 1.50%.  The final maturity is December 14, 2010.  This installment note is personally guaranteed by our chief executive officer and another member of our Board of Directors.

A summary of principal due on promissory notes payable as of March 31, 2010 and December 31, 2009 is as follows:

14

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

	March 31,	December 31,
	2010	2009

Lender 1	$232,000	$232,000
Tecnimed	263,254	283,252
Service Provider 1	289,500	289,500
Commercial Bank	17,539	23,568
	$802,293	$828,320

Related party advances and notes

On July 30, 2007, the Company received cash and issued a promissory note to a relative of our chief executive officer in the principal amount of $125,000.  Interest accrued on this note at a rate of 24% per annum and was to be paid monthly.  All principal and accrued interest was due on or before October 30, 2007.  The Company has not made the required principal and interest payments and has been negotiating with the holder to amend the payment terms of the note, which would include a waiver of default for the required payments that have not been made.  In the event of default, the note calls for interest at 36% per annum.  The loan is collateralized by 5,300 units of the Company’s thermometer product held for resale.  As of March 31, 2010 and December 31, 2009, the outstanding balance is 99,250.  The Company has recorded accrued interest payable amounting to $75,107 at March 31, 2010, at the rate of 24% per annum as the Company believes it will not be obligated to pay the default rate of interest.  Had the Company accrued interest at the default rate, accrued interest payable at March 31, 2010 would have been $101,026 and additional interest expense in the amount of $2,937 and $3,592 would have been recognized for the three months ended March 31, 2010 and 2009, respectively.

During the years ended December 31, 2008 and 2007, two of the Company’s board members, and ASR Realty Group, LLC (“ASR”), an entity affiliated with a former board member, advanced funds to the Company for working capital on a non-interest bearing basis.  The principal balance due to the board members was $60,180 at March 31, 2010 and December 31, 2009.  One of these advances in the amount of $27,000 due to ASR, is documented by a note and secured by accounts receivable, inventory and other assets of the Company, and should the balance not be paid on demand, interest shall accrue at 15% per annum.  As of March 31, 2010, the Company had accrued interest in the amount of $5,737 with regard to this note.

See Note 10 – Related Party Transactions for additional information on related party advances.

Convertible promissory notes

First quarter 2010 convertible debentures. On February 16, 2010 and March 23, 2010, the Company entered into agreements with an investor to issue convertible debentures in the aggregate amount of $400,000 and warrants to purchase 20,000,000 shares of common stock in exchange for return of 33,333,333 common shares and cash proceeds of $200,000, less a selling commission of $16,000.  The debentures mature two years from the date of issuance and were initially convertible at any time within that period at a conversion price equal to the lesser of $0.0066 per share or 90% of the volume weighted average price of the Company’s common stock for the ten days immediately prior to conversion, but such conversion price would not be below $0.003 per share.  The warrants were initially exercisable over three years from the date of issuance at $0.01 per share.  On May 13, 2010, in conjunction with the issuance of the second quarter 2010 convertible debentures (see Note 10 – Subsequent Events), the Company amended the floor price from $0.003 to $.0015 per share and extended the exercise period of the warrants to seven years.

These convertible debentures initially accrued interest at 8% per annum, payable annually on or before December 31, beginning on the first such date after the issue date.  For the three months ended March 31, 2010, the Company accrued interest expense of $1,500 related to these convertible debentures.  On May 13, 2010, in conjunction with the issuance of the second quarter 2010 convertible debentures, the Company amended the interest rate to 10% if paid in cash, or 12% if paid in equivalent shares of common stock.

15

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

The conversion price is adjustable in the event of any stock dividends, stock splits and subsequent equity sales or grants of the Company’s common stock should the effective price per share be lower than the conversion price at the time of such issuance.  The holders of these convertible debentures may participate in any rights offering and shall participate in any distributions through adjustment of the conversion price.  The holders may also accelerate demand for outstanding principal and interest upon any change in control, merger, consolidation, substantial asset sale, tender offer or other fundamental transaction as defined in the convertible debenture.

The exercise price of the warrants is adjustable in the event of payment of dividends or any distribution of common stock, any reclassification or recapitalization, and any subsequent equity sales should the effective price per share be lower than the exercise price at the time of such issuance.  See Note 8 – Warrants for common shares.

At each commitment date, due to anti-dilution provisions in the convertible debentures, the Company determined that the conversion feature contained an embedded derivative. The Company determined the fair value of the conversion features related to the convertible debentures by applying the Black-Scholes pricing model using the conversion price of $0.0066, the closing price of the Company's common stock on the dates of issuance, 2 years for the expected term, weighted average volatility of 367%, no dividends and weighted average risk free interest rate of 0.97%.  The Company recognized an aggregate conversion feature of $940,593 which was recorded as a derivative liability with an offset to discount on convertible notes and interest expense.  After consideration of the relative fair value of the warrants, a discount related to the conversion features was recorded as an offset to the carrying amount of the convertible debentures and was limited to $228,392.  The remainder of $712,201 was charged to interest expense.  The discount will be amortized over the two year term of the debenture.  For the period from issuance to March 31, 2010, amortization of the discount related to the conversion features amounted to $6,039.

The Company determined the relative fair value of the warrants to be $171,608 and recorded this amount as a discount to the carrying amount of the convertible debentures with an offset to derivative liability. The Company began amortizing the debt discount over the two year term of the debentures.  Amortization of the debt discount related to the warrants for the three months ended March 31, 2010 was $3,336.  Additionally, due to anti-dilution provisions in the warrants, the Company determined that the warrants contained an embedded derivative due to the possibility of issuance of additional warrants.  The Company determined the aggregate fair value of the warrant derivative liability to be $311,488 and recorded $139,880 as additional interest expense on the issuance dates.  The fair value of the warrants was calculated by utilizing the Black-Scholes fair value methodology using the closing price of the Company’s common stock on the dates of issuance, 3 years for expected term, weighted average volatility of 331%, no dividends and weighted average risk free interest rate of 1.50%.

As summary of the first quarter 2010 convertible debentures net of discounts at their issuance dates and as of March 31, 2010 are as follows:

		At
	At Issuance	March 31, 2010

Face value of first quarter 2010 debentures	$400,000	$400,000
Discount related to conversion feature	(228,392)	(222,353)
Discount related to warrants	(171,608)	(168,272)
Convertible promissory notes, net of discount	$-	$9,375

16

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

At March 31, 2010, the Company determined the fair value of the conversion feature derivative liability and the warrant derivative liability using the Black-Scholes pricing model with the following assumptions: closing price of the Company’s common stock at March 31, 2010, the anticipated exercise prices of $0.0066 for the conversion feature and $0.01 for the warrants, a weighted average of 1.96 years expected term for the conversion features and a weighted average of 2.96 years expected term for the warrants, weighted average volatility of 364% for the conversion features and 334% for the warrants, and a weighted average risk free rate of 1.02% for the conversion features and 1.02% for the warrants.  The Company recorded an aggregate debit adjustment to fair value these derivative liabilities of $34,889 resulting in aggregate carrying values for the first quarter 2010 convertible debentures to be $1,217,191 as of March 31, 2010.

The fair values of the derivative liability for the conversion features embedded within the convertible notes and the warrants issued with convertible notes related to the first quarter 2010 convertible debentures were as follows:

		At
	At Issuance	March 31, 2010

Fair value of conversion feature derivative liability	$940,593	$914,280
Fair value of warrant derivative liability	311,488	302,911
First quarter 2010 debentures - derivative instruments at fair value	$1,252,081	$1,217,191

2007 subscription agreement debentures. During 2007, the Company entered into subscription agreements with various investors issuing convertible promissory notes, 905,000 common shares and 1,810,000 warrants to purchase an equivalent number of common shares in exchange for proceeds of $905,000.  The warrants are exercisable at $1.00 per share over a five year period from issuance.  These convertible promissory notes matured one year from the date of issuance.  The Company is in default with regard to this obligation.  As of March 31, 2010 and December 31, 2009, the Company had $905,000 of principal outstanding on these convertible promissory notes.

The convertible promissory notes accrue interest at 10%, and all principal and interest was due on the first anniversary of their issuance date.  These notes were convertible into shares of our common stock at the option of each holder at (1) $0.25 per share, or (2) a 20% discount to the price per share issued in a financing transaction of at least $2,000,000, or (3) in the event of default, the conversion price would be adjusted to equal 80% of the Company’s average closing stock price during the five trading days prior to default.

Each convertible promissory note issued in the subscription agreements had a term of one year and was not repaid.  Due to the default and reset of the conversion price to 80% of the fair value of the Company’s common stock five days prior to the default, the Company tested each convertible promissory note for an incremental beneficial conversion feature.  The Company’s Board of Directors has determined that the default date for each convertible promissory note was April 30, 2008.  The calculation of the conversion rate to common shares on such date was $0.0146 of principal outstanding to one share of common stock.  Based on the default provisions, noteholders may convert their principal balance into 62,156,593 common shares.  Unless the Company declares a stock dividend, or there is some other re-capitalization of the Company, such as a stock split or reverse stock split, the conversion price established at the default date will not change.

17

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

The subscription agreements for these debentures contain a registration rights penalty whereby, commencing upon six months from an initial unit sale and, for each monthly period thereafter that the common stock and the common stock underlying the warrants are not registered, the Company will issue 4,167 warrants per unit as a penalty to the subscription holder.  The Company failed to file a registration statement and consequently, beginning August 2007, the Company began valuing 4,167 warrants per outstanding unit as a penalty.  The penalty warrants have been determined to be a derivative instrument.  For the period ended March 31, 2010, the fair value of the penalty warrants and the fair value of the previously issuable warrants have been determined by using the Black-Scholes pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 330%, risk-free interest rate of 2.55%, and an expected life of five years.  The aggregate value of the new penalty warrants issued for the three months ended March 31, 2010 amounted to $2,507 and a credit adjustment to fair value of the previously issued warrant derivative liability of $2,975, resulting in these warrant derivative liabilities to be carried at their fair values of $29,606 at March 31, 2010.  On January 26, 2010, the Company filed a registration statement with the SEC.  The Company will continue to accrue penalty warrants until the registration statement becomes effective.  During the three months ended March 31, 2010, interest expense accrued related to these convertible promissory notes was $22,563.  At March 31, 2010, total accrued interest expense amounted to $243,414.

A current member of our Board of Directors directly owns convertible promissory notes which provide for conversion into 50,000 common shares, and 100,000 warrants to purchase common shares.  Parties directly and indirectly related to this director, own convertible promissory notes convertible into 300,000 common shares, and 600,000 warrants to purchase common shares.

8.  EQUITY

Sale of common shares. In January 2010, the Company sold 12,686,567 shares of common stock for cash proceeds of $85,000 and paid a selling commission of $6,800.  Of the $85,000 total proceeds received from this issuance, $5,000 was advanced to the Company in December 2009 and recorded as an obligation to issue common stock.

Warrants for common shares. During the three months ended March 31, 2010, the Company granted 20,000,000 warrants to purchase an equivalent number of shares of common stock to investors in connection with a convertible debenture subscription offering.  These warrants are exercisable over a three year period at $0.01 per share.   A summary of the status of the Company’s outstanding common stock warrants as of and for the three months ended March 31, 2010, excluding warrants issuable as contingent compensation, is as follows:

		Weighted	Proceeds	Weighted
	Warrants	Avg. Exercise	Upon	Avg. Remaining
	Exercisable	Price	Exercise	Life in Years

Balance December 31, 2009	25,818,392	$0.23	$5,883,392	2.78
Granted	20,226,268	0.02	426,268	3.00
Exercised	-	-	-	-
Cancelled	(8,000,000)	-	(12,000)	-
Balance March 31, 2010	38,044,660	0.17	$6,297,660	2.84

As of March 31, 2010, warrants to purchase 32,275,000 shares of the Company’s common stock contain a cashless exercise option based on the fair market value of the Company’s stock on the date of exercise.  Warrants to purchase 20,000,000 shares of the Company’s common stock contain provisions whereby the exercise price for the warrants adjusts proportionally with additional sales of equity.  All warrants outstanding at March 31, 2009 contain other anti-dilution provisions should the Company become re-capitalized, incur adjustments for any reorganization, consolidation or merger, and other rights offering participation.

Options for purchase of common stock.  In May 2007, the Company adopted a stock option plan which provides for the grant of options to officers, consultants and employees to acquire shares of the Company’s common stock at a purchase price equal to or greater than the fair market value as of the date of the grant.   Options are exercisable six months after the grant date and expire five years from the grant date.  The plan calls for a total of 1,000,000 common shares to be held for grant.  No options had been granted under this plan.

18

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

Share Based Compensation

Common stock issued for services to non-employees.  In June 2009, the Company issued 8,000,000 restricted shares of its common stock and 8,000,000 warrants to purchase an equivalent number of common shares to an entity for services rendered.  These services were valued at $33,580 based on the fair value of the common stock ($31,200) and warrants ($2,380) on the date of issuance.  In October 2009, the service provider filed suit against the Company, its directors and other parties for failure to register and lift trading restrictions on the common stock.  The service provider claimed damages arising from the alleged inability to sell the shares timely and realize certain profits.  Further, the service provider claimed anticipatory damages from alleged anticipated inability to sell certain other shares and the warrants.  In February 2010, the Company settled this litigation and issued 16,000,000 unrestricted shares of its common stock and cancelled the originally issued shares and warrants.  On December 31, 2009, the Company recognized an incremental expense from the settlement in the amount of $68,000, based on the closing bid price of the common stock on the date of settlement, and a corresponding obligation to issue common stock.  The Company also reversed the value of the warrants cancelled in the amount of $2,380.

In February 2010, the Company issued 1,000,000 restricted shares of common stock as payment for consulting services.  These shares were valued at the closing bid price for the Company’s common stock on the date of issuance amounting to $8,200, which was expensed.

At March 31, 2010 and December 31, 2009, the Company’s obligation to issue common shares consisted of the following:

	March 31, 2010		December 31, 2009
	Common	Obligation Date	Common	Obligation Date
	Shares	Fair Value	Shares	Fair Value

Incremental shares and amount from settlement of litigation	-	$-	8,000,000	$68,000
Shares issuable as compensation	1,433,997	85,000	500,000	70,000
Shares issuable for services rendered	4,622,230	49,050	-	-
Advance on sale of common shares	-	-	-	5,000
	6,056,227	$134,050	8,500,000	$143,000

9.  COMMITMENTS AND CONTINGENCIES

Litigation. On August 15, 2008, a competitor filed suit in the United States District Court for the District of Massachusetts against Kidz-Med, Inc., American Scientific Resources, Incorporated and Tecnimed, Slr for patent infringement with regard to the Thermofocus thermometer.  Under the distribution agreement, Tecnimed is obligated to indemnify the Company against certain actions including this patent infringement action.  However, as part of the Settlement Agreement discussed in Note 7 – Notes Payable, the Company agreed to cover its own fees and expenses in connection with this litigation and agreed to waive any claim for lost profits that may arise within the indemnification provision.  The case is currently in pretrial discovery.  Tecnimed has provided the Company with a legal opinion that the thermometer does not violate the competitor’s patents.  The Company is unable to make an independent assessment of this patent infringement action and is relying on Tecnimed’s defense of this case.  As the Company believes that Tecnimed is capable and willing to defend the Company, and that the Company’s defense costs if any will not be significant, no provision for possible loss related to this litigation has been included in these consolidated financial statements.  In March 2010, the competitor filed an additional complaint against American Scientific Resources, Incorporated and Kidz-Med, Inc. in the United States District Court for the District of Massachusetts alleging that false advertising damaged the competitor.  The competitor is seeking to enjoin the Company from future false advertising and to recover unspecified monetary damages.  Based on the advice of counsel, the Company believes this case is without merit.  The Company intends to vigorously contest the complaint.

19

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

The Company has, and may in the future, become a party to various claims, complaints and legal actions arising in the ordinary course of business.  In the opinion of management, there are currently no matters that would have a further material adverse effect on the Company’s consolidated financial statements taken as a whole as of March 31, 2010.

Employment agreements. In conjunction with the Disintegrator acquisition (See Note 6 – Acquisition of Patent), the Company entered into a ten year employment agreement with a former executive and majority owner of Safeguard  in addition to the contingent compensation per the asset purchase agreement.  The employment agreement calls for a base salary of $10,000 per month beginning upon the receipt of $500,000 of combined new capital and revenue, and $20,000 per month beginning upon the receipt of $2,500,000 of combined new capital and revenue.  The $10,000 in monthly salary shall accrue for no longer than 6 months and be payable in full immediately upon reaching $500,000 of combined new capital and revenue.  The employment agreement may be terminated by the executive in the event of default with prior notice, and by the Company for cause, or death or permanent disability of the executive.  During the three months ended March 31, 2010, the Company paid $30,000 of base salary related to this agreement.

Effective April 5, 2007, the Company entered into an employment agreement with our chief executive officer.  This agreement continues until another chief executive officer is appointed by a majority of our Board of Directors, either party terminates in accordance with the provisions of the agreement, or his death or permanent disability.  The agreement calls for a minimum salary of $10,000 per month plus additional cash and stock compensation upon the achievement for various milestones.  The Company has not made certain cash payments due under the agreement.  As of March 31, 2010, $290,000 has been accrued as compensation payable.  This agreement also called for the issuance of 500,000 fully-vested, restricted shares of the Company’s common stock upon execution.  As of March 31, 2010, the shares had not been issued, however the Company has accrued $70,000 as an obligation to issue shares, based on the closing price on the date of grant.  In addition, the agreement calls for the award of up to 500,000 warrants to purchase an equivalent number of common shares based on the achievement of certain revenue targets.  The warrants may be exercised at $0.25 per share and over a period of three years from September 4, 2007.  During the first quarter of 2010, our chief executive officer was deemed to have earned 100,000 warrants to purchase equivalent shares of common stock.  As of March 31, 2010, the warrants have not been issued.  The value of the warrants was insignificant on the date the target was reached.

On March 1, 2010, the Company entered into a five year employment agreement with an executive. The agreement calls for the monthly award of restricted shares of our common stock equivalent to $15,000 per month based on the average closing price for the month through June 2010 plus a 2% cash bonus for sales collected.  Beginning July 1, 2010, the executive shall be entitled to a base salary of $12,000 per month, plus a 2% cash bonus for sales collected and a 2% common stock bonus for sales collected.  The shares issuable for the stock bonus shall be determined based on the five day average closing price prior to the collection of the sale.  The agreement also calls for the reimbursement of expenses including payment to the executive of up to $650 per month for office space.  At March 31, 2010, there were 933,997 shares issuable under this agreement.

Service agreements.  Beginning January 1, 2010, the Company and the consultant entered into an amended agreement whereby the consultant is entitled to receive warrants valued up to $1,987,500 based upon the execution of certain licensing agreements and upon the achievement of certain collected revenue targets.  Upon achievement of the targets, warrants equivalent to the first $200,000 shall be issued based on the 30 day trailing weighted average price of the Company’s common stock.  The exercise price is to be determined as 50% of the 30 day trailing weighted average price.  All warrants are exercisable over 5 years from the date of issuance.  Upon achievement of the targets, beginning at $2,000,000 of revenues collected, warrants equivalent to $1,787,500 shall be issued based on the 30 day trailing weighted average price and an exercise price equal to the 30 day trailing weighted average price.  The Company will account for warrants issuable when the targets are met.

20

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

Purchase and sale agreements.  The Company has entered into various agreements to purchase components and finished products for resale.  The purchase agreements have various durations and require the Company to purchase certain minimum quantities.  As of March 31, 2010, the Company has advanced $57,055 to vendors, and shall owe $40,510 upon delivery.

The Company has also entered into various exclusive and non-exclusive agreements to supply and distribute the Company’s products in various geographic areas.  Certain of these agreements require the Company to supply certain minimum quantities and contain various warranty provisions upon sale.

10.  RELATED PARTY TRANSACTIONS

Our chief executive officer of the Company periodically advances funds to the Company on a short-term, non-interest bearing basis for working capital purposes.  As of December 31, 2009, $5,000 was due to this executive and such amount was repaid on January 9, 2010.  See Note 7 – Notes Payable for additional information regarding loans from related parties.

As discussed in Note 7 – Notes Payable, a current member of our Board of Directors directly owns notes convertible in common shares, and warrants to purchase common shares.  In addition, this director is indirectly related to Lender 2 and other holders of convertible notes.

In October 2008, the Company entered into a license agreement with a relative of the chief executive officer.  The license agreement calls for the payment of royalties equal to 20% of revenues from the Company’s sales or permitted use of certain copyrighted and trademarked, print and video material.  The license agreement continues for successive one year terms unless terminated by either party.  During the three months ended March 31, 2010, no amounts were paid or accrued under this license agreement.

 As discussed in Note 6 – Acquisition of Patent and in Note 9 – Commitments and Contingencies, the Company entered into an asset purchase agreement and an employment agreement with a former executive and majority owner of the Seller of the Disintegrator patent.  These agreements call for additional consideration and compensation payments based on the achievement of certain targets.

11.  SUBSEQUENT EVENTS

Common stock issued to non-employees for services.  In April 2010, the Company issued 4,122,230 shares of common stock, for services rendered valued at $45,000.  In addition, in April 2010, the Company issued 10,000,000 shares of common stock for consulting services to be performed over a six month period valued at $152,000.

On May 13, 2010, the Company issued convertible debentures in the aggregate amount of $150,000 to two investors and aggregate of 7,500,000 warrants to purchase an equivalent number of shares of common stock.  These convertible debentures bear interest at 10% per annum if paid in cash or 12% per annum if paid with an equivalent number of common shares.  The debentures mature two years from the date of issuance and may be converted at any time within that period at a conversion price equal to the lesser of $0.0066 per share or 90% of the volume weighted average price of the Company’s common stock for the ten days immediately prior to conversion, but such conversion price shall not be below $0.0015 per share.  The warrants may be exercised at any time over a seven year period at a price of $0.01 per share.

*  *  *  *

21

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED

RESTATED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2009 and 2008

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3
RESTATED CONSOLIDATED BALANCE SHEETS	4
RESTATED CONSOLIDATED STATEMENTS OF OPERATIONS	5
RESTATED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT	6
RESTATED CONSOLIDATED STATEMENTS OF CASH FLOWS	7
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	8

Except for the historical information contained herein, some of the statements contained herein contain forward-looking statements that involve risks and uncertainties. They include statements concerning: our business strategy; expectations of market and customer response; liquidity and capital expenditures; future sources of revenues; expansion of our proposed product line; and trends in industry activity generally. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
American Scientific Resources, Incorporated

We have audited the accompanying consolidated balance sheets of American Scientific Resources, Incorporated (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations and shareholders’ deficit and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Scientific Resources, Incorporated as of December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 2, the Company’s need to seek new sources or methods of financing or revenue to pursue its business strategy. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 4 to the financial statements, the Company has restated it financial statements as of December 31, 2009 and 2008 and for the years then ended.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
April 15, 2010, except for note 4
as to which the date is July 6, 2010

3

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008

	2009	2008
ASSETS
Current Assets:
Cash	$11,357	$8,133
Accounts receivable, net	61,963	197,470
Inventory, net	520,339	784,278
Inventory purchase deposit	53,800	-
Deferred compensation expense	-	329,974
Prepaid expenses and other current assets	20,316	30,841
Total current assets	667,775	1,350,696
Fixed assets, net	4,517	-
Patent, net	2,599,578	-
Total Assets	$3,271,870	$1,350,696

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$499,071	$714,966
Accrued interest payable	588,932	503,598
Stock buy-back obligation	-	261,000
Promissory notes payable	828,320	1,409,076
Related party advances and notes payable	161,221	192,221
Other current liability	350,000	-
Obligation to issue common stock	143,000	-
Derivative instruments	24,124	549
Liability for conversion feature	-	46,400
Convertible promissory notes	905,000	975,149
Total current liabilities	3,499,668	4,102,959
Contingent note payable from patent purchase, net	821,336	-
Liability for contingent compensation	10,186	-
Total liabilities	4,331,190	4,102,959
Commitments and contingencies	-	-
Shareholders' deficit:
Series A preferred stock, $.0001 par value; 500,000 and 1,000,000 shares authorized at December 31, 2009 and 2008, respectively; none outstanding	-	-
Series B convertible preferred stock, $.0001 par value; 500,000 and zero shares authorized at December 31, 2009 and 2008, respectively; none outstanding	-	-
Common stock, $.0001 par value; 2,500,000,000 and 500,000,000 shares authorized; 1,893,340,600 and 333,783,072 shares issued and outstanding at December 31, 2009 and 2008, respectively	189,334	33,378
Additional paid-in capital	18,782,970	13,821,132
Accumulated deficit	(20,031,624)	(16,606,773)
Total shareholders' deficit	(1,059,320)	(2,752,263)
Total liabilities and shareholders' deficit	$3,271,870	$1,350,696

See accompanying Notes to Consolidated Financial Statements.

4

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2009 and 2008

	2009	2008

Product sales, net	$734,495	$910,577
Cost of goods sold	(368,524)	(472,565)
Inventory adjustment	(58,773)	(46,565)
Gross profit	307,198	391,447

Operating, sales and administrative expenses	(2,094,303)	(5,201,629)

Net loss before Other income (expense)	(1,787,105)	(4,810,182)

Other income (expense):
Interest expense	(656,450)	(1,592,838)
Change in fair value of derivative instruments	(13,600)	9,144
Gain on discharge of indebtedness	105,684	-
Other expense	(88,380)	(37,095)
Other income	-	24,017
Total other income (expense)	(652,746)	(1,596,772)

Net loss	(2,439,851)	(6,406,954)

Deemed dividend on Series B Preferred Stock	(985,000)	-

Net loss applicable to common shareholders	$(3,424,851)	$(6,406,954)

Weighted average number of shares outstanding, basic and diluted	1,208,492,443	146,615,200

Basic and diluted net loss per common share	$(0.00)	$(0.04)

See accompanying Notes to Consolidated Financial Statements.

5

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Years Ended December 31, 2009 and 2008

	Series B Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2007 *	-	$-	26,792,508	$2,679	$8,500,970	$(10,199,819)	$(1,696,170)

Common stock issued for cash *			55,140,618	5,514	124,494	-	130,008

Common stock issued to board members for compensation *			30,000,000	3,000	1,497,000	-	1,500,000

Common stock issued to employees as additional compensation *			1,260,000	126	26,464	-	26,590

Common stock issued for services *			103,222,993	10,322	2,940,450	-	2,950,772

Common stock issued for the conversion of debt *			100,540,000	10,054	95,346	-	105,400

Common stock issued as additional compensation to lenders *			18,586,953	1,859	127,600	-	129,459

Common stock returned by former board member and cancelled *			(1,760,000)	(176)	176	-	-

Incremental beneficial conversion feature on convertible debt due to default			-	-	438,365	-	438,365

Write-off of fair value of conversion feature due to conversions			-	-	70,267	-	70,267

Net loss	-	-	-	-	-	(6,406,954)	(6,406,954)

Balance at December 31, 2008 *	-	-	333,783,072	33,378	13,821,132	(16,606,773)	(2,752,263)

Issuance of Series B Preferred Stock	500,000	50	-	-	274,950	-	275,000

Common stock issued for cash, net of cash fees			714,673,394	71,467	994,533	-	1,066,000

Common stock issued for services related to sale of common stock			17,000,000	1,700	(1,700)	-	-

Equity awarded for compensation and contingent compensation			87,500,000	8,750	173,650	-	182,400

Common stock and warrants issued for services			31,900,000	3,190	287,010	-	290,200

Common stock issued for the conversion of debt			246,859,885	24,686	133,064	-	157,750

Common stock issued for the payment of interest			161,874,249	16,187	270,257	-	286,444

Common stock issued for acquisition of patent			250,000,000	25,000	1,850,000	-	1,875,000

Common stock issued for conversion of Series B Preferred Stock	(500,000)	(50)	50,000,000	5,000	(4,950)	-	-

Deemed dividend upon issuance of Series B Preferred Stock	-	-	-	-	985,000	(985,000)	-

Common stock cancelled			(250,000)	(25)	25	-	-

Net loss	-	-	-	-	-	(2,439,851)	(2,439,851)

Balance at December 31, 2009	-	$-	1,893,340,600	$189,334	$18,782,970	$(20,031,624)	$(1,059,320)

* - restated due to change in par value of common stock - see Note 4.

See accompanying Notes to Consolidated Financial Statements.

6

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009 and 2008

	2009	2008
Cash flow from operating activities:
Net loss	$(2,439,851)	$(6,406,954)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	44,064	265,118
Depreciation and amortization	52,694	1,140
Allowance for doubtful accounts	-	22,385
Reserve for consigned inventory	58,773	46,565
Gain from discharge of indebtedness	(105,684)	-
Loss on settlements from litigation	82,000	-
Change in fair value of derivative instruments	23,575	(9,144)
Interest for fair value of conversion feature	-	116,667
Common stock and warrants issued for interest	286,444	5,724
Stock based compensation	542,600	4,276,847
Contingent compensation payable	10,186	-
Liability for conversion feature	-	438,365
Changes in operating assets and liabilities:
Accounts receivable	135,507	(72,175)
Inventory and inventory deposit	151,366	60,453
Deferred compensation	329,974	-
Prepaid expenses and other assets	10,525	101,932
Accounts payable and accrued expenses	(215,895)	514,357
Accrued interest payable	85,334	498,334
Net cash used in operating activities	(948,388)	(140,386)

Cash flows from investing activities:
Purchase of fixed assets	(4,517)	-
Net cash used in investing activities	(4,517)	-

Cash flows from financing activities:
Proceeds from promissory notes payable	-	66,750
Payments on promissory notes payable	(83,871)	(230,312)
Proceeds from related party advances and notes payable	5,000	51,810
Payment on related party notes payable	(36,000)	(4,250)
Payments on stock buy-back obligation	-	(49,000)
Proceeds from convertible promissory notes	-	175,549
Obligation to issue common stock	5,000	-
Proceeds from issuance of common stock	1,066,000	130,008
Net cash provided by financing activities	956,129	140,555

Net increase (decrease) in cash	3,224	169
Cash and cash equivalents at beginning of period	8,133	7,964
Cash and cash equivalents at end of period	$11,357	$8,133

Supplemental disclosures:
Cash paid for interest	$6,566	$148,895
Cash paid for income taxes	$-	$-
Non-cash financing activities:
Preferred and common stock issued in settlement of debt	$432,750	$105,400
Issuance of common stock for deferred compensation	$-	$1,651,989
Write-off of fair value of conversion feature due to conversions	$-	$70,267
Conversion of trade payable and debt obligations	$-	$300,550
Conversion of debt and interest to other current liability	$350,000	$-
Common stock issued for Disintegrator patent	$1,875,000	$-
Contingent note assumed for patent purchased, net of discount	$777,272	$-
Deemed dividend from Series B Preferred Stock	$985,000	$-

See accompanying Notes to Consolidated Financial Statements.

7

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2009 and 2008

1.  ORGANIZATION

American Scientific Resources, Incorporated (“ASRI”, together with its subsidiaries, the “Company”), a Nevada corporation provides next-generation medical products and healthcare supplements sourced from around the globe.  Products are distributed primarily through leading retail drug chains, nationwide medical suppliers, infomercials, the Company’s website and other on-line sites.  It is listed on Pink Quote, informally known as the Pink Sheets, and trades under the ticker symbol ASFX.PK.

The Company has three wholly-owned subsidiaries: (1) Kidz-Med, Inc. which distributes a leading line of medical and medicine delivery devices for children and sensitive adults including the world's first clinical non-contact thermometer, (2) HeartSmart, Inc. which supplied nutraceutical supplements developed to aid in the prevention of cardiovascular disease, and (3) Ulster Scientific, Inc. which introduced the very first mechanical blood-sampling device, thereby making possible effective home blood glucose monitoring. Ulster Scientific pioneered many diabetes products, including insulin injection devices, disposable lancets, and clinical blood-sampling devices, as well as many other important products for health care and laboratory safety.  HeartSmart and Ulster Scientific ceased operations in 2008 and 2005, respectively, and are currently inactive with no immediate plans to resume regular operations.  Both of these subsidiaries ceased operations so that the Company could focus its resources on the Kidz-Med product line.  In September 2009, ASRI acquired a patent from Safeguard Medical Technologies, LLC, which assembled and distributed the Disintegrator®, a home medical device for the destruction of needles (see Note 6 – Acquisition of Patent).

2.  GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has current liabilities that exceed current assets by $2,831,893 at December 31, 2009, and has reported a net loss of $2,439,851 and net cash used in operations of $948,388 for the year ended December 31, 2009.  In addition, the Company is in default with regard to payment of certain of its obligations.  At December 31, 2009, the amount of principal outstanding on notes payable for which the Company is in default amounted to $1,869,182.  These conditions raise operating and liquidity concerns and substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.  The Company’s continued existence is dependent upon its ability to successfully execute its business plan, secure additional sources of liquidity and obtain accommodating credit terms from vendors, note holders and other creditors.  Should the Company be unable to renegotiate the terms and conditions on its debt obligations or is otherwise unable to pay its accounts payable when due, the Company may incur materially higher interest expenses, and the debt holders could foreclose on their collateral and commence legal action against the Company to recover amounts due which ultimately could require the disposition of some or all of the Company’s assets. Any such action may require the Company to curtail or cease operations.

Over the last two years, operations have been funded primarily by sales and issuances of the Company’s securities and revenue generated from sales of the Company’s products.  Current and future operations are expected to be funded from sales of the Company’s products and new investment.  Many of the Company’s products currently held in inventory have been paid for in full, thereby requiring only small amounts of cash to fund cost of sales for the short-term.  To the extent that any excess cash is generated from operations, it has been, and will continue to be, used for the payment of debt and other obligations.  Management believes that, based on the anticipated level of sales, and continued support through reasonable and accommodating credit terms from vendors, debt holders and other creditors, the Company can continue operating in the short-term.  During 2009, the Company used proceeds from the sale of shares of its common stock for the development of the Company’s Kidz-Med Non-Contact 5-in-1 Thermometer and the Disintegrator Plus®.  Proceeds from any future sales of the Company’s securities are also expected to be used primarily for product development.  The Company may continue to offer its securities for payment of services and other obligations.

8

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation.  For 2009, the accompanying consolidated financial statements include the accounts of American Scientific Resources, Incorporated., and its subsidiary, Kidz-Med, Inc.  For 2008, these consolidated financial statements include the accounts of American Scientific Resources, Incorporated, and its subsidiaries, Kidz-Med, Inc., HeartSmart, Inc. and Ulster Scientific, Inc.  During the year ended December 31, 2008, HeartSmart and Ulster Scientific had few, insignificant transactions and their accounting records were closed effective January 1, 2009.  All significant inter-company transactions have been eliminated.

Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition. The Company sells or consigns its products on a wholesale basis to retailers and medical suppliers, and on a retail basis direct to customers usually via the internet.  The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104.  Accordingly, revenue is recognized when persuasive evidence of an arrangement exists, when the selling price is fixed or determinable, when shipment or delivery occurs, ownership has transferred, and when collection is probable.  For wholesale sales, the Company generally negotiates an agreement which covers quantities, delivery, title transfer, pricing, warranties, returns and other terms, which dictate revenue recognition.  Revenue from internet sales is recognized upon shipment of the product to the customer.  All sales are made at a quoted, fixed price determined prior to completion of the sale.

Revenue from product placed with customers on consignment is recognized when the customer has confirmed sale of the product to third parties.  The Company receives periodic reports of consignment sales and inventory positions from customers.  In August 2009, a significant consignment arrangement was terminated.

Revenues in the consolidated statement of operations are shown net of any discounts and actual returns for damaged product.  In the Company’s experience, returns for malfunctioning product resulting in warranty claims generally have been insignificant, and as such, no provision for warranty claims is provided in these consolidated financial statements.  Returns of merchantable product are reversed from revenue and returned to inventory for re-sale upon the Company’s receipt of the product.

The Company provides a one year limited warranty on most of its retail product sales.  Specific warranty and right of return arrangements are negotiated with wholesalers.  To the extent that the Company has negotiated warranty and return arrangements with manufacturers and suppliers, the Company may put any returns from sales back to such manufacturers and suppliers.

The Company records shipping and handling charges billed to customers as revenue and the related expense in cost of goods sold, in accordance with its revenue recognition policy.

For the years ended December 31, 2009 and 2008, a majority of the Company’s revenues were generated from sales of the non-contact thermometer to customers.  It is impracticable to provide additional product sales information.

Cash and cash equivalents.  The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

9

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Accounts receivable.  Accounts receivable are stated at net realizable value.  Management provides for uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts and historical collection information.  Balances that are deemed uncollectible after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable.  The allowance for doubtful accounts was $28,224 and $28,224 as of December 31, 2009 and 2008, respectively.  A summary of changes in this reserve account are as follows:

	Balance,	Additions			Balance,
	Beginning of	Charged to	Charged to		End of
	Year	Cost or Expense	Other Accounts	Deductions	Year
Accounts Receivable
Allowance for doubtful accounts
2008	$5,839	$22,385	$-	$-	$28,224
2009	28,224	-	-	-	28,224

Inventory.  The Company’s inventories consist of finished goods on-hand and consigned to others, packaged and unpackaged product, packing supplies and spare parts.  As of December 31, 2009 and 2008, the net amount of inventory at cost consigned to others amounted to $0 and $365,628, respectively.

Inventories are stated at lower of cost or market using the first-in, first-out method and consist primarily of finished product.  Packaging costs are added to the cost of the product.  Excess and unused packaging and re-packaging costs are expensed.  Advertising and promotional materials are expensed as operating, sales and administrative expenses.

The Company has a variety of spare parts, which are deemed to have no value for accounting purposes as of December 31, 2009, as management has determined that it is doubtful that any amounts will be realized from the ultimate disposition of these spares parts.  The Company reviews finished inventory on-hand and consigned to others, and provides for missing, obsolete and damaged product periodically based on the results of the review.

As of December 31, 2009 and 2008, inventory reserves amounted to $166,808 and $272,025.  For the years ended December 31, 2009 and 2008, the inventory adjustment to write-down inventory due to product believed to be lost or damaged, or unaccounted for after distribution on consignment, amounted to $58,773 and $46,565, respectively, and charged to cost of sales.  It is possible that a portion of amounts established for inventory reserves will ultimately be collected in cash from vendors, product located, repaired and/or re-packaged, and/or returned to the Company for resale.  During 2009, the Company reversed $163,990 of its reserve against inventory as this product was either sold or deemed by management to be permanently lost, damaged or not recoverable.  A summary of changes to the inventory reserve account is as follows:

	Balance,	Additions			Balance,
	Beginning of	Charged to	Charged to		End of
	Year	Cost or Expense	Other Accounts	Deductions	Year
Inventory
Reserve for inventory lost or damaged
2008	$225,460	$46,565	$-	$-	$272,025
2009	272,025	58,773	-	(163,990)	166,808

10

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Fixed assets. Fixed assets are comprised of computer equipment and are stated at cost and depreciated using the straight-line method, over the asset’s estimated useful life.  Computer equipment and software, which currently comprise substantially all of the Company’s assets, have been deemed to have useful lives of approximately 3 years and are being depreciated over this period.  The Company records depreciation expense as a component of operating, sales and administrative expenses.

Patent. The Company’s patent for the Disintegrator® is being amortized on a straight-line basis over the remaining life of the patent of 151 months. The Company records amortization expense as a component of operating, sales and administrative expenses.

Income taxes.  The Company provides for income taxes in accordance with Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”) using an asset and liability based approach.  Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes.  ASC 740 requires the Company to recognize income tax benefits for loss carry forwards that have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance if it is more likely than not that loss carry forwards will expire before the Company is able to realize their benefit, or that future deductibility is uncertain.  For financial statement purposes, the deferred tax asset for loss carry forwards has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized.

ASC 740 also provides guidance on recognition, classification and disclosure concerning uncertain tax benefits and tax liabilities.  The evaluation of a tax position requires recognition of a tax benefit or liability if it is ‘more-likely-than-not’ that it will be sustained upon examination.  For tax positions meeting the ‘more-likely-than-not’ threshold, the amount recognized in the financial statements is the largest benefit or liability that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Advertising costs. Advertising and cooperative marketing costs in the amounts of $110,445 and $162,039 were expensed as operating, sales and administrative expenses as incurred, for the years ending December 31, 2009 and 2008, respectively.

Stock based compensation. The Company has exchanged its common stock for services render by employees, directors, consultants and others.  The Company accounts for stock and stock options issued to employees and non-employees for services and other compensation under the provisions of ASC No. 718, Compensation – Stock Compensation and ASC No. 505-50, Equity-Based Payments to Non-Employees, which establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services at fair value.  These standards also address transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  For employees, stock awarded is valued based on the closing bid price on the date of grant.   For non-employees, stock issued for services is valued at either the invoiced or contracted value of services provided, or to be provided, or the fair value of the stock at the due date per the service agreement, whichever is more readily determinable.  Warrants or options issued for services provided, or to be provided, are valued at fair value at the date the agreement to award is reached.  Other than a stock option plan, the Company has no established plans for the issuance of shares to employees and non-employees; shares awarded during the years ended 2009 and 2008 have consisted of new shares.

Earnings (Loss) per share. Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the periods.  Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year.  Potentially dilutive shares at December 31, 2009 aggregate of up to 103,863,546 common shares consisting of 25,818,392 share issuable upon exercise of outstanding warrants, up to 62,156,593 shares issuable in accordance with default provisions of outstanding convertible debt and up to 15,888,561 shares issuable should all of the convertible debt noteholders elect to convert accrued interest to common shares.

11

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Concentration of credit risk. Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade accounts receivable. The Company places its cash with high credit financial institutions.  The Company extends credit to its customers, all on an unsecured basis, after performing certain credit analysis.  The Company continually performs credit evaluations of its customers and maintains an allowance for doubtful accounts for potential credit losses.

For the year ended December 31, 2009, sales to our two largest customers amounted 49% and 16% of our total revenue.  As of December 31, 2009, accounts receivable from these two customers amounted to $392 and $54,522, respectively.  For the year ended December 31, 2008, sales to the same two customers amounted to 72% and 18% of our total revenue.  Also, sales of one of our products accounted for a majority of our sales.

Loss of a major vendor may significantly impact future results of operations.  For the years ended December 31, 2009 and 2008, one vendor, Tecnimed, provided substantially all of product for resale.  See Note 7 – Notes Payable.  The Company did not purchase any product from Tecnimed during 2009.

Recent accounting pronouncements.  Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles — Overall (“ASC 105-10”).  ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”).  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.

Effective January 1, 2009, the Company adopted FASB ASC Topic 805, Business Combinations (“ASC 805”).  ASC 805 establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree.  ASC 805 also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  ASC 805 also provides guidance for recognizing changes in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals that result from a business combination transaction as adjustments to income tax expense.

In April 2009, the FASB issued updated guidance related to business combinations, which is included in the Codification in ASC 805-20, Business Combinations — Identifiable Assets, Liabilities and Any Non-controlling Interest (“ASC 805-20”).  ASC 805-20 amends and clarifies ASC 805 to address application issues regarding initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination.  In circumstances where the acquisition date fair value for a contingency cannot be determined during the measurement period and it is concluded that it is probable that an asset or liability exists as of the acquisition date and the amount can be reasonably estimated, a contingency is recognized as of the acquisition date based on the estimated amount.  ASC 805-20 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company adopted this pronouncement in connection with the Disintegrator acquisition.

In May 2009, the FASB issued general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  The Company adopted these standards as of and for the year ending December 31, 2009.  In February 2010, the FASB amended ASC 855-10, Subsequent Events requiring an entity that is an SEC filer to evaluate subsequent events through the date the financial statements are issued.  This amended standard is effective for interim or annual periods ending after June 15, 2010.

12

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Fair value of financial instruments. The carrying values of accounts receivable, inventory, accounts payable and accrued expenses approximate their fair values due to their short term maturities.  The carrying values of certain of the Company’s notes payable approximate their fair values based upon a comparison of the interest rate and terms of such debt given the level of risk to the rates and terms of similar debt currently available to the Company in the marketplace.  It is not practical to estimate the fair value of certain notes payable, the convertible debt and the liability for contingent compensation from acquisition.  In order to do so, it would be necessary to obtain an independent valuation of these unique instruments.  The cost of that valuation would not be justified in light of the circumstances.

Fair value measurements. The FASB’s Accounting Standards Codification defines fair value as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

Level 1 – Quoted prices for identical instruments in active markets.
Level 2 – Quoted prices for similar instruments in active or inactive markets and valuations derived from models where all significant inputs are observable in active markets.
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are unobservable in any market.

The Company values its liability for contingent consideration and warrants in accordance with the Level 3 guidelines.  See Note 6 – Acquisition of Patent, Note 7 – Notes Payable, and Note 9 – Equity, for fair value measurements as of December 31, 2009.

Derivative instruments.Derivative instruments consist of certain common stock warrants.  The derivative instruments are recorded in the balance sheets at fair value as liabilities.  Changes in fair value are recognized in earnings in the period of change.

4.  RESTATEMENTS AND RECLASSIFICATION

The Company has restated its previously issued audited financial statements as of and for the year ended December 31, 2008.  During 2009, after issuance of the 2008 audited financial statements, the Company determined that, effective December 31, 2007, the correct par value for the Company’s common shares was $0.0001 per share and not $0.001 per share as previously reported.  Accordingly, for these financial statements, the Company’s common stock and additional paid in capital accounts were adjusted by an aggregate amount of $300,405 on December 31, 2008.

In June 2010, the Company’s Board of Directors determined that the default date for all of the noteholders participating in the 2007 subscription agreement debentures was April 30, 2008.  Pursuant to the terms of the convertible promissory notes, interest is payable quarterly.  The Company made all of its interest payments through December 31, 2007.  The Company did not make its March 31, 2008 interest payment, and thus per the terms of the convertible promissory notes, the Company was declared in default on April 30, 2008.  Previously, the default date was determined to be the maturity date of each promissory note which was one year from the date the noteholder committed to subscribe to the offering.  The effect of the change was to correct the default conversion price to one share of common stock per $0.0146 of principal outstanding consequently reducing the total number of shares issuable upon full conversion of the notes from 311,821,337 to 62,156,593.

In addition, the Company corrected its accounting for contingent compensation related to warrants issuable to an officer of the Company pursuant to his employment agreement.  As discussed in Note 6 – Acquisition of Patent, the Company recorded $77,400 as compensation expense with an offset to additional paid-in capital for the period ended December 31, 2009 as it is probable that the $7.0 million revenue target will be met.  Compensation expense for this item had not been recorded in the previously issued 2009 consolidated financial statements.

13

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

The Company amended its footnote disclosures related to warrants outstanding to summarize warrants subject to a cashless exercise, anti-dilution and adjustment for subsequent issuances of equity provisions, and to disclose rent expense of $13,741 and $0 for 2009 and 2008, respectively.

A summary of the consolidated balance sheet and consolidated statement of operations as originally reported and as restated, as of December 31, 2009 and the year then ended, is as follows:

	As	As Originally
	Restated	Reported

Current assets	$667,775	$667,775
Total assets	3,271,870	3,271,870

Current liabilities	3,499,668	3,499,668
Total liabilites	4,331,190	4,331,190
Total shareholders' deficit	(1,059,320)	(1,059,320)

Net loss applicable to common shareholders	3,424,851	3,347,451
Basic and diluted net loss per common share	(0.00)	(0.00)

Certain amounts in the consolidated financial statements as of and for the year ended December 31, 2008 have been reclassified for comparative purposes to conform to the presentation in the consolidated financial statements as of and for the year ended December 31, 2009.

5.  FIXED ASSETS, NET

Fixed assets, net of accumulated depreciation, consist of the following at December 31, 2009 and 2008, respectively:

	2009	2008

Computer equipment and software	$69,414	$64,897
Less accumulated depreciation	(64,897)	(64,897)
	$4,517	$-

Depreciation expense was $0 and $1,140 during the fiscal years ended December 31, 2009 and 2008, respectively.

14

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

6.  ACQUISITION OF PATENT

On September 10, 2009, ASRI purchased a patent for a needle destruction device known as the Disintegrator® (including trademarks for the Disintegrator®, Disintegrator Plus® and Disintegrator Pro®) and other assets from Safeguard Medical Technologies, LLC (“Safeguard” or the “Seller”) in exchange for 250,000,000 shares of common stock and assumption of a contingent note payable up to $1,200,000.  The Company evaluated the acquisition to determine whether the purchase of the patent, trademarks and other assets constituted the acquisition of a business in accordance with ASC 805, Business Combinations and the definition of a business per rules promulgated by the SEC.  After application of the various criteria, management determined that this acquisition was in substance the purchase of an asset.  While the Company acquired certain spare part inventory on hand, rights to distribution, intellectual property (including the patent and trademarks) and other assets, management determined that only the patent for the Disintegrator® had value.  Accordingly, the Company recorded the patent at $2,652,272 equivalent the trading value of the 250,000,000 shares of common stock at the closing bid price on September 10, 2009 in the amount of $1,875,000 and the discounted amount of a $1,200,000 contingent note payable assumed in the amount of $777,272.

The patent is due to expire in May 2022.  The Company determined that the remaining useful life of the patent to be 12 years and 7 months, and is amortizing the patent accordingly.  For the year ended December 31, 2009, amortization expense related to the patent amounted to $52,694.

The assumed $1.2 million, non-interest bearing, contingent note is payable to a party related to the Seller in two installments upon reaching certain targets.  The first installment of $600,000 is payable upon the Company reaching $6,000,000 in combined new capital and revenue from sales of the Disintegrator Plus® and certain other products introduced by the Seller within two years of September 10, 2009.  The second installment of $600,000 is payable upon the Company reaching an additional $4,000,000 of combined new capital and revenue within two years of the due date of the first installment.  At the Company’s option, the first and second installments may each be paid over 12 months after achievement of the respective combined capital and revenue targets.  As it is probable that the Company will reach the combined capital and revenue targets within four years, the $1.2 million note obligation has been recognized.  The first installment of the note was discounted at 16% from the end of a two year period and the second installment was discounted at 16% from the end of a four year period, resulting in a present value of $777,272.  The 16% discount rate was determined as the weighted average cost of capital for small companies in the Company’s industry from an independent research service (Morningstar’s Ibbotson® Cost of Capital 2009 Yearbook, page 3-66).  Subsequent changes to the Company’s estimate of the amount due on this contingent note payable will be recorded in the Company’s consolidated financial statements when known.  During the period from September 10, 2009 to December 31, 2009, the Company recognized $44,064 of interest expense related to amortization of this contingent note payable.

Simultaneous with the patent acquisition, the Company agreed to hire an executive and majority owner of the Seller to assist with operations, sales and marketing, and entered into a ten year employment agreement with the executive (See Note 10 – Commitments and Contingencies), and retain the Seller for production, engineering and quality control services.  In consideration for entering into the employment agreement and other agreements with the Seller, the Company agreed to issue up to 250,000,000 warrants and pay up to $200,000 as a cash bonus, both contingent upon future sales of the Disintegrator® and certain other products, to the executive and majority owner of the Seller.  Management determined that the contingent warrants and contingent bonus payable qualified for treatment as contingent compensation for accounting purposes.  As described in the next paragraph, $823,991 was determined to be the fair value of the contingent compensation at the acquisition date.  The fair value of the contingent compensation was obtained by determining the likelihood that the contingency would be realized within the applicable time period and applying the Black-Scholes pricing model to the warrants and a discount to present value for the bonus.  Subsequent changes to the Company’s estimate of the total amount of compensation due will be recorded in the Company’s consolidated financial statements when known.

15

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

The Company agreed to issue Safeguard 50,000,000 warrants to purchase an equivalent number of shares of common stock immediately upon the collection of $2.0 million in revenue from sales of the Disintegrator Plus® and certain other products.  The exercise price is equal to the closing bid price of the common shares on August 11, 2009, or $.002 per share.  Further, the Company agreed to issue the Seller up to 200,000,000 warrants, in 50,000,000 tranches, immediately upon collection of an additional $5.0 million, $10.0 million, $15.0 million and $20.0 million in revenue from sales of the Disintegrator Plus® and certain other products introduced by the executive and majority owner of the Seller with an exercise price equal to the lesser of the closing bid price on the day prior to achieving the revenue target or the exercise price of the immediately preceding tranche.  Further, after three years, the Company agreed to pay a one-time cash bonus to the executive and majority owner of the Seller of up to $200,000 based gross revenue generated from sales of the Disintegrator Plus® and certain other products.  The warrant revenue targets for each tranche must be met, and the bonus is payable, within three years of September 10, 2009.

As it is probable that the Company will reach $7.0 million in sales over the next three years, the Company currently anticipates the issuance of 100,000,000 warrants, which have been determined to have a fair value of $759,925 as of September 10, 2009.  The fair value of these warrants has been determined by using the Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 278.50%, risk-free interest rate of 2.29%, and an estimated life of five years.  In accordance with ASC No. 718-10, Compensation – Stock Compensation, the Company is recording monthly compensation expense for the fair value of the warrants payable.   For the period ended December 31, 2009, the Company recording $77,400 as compensation expense with an offset to additional paid-in capital.  The Company will adjust the total amount of recorded compensation expense as recorded in the consolidated financial statements upon the occurrence of an event which would indicate a change to the level of the achievable sales.

As it is probable that the Company will reach $7.0 million in sales over three years, the Seller is entitled to a $100,000 cash bonus, which was deemed to have a fair value of $64,066 on September 10, 2009 determined as the present value of the probable amount of bonus payable discounted at 16% from the end of a three year period.  The Company is accruing monthly compensation expense for the anticipated full amount of the bonus payable on a straight-line basis over the 3 year period that the services are to be performed.  During the period from September 10, 2009 to December 31, 2009, the Company recognized $10,186 as compensation expense related to this liability for contingent compensation.

During the year ended 2009, the Company paid $10,000 related to the employment agreement.  No amounts were paid for production, engineering and quality control services.

7.  NOTES PAYABLE

Stock buy-back obligation.  In October 2007, a demand letter was presented to the Company under the terms of a stipulation of settlement, as amended, to purchase 250,000 shares of the Company’s stock held by an investor at the price of $1.24 per share.  A liability of $310,000 relating to this matter was recorded during 2007 with an offset to additional paid-in capital.  In May 2008, the investor filed suit against the Company in the United States District Court of the Northern District of New York for failing to comply with the stipulation of settlement, as amended, to purchase 250,000 shares of common stock.  As of December 31, 2008, the balance outstanding on this obligation amounted to $261,000.  The matter was subsequently referred to arbitration.  On October 16, 2009, the Company partially settled the complaint.  As part of the settlement, another investor agreed to purchase the settling investor’s common shares in exchange for the receipt of 500,000 shares of the Company’s Series B Preferred Stock.  The Series B Preferred Stock issued was valued at $275,000 on the date of issuance, and as a result, the Company recognized a $14,000 loss on settlement of this litigation.  The 250,000 common shares were returned to the Company and cancelled.  On October 30, 2009, the new investor converted all of the Series B preferred shares into 50,000,000 shares of common stock.  Upon conversion, the common shares were valued at $1,150,000, the closing bid price on the day of conversion.  After reaching a final settlement in January 2010, the arbitration proceeding was closed in February 2010.

16

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Promissory notes payable

On September 28, 2007, the Company issued a promissory note to a lender (“Lender 1”) in the aggregate principal amount of $267,500 (“Note 1”) and received cash proceeds in the sum of $250,000.  In conjunction with the issuance of Note 1, effective September 28, 2007, we issued 125,000 shares of our common stock to Lender 1 valued at $0.18 per share, the trading price on that day.  We also issued 250,000 warrants to purchase an equivalent number of shares of our common stock.  These warrants are exercisable over a three year period beginning September 28, 2007 at a price of $0.25 per share.  The value of the warrants was determined by using the Black-Scholes pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 189%, risk-free interest rate of 4.03%, and an expected life of three years.  The value of the warrants issued amounted to $34,744 and was amortized to interest expense over 6 months during 2007 and 2008.   Interest accrues on Note 1 at a rate of 12.0% per annum.  All principal and interest accruing under Note 1 was due March 28, 2008.  The Company did not meet its obligations under this note and as a result entered into an event of default.  For failure to pay principal or interest on the due date or to perform on the conditions contained in Note 1, Lender 1, at its option, may declare the entire unpaid balance of principal and interest immediately due and payable.  In the event of default, interest accrues at the rate of 6.0% per month on any unpaid obligation and is payable in cash and shares of our common stock.  Lender 1 disputes the Company’s calculation of principal and interest, primarily with regard to the compounding of interest.  The Company has been negotiating with Lender 1 to clarify and amend payment and other terms of the note, which would include a waiver of default for the required payments that have not been made.  As of April 15, 2010, no agreement has been reached with Lender 1 to modify the loan terms.  As of December 31, 2009 and 2008, the outstanding principal balance on Note 1 was $232,000 and $249,104.   Accrued interest payable amounted to $232,411 as of December 31, 2009, including interest accrued at the default rate.  During the years ended December 31, 2009 and 2008, the Company issued 73,392,600 and 14,920,049 shares of common stock to Lender 1 in satisfaction of, and in anticipation of, a portion of the penalty interest due on Note 1.  As of December 31, 2009, 1,068,018 shares were deemed to have been issued for prepaid interest and were valued at the closing bid price at the time of issuance or $427.

On October 22, 2007, the Company issued a promissory note to a lender (“Lender 2”) in the aggregate principal amount of $262,500 (“Note 2”) and received cash proceeds from Lender 2 in the sum of $250,000.  A current member of our Board of Directors is indirectly related to Lender 2.  In conjunction with the issuance of Note 2, effective October 22, 2007, we issued 125,000 shares of our common stock to Lender 2 valued at $0.23 per share, the trading price on that day.  We also issued 250,000 warrants to purchase an equivalent number of shares of our common stock.  These warrants are exercisable over a three year period beginning October 22, 2007 at a price of $0.25 per share.  The value of these warrants was determined by using the Black-Scholes pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 168%, risk-free interest rate of 3.88%, and an expected life of three years.  The value of the warrants issued amounted to $41,477 and was amortized to interest expense over 4 months during 2007 and 2008.  Interest accrues on Note 2 at a rate of 12.0% per annum. All principal and interest accruing under Note 2 was due February 22, 2008.  The Company did not meet its obligations under this note and as a result entered into an event of default. During the years ended December 31, 2009 and 2008, the Company issued 73,392,600 and 15,086,049 shares of common stock to Lender 2 in satisfaction of, and in anticipation of, penalty interest due on Note 2.  Effective December 31, 2009, the Company entered into an agreement whereby Lender 2 released the Company from all principal and interest obligations under the note in exchange for the Company’s commitment to file a registration statement with the SEC and to compensate Lender 2 should Lender 2 be unable to sell up to 88,000,000 million of its shares above an average price of $0.01 per share over an eleven week period after the registration statement becomes effective.  The maximum amount due by the Company under the release agreement is $350,000.  On January 21, 2010, the Company filed a registration statement with the SEC.  As a result, on December 31, 2009, the Company recognized a gain from discharge of indebtedness in the amount of $105,684 consisting of relief of principal of $227,375 and accrued interest of $228,309 on the note less $350,000, and reclassified the remaining principal and accrued interest in the amount of $350,000 to other current liability.

17

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

In October 2007 and April 2008, the Company issued two promissory notes to Tecnimed, Slr (“Tecnimed” or the “Vendor”) in the aggregate principal amount of $608,800.  These notes accrued interest at 10% per annum and are secured by a portion of the Company’s inventory received from the Vendor.  In conjunction with the issuance of the first of these notes, effective October 30, 2007, we issued 375,000 of our common stock valued at $0.26 per share, the trading price at the end of that day.  All principal and interest was due during 2008.  As of December 31, 2009 and 2008, the Company had $283,252 and $491,713 of principal outstanding on the two promissory notes.  On March 6, 2009, the Company entered into a Settlement Agreement with the Vendor (the “Settlement Agreement”), whereby the parties agreed to termination of the existing distribution agreement as amended, payment terms with regard to sold and unsold product, new terms with regard to sales and distribution of existing product, mutual releases of claims against one another, and modification to certain indemnity provisions (see Note 10 – Commitment and Contingencies regarding litigation between a competitor, Tecnimed and the Company), among other provisions.  As part of the Settlement Agreement, the Company agreed not to make any cash distributions to shareholders, officers, directors and employees (apart from ordinary salary), and pay the Vendor 30% of any of capital raised (excluding any financing for working capital), until the obligation to the Vendor has been fully satisfied.  Further, the Company agreed to an even split of cash received from customers until the debt is paid in full.  In addition, the Vendor agreed to waive all penalties, fees and interest above 6% compounded annually, with respect to the notes, and forbear collection proceedings for 18 months from the date of the Settlement Agreement provided the Company is in compliance with the obligations within the Settlement Agreement.  The Vendor also has a lien on product titled to the Company at an independent warehouse location and requires specific authorization prior to release of such product to the Company.  As a result of the reduction of the interest rate, the Company reduced previously recorded interest expense by $27,464.  During the year ended December 31, 2009, the Company paid $208,461 of principal on the two promissory notes held by the Vendor.  Accrued interest payable at December 31, 2009 related to these two notes was $61,698.

On November 5, 2005, the Company received $300,000 from a shareholder and former service provider (“Service Provider 1”) as a short term cash advance.  No agreement was entered into regarding the payment of principal and interest.  During years ended December 31, 2009 and 2008, the Company made $10,500 and $0 of principal payments towards this advance leaving $289,500 outstanding as of December 31, 2009.

On July 15, 2008, the Company issued an unsecured promissory note to a lender (“Lender 3”) in the aggregate principal amount of $25,000 for cash.  The principal amount of this note was due in full on September 16, 2008.  The Company did not meet its obligations under this note and as a result entered into an event of default.  In the event of default as defined in the promissory note, the note shall be immediately due and payable, plus interest at 1.5% per month on the balance outstanding, plus any fees incurred.  As of December 31, 2008, principal outstanding on this note was $23,500.  During 2009, the Company paid $23,500 of principal and $5,000 of interest to settle all obligations due under this note.

As of December 31, 2009 and 2008, the Company had outstanding principal balance due on an unsecured installment note with a commercial bank (“Commercial Bank”) in the amounts of $23,568 and $44,634, respectively.  This note calls for monthly payments of $2,057 with interest on the outstanding balance at prime plus 1.50%.  The final maturity is December 14, 2010.  This installment note is personally guaranteed by our chief executive officer and another member of our Board of Directors.

On February 25, 2008, the Company entered into an agreement with a marketing consultant (“Service Provider 2”) which included a $70,000 unsecured, revolving line of credit with the consultant bearing interest at 10% per annum.  A portion of the credit line was used to pay outstanding Company obligations in the amount of $41,750.  The credit line was supported by a convertible promissory note whereby the holder may, at any time, convert the outstanding principal and interest to shares of common stock at a conversion price of $0.05 per dollar outstanding.  As consideration for services performed under the consulting agreement, in March 2008, we issued 1,172,442 shares of our common stock valued at $117,244, and in June 2008, we issued 7,991,902 shares of common stock valued at $59,939.  In addition, the Company granted the holder a warrant to purchase up to 250,000 shares of our common stock exercisable over a five year period at an initial exercise price of $0.25 per share.  The line of credit matured April 30, 2008.  The note called for monthly payments of interest until May 1, 2009, when all outstanding principal and interest was due and payable.  This note had an outstanding balance of $41,750 at December 31, 2008.  The Company did not meet its obligations under this note and as a result entered into an event of default.  In November 2009, the Company agreed to a settlement whereby all principal and interest due in the amount of $55,486 was converted to 3,699,079 shares of common stock at an adjusted conversion price of $0.015 per share.

18

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

A summary of principal due on promissory notes payable as of December 31, 2009 and 2008 is as follows:

	2009	2008

Lender 1	$232,000	$249,104
Lender 2	-	258,375
Tecnimed	283,252	491,713
Service Provider 1	289,500	300,000
Lender 3	-	23,500
Commercial Bank	23,568	44,634
Service Provider 2	-	41,750
	$828,320	$1,409,076

Related party advances and notes

On July 30, 2007, the Company received cash and issued a promissory note to a relative of our chief executive officer in the principal amount of $125,000.  Interest accrued on this note at a rate of 24% per annum and was to be paid monthly.  All principal and accrued interest was due on or before October 30, 2007.  The Company has not made the required principal and interest payments and has been negotiating with the holder to amend the payment terms of the note, which would include a waiver of default for the required payments that have not been made.  In the event of default, the note calls for interest at 36% per annum.  The loan is collateralized by 5,300 units of the Company’s thermometer product held for resale.  As of December 31, 2009 and 2008, the outstanding balance is $99,250 and 122,250, respectively.  The Company has recorded accrued interest payable amounting to $69,234 at December 31, 2009, at the rate of 24% per annum as the Company believes it will not be obligated to pay the default rate of interest.  Had the Company accrued at the default rate of interest, accrued interest payable at December 31, 2009 would have been $92,216 and additional interest expense in the amount of $13,288 and $14,972 would have been recognized for the years ended December 31, 2009 and 2008, respectively.

During the years ended December 31, 2008 and 2007, two of the Company’s board members, and ASR Realty Group, LLC (“ASR”), an entity affiliated with a former board member, advanced funds to the Company for working capital on a non-interest bearing basis.  The principal balance due to the board members was $60,180 and $73,180 at December 31, 2009 and 2008, respectively.  One of these advances in the amount of $27,000 due to ASR, is documented by a note and secured by accounts receivable, inventory and other assets of the Company, and should the balance not be paid on demand, interest shall accrue at 15% per annum.  As of December 31, 2009, the Company had accrued interest in the amount of $4,738 with regard to this note.

See Note 11 – Related Party Transactions for additional information on related party advances.

Convertible promissory notes

Subscription agreement debentures. During 2007, the Company entered into subscription agreements with various investors issuing convertible promissory notes, 905,000 common shares and 1,810,000 warrants to purchase an equivalent number of common shares in exchange for proceeds of $905,000.  The warrants are exercisable at $1.00 per share over a five year period from issuance.  As of December 31, 2009 and 2008, the Company had $905,000 of principal outstanding on these debentures.

19

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

The convertible promissory notes accrue interest at 10%, and all principal and interest was due on the first anniversary of their issuance date.  These notes were convertible into shares of our common stock at the option of each holder at (1) $0.25 per share, or (2) a 20% discount to the price per share issued in a financing transaction of at least $2,000,000, or (3) in the event of default, the conversion price would be adjusted to equal 80% of the Company’s average closing stock price during the five trading days prior to default.

At their commitment date each convertible promissory note was tested for a beneficial conversion feature by comparing the effective conversion price to the fair value of the Company's stock.  The Company recognized a beneficial conversion feature of $187,183 which was recorded as a discount to the convertible promissory notes with an offset to additional paid-in capital.  Additionally, the relative fair value of the warrants and common stock of $118,421 and $105,284, respectively, was calculated and recorded as a further reduction to the carrying amount of the convertible debt and as addition to paid-in capital.  The Company amortized the debt discount over the term of the debt.  Amortization of debt discount for the year ended December 31, 2008 was $217,948.  The fair value of the warrants was measured utilizing the Black-Scholes fair value methodology using assumptions of 5 years for expected term, volatility of 115%, no dividends and a risk free interest rate of 4.70%.

Each convertible promissory note issued with the subscription agreements had a term of one year and was not repaid.  Due to the default and reset of the conversion price to 80% of the fair value of the Company’s common stock five days prior to the default, the Company tested each convertible promissory note for an incremental beneficial conversion feature.  As a resulted, the Company recognized $438,365 of interest expense during 2008.  The Company’s Board of Directors has determined that the default date for each convertible promissory note was April 30, 2008.  The calculation of the conversion rate to common shares on such date was $0.0146 of principal outstanding to one share of common stock.  Based on the default provisions, noteholders may convert their principal balance into 62,156,593 common shares.  Unless the Company declares a stock dividend, or there is some other re-capitalization of the Company, such as a stock split or reverse stock split, the conversion price established at the default date will not change.

The subscription agreements for these debentures contain a registration rights penalty whereby, commencing upon six months from an initial unit sale and, for each monthly period thereafter that the common stock and the common stock underlying the warrants are not registered, the Company will issue 4,167 warrants per unit as a penalty to the subscription holder.  The Company failed to file a registration statement and consequently, beginning August 2007, the Company began valuing 4,167 warrants per outstanding unit as a penalty.  The penalty warrants have been determined to be a derivative instrument.  For the year ended December 31, 2009, the value of the penalty warrants has been determined by using the Black-Scholes pricing model with the following weighted average assumptions: no dividend yield, expected volatility of 333.68%, risk-free interest rate of 2.69%, and an expected life of five years.  The aggregate value of the penalty warrants issued amounted to $19,499 and $9,525 for the year ended December 31, 2009 and 2008, respectively.  The derivative liabilities were adjusted to their fair values of $24,124 and $549 at December 31, 2009 and 2008, respectively.  On January 21, 2010, the Company filed a registration statement with the SEC.  The Company will continue to accrue penalty warrants until the registration statement becomes effective.

For the year ended December 31, 2009, the Company recognized interest expense of $90,748 and had $220,851 of accrued interest payable at December 31, 2009 related to these convertible promissory notes. The convertible promissory notes also contain a provision whereby the noteholder may elect to convert accrued interest payable into shares of our common stock.  As of December 31, 2009, based on the closing price of the Company’s common stock on that date, accrued interest payable may be converted into 15,888,561 shares of common stock should all noteholders elect to do so.

A current member of our Board of Directors directly owns convertible promissory notes which provide for conversion into 50,000 common shares, and 100,000 warrants to purchase common shares.  Parties directly and indirectly related to this director, own convertible promissory notes convertible into 300,000 common shares, and 600,000 warrants to purchase common shares.

20

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Convertible redeemable debentures.  From September to November 2008, the Company issued convertible redeemable debentures in the aggregate principal amount of $175,000. These convertible debentures accrue interest at 8.0% per annum and, at the option of the holder, are convertible to shares of our common stock at a conversion price of equal to 60% of the lowest closing bid price of the common stock as reported on the Pink Sheets (or any exchange on which our shares may be traded in the future) on the day the notice of conversion is received by the Company.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.    In addition, 11,752,256 shares of common stock were issued to pay interest on these debentures while outstanding in the amount of $2,736.

8. INCOME TAXES

As a result of the Company incurring net losses, an income tax benefit in the form of net operating loss carry–backs and carry-forwards have been generated.  Since the Company has not had taxable income for the last five years, utilization of net operating loss carry-backs is not possible.  The potential future benefit from income taxes from continuing operations for the years ended December 31, 2009 and 2008 consist of the following:

	2009	2008

Current:
Federal	$-	$-
State	-	-
Deferred:
Federal	522,500	737,100
State	-	-
	522,500	737,100
Increase in valuation allowance	(522,500)	(737,100)
Income tax benefit	$-	$-

The potential benefits for 2009 and 2008 were computed by applying the federal and state statutory corporate tax rates as follows:

Statutory federal income tax rate	34.0%
Sate income tax rates	0.0%
Less valuation allowance	-34.0%
Effective tax rate	0.0%

The net deferred tax assets and liabilities are comprised of the following:

	2009	2008

Deferred tax assets:
Current	$-	$-
Non-current	4,432,900	3,910,400
Less valuation allowance	(4,432,900)	(3,910,400)
Net deferred tax assets	$-	$-

21

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

At December 31, 2009, assuming no net operating losses are carried back, the Company had federal net operating loss carry-forwards totaling approximately $12,630,500 which expire in various years through 2023.

9.  EQUITY

Increase in common shares authorized and restatement of par value.  In January 2009, the Company increased its common stock authorized from 500 million to 2.5 billion.  As discussed in Note 4 – Restatement and Reclassification, the Company restated its par value per common share from $.001 to $.0001 effective December 31, 2007.

Modification of Series A preferred stock and authorization of Series B convertible preferred stock.  During 2009, the Company amended its Articles of Incorporation to (i) reduce the number of authorized Series A Preferred Stock, $.0001 par value, to 500,000 shares from 1,000,000 shares, (ii) modify the voting rights of the Series A Preferred Stock, and (iii) authorize 500,000 Series B Convertible Preferred Stock, $.0001 par value (“Series B Preferred Stock”).  The modified Series A Preferred Stock has voting rights equal to 100,000 common shares for each Series A Preferred Share.  The Series B Preferred Stock (i) has voting rights equal to that of 100 shares of the Company’s common stock, (ii) is convertible into common shares at the ratio of 100 common shares for each preferred shares, (iii) is entitled to a liquidation preference upon the voluntary or involuntary liquidation, dissolution or wind-up of the Company prior to any distribution of any of the assets of the Company to the holders of common stock and any other preferred stock.  The Series A Preferred Stock is senior to the Series B Preferred Stock.  The Company does not have any Series A or B Preferred Stock shares outstanding as of December 31, 2009 and 2008.

As discussed in Note 7 – Notes Payable, 500,000 shares of Series B Preferred Stock was issued on October 16, 2009.  At the time of issuance, the Series B Preferred Stock was determined to have a deemed dividend of $985,000 based on the closing value of the Company’s common stock on October 16, 2009.  All of the preferred stock then outstanding was converted to 50,000,000 shares of our common stock on October 30, 2009.  Subsequently, the Series B Preferred Stock was cancelled and the preferred shares are currently available for re-issuance.

Sales of common shares. During the year ended December 31, 2009, the Company received $1,115,000 from the sale of 714,673,394 shares of common stock and paid sales commissions of $49,000 for these sales.

In October 2009, the Company issued 17,000,000 shares of common stock valued at $127,500 as compensation to a financial advisor for services rendered in connection with the sale of the Company’s common stock.  The shares were valued at the closing bid price for the Company’s common stock on September 11, 2009, the date of issuance of the shares sold and the incurrence of the liability to the financial advisor per agreement.  This amount was recorded as an offset to additional paid in capital.

Issuance of common shares for asset purchase. On September 10, 2009, the Company issued 250,000,000 shares of its common stock for the purchase of a patent.  See Note 6 – Acquisition of Patent.

Conversion of notes payable to common shares.  During 2009, the Company issued 246,859,885 shares of its common stock in accordance with provisions of convertible debt and as settlement of amounts due on notes payable.  See Note 7 – Notes Payable.

Warrants for common shares. During the years ended December 31, 2009, and 2008, the Company granted various warrants to purchase common stock to the Seller of an asset to the Company, to non-employee consultants and to investors in connection with subscription offerings.  In addition, to settle an obligation due to one consultant in the amount of $15,000, in December 2009, the Company issued warrants to purchase 11,525,000 common shares exercisable over a three year period at $0.02 per share.   A summary of the status of the Company’s outstanding common stock warrants as of December 31, 2009 and 2008, excluding warrants issuable as contingent compensation, is as follows:

22

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

		Weighted	Weighted
		Avg. Exercise	Avg. Remaining
	Warrants	Price	Life in Years

Balance December 31, 2007	3,675,657	$0.87	2.09
Granted	1,695,912	0.89	3.45
Exercised	-	-	-
Forfeited	-	-	-
Balance December 31, 2008	5,371,569	0.88	2.52
Granted	20,446,823	0.06	2.84
Exercised	-	-	-
Forfeited	-	-	-
Balance December 31, 2009	25,818,392	$0.23	2.78

As of December 31, 2009, warrants to purchase 12,275,000 shares of the Company’s common stock contain a cashless exercise option based on the fair market value of the Company’s stock on the date of exercise.  All warrants outstanding at December 31, 2009 contain certain anti-dilution provisions should the Company become re-capitalized, adjustments for any reorganization, consolidation or merger, and other rights offering participation.  None of the warrants outstanding at December 31, 2009, contained provisions whereby the exercise price would be adjusted for subsequent sales of equity, however 20,000,000 warrants issued subsequent to December 31, 2009, do contain such provisions – See Note 12 – Subsequent Events.

The warrants with the cashless exercise feature may be exercised in accordance with the following formula: X = (Y(A-B))/A, where X equals the number of shares of common stock to be issued to the holder; Y equals the number of shares of common stock purchasable under the warrant agreement in whole or in part; A equals the fair market value of the common stock on the date of exercise; and B equals the exercise price.

Options for purchase of common stock.  In May 2007, the Company adopted a stock option plan which provides for the grant of options to officers, consultants and employees to acquire shares of the Company’s common stock at a purchase price equal to or greater than the fair market value as of the date of the grant.   Options are exercisable six months after the grant date and expire five years from the grant date.  The plan calls for a total of 3,000,000 common shares to be held for grant.  For the years ended December 31, 2009 and 2008, no options had been granted under this plan.

Share Based Compensation

Common stock issued for services to non-employees.  In June 2009, the Company issued 8,000,000 restricted shares of its common stock and 8,000,000 warrants to purchase an equivalent number of common shares to an entity for services rendered.  These services were valued at $33,580 based on the fair value of the common stock ($31,200) and warrants ($2,380) on the date of issuance.  The warrants were exercisable over 3 years at $.0015 per share and were valued using the Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 331.88%, risk-free interest rate of 2.00%, and an estimated life of three years.  In October 2009, the service provider filed suit against the Company, its directors and other parties for failure to register and lift trading restrictions on the common stock.  The service provider claimed damages arising from the alleged inability to sell the shares timely and realize certain profits.  Further, the service provider claimed anticipatory damages from alleged anticipated inability to sell certain other shares and the warrants.  In February, 2010, the Company settled this litigation by agreeing to issue 16,000,000 unrestricted shares of common stock in exchange for cancelling the 8,000,000 restricted shares and 8,000,000 million warrants previously issued.  On December 31, 2009, the Company recognized an incremental expense from the settlement in the amount of $68,000, based on the closing bid price of the common stock on the date of settlement, and a corresponding obligation to issue common stock.  The Company also reversed the value of the warrants cancelled in the amount of $2,380.

23

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

In December 2009, the Company issued 5,000,000 shares of common stock as payment for legal fees amounting to $35,000 per a retainer agreement, and expensed this amount.  The value of these shares on the date of issuance, based on closing bid price for the Company’s common stock, was $96,500.

In December 2009, the Company issued 2,000,000 restricted shares of common stock as payment for consulting services.  These shares were valued at the closing bid price for the Company’s common stock on the date of issuance amounting to $40,000, which was expensed.

As of December 31, 2009, the Company agreed to settle all obligations due a consultant through such date for services rendered amounting to $169,000, as specified in the amendment to the original agreement, by issuing 16,900,000 shares of common stock.  The value of these shares on the date of issuance, based on the closing bid price for the Company’s common stock, was $202,800.  The Company valued the stock at $169,000; the amount for the services contracted, and had expensed this amount over 2008 and 2009.  Beginning January 1, 2010, the Company and the consultant entered into an amended agreement whereby the consultant is entitled to receive warrants valued up to $1,987,500 based upon the execution of certain licensing agreements and upon the achievement of certain collected revenue targets.  Upon achievement of the targets, warrants equivalent to the first $200,000 shall be issued based on the 30 day trailing weighted average price of the Company’s common stock.  The exercise price is to be determined as 50% of the 30 day trailing weighted average price.  All warrants are exercisable over 5 years from the date of issuance.  Upon achievement of the targets, beginning at $2,000,000 of revenues collected, warrants equivalent to $1,787,500 shall be issued based on the 30 day trailing weighted average price and an exercise price equal to the 30 day trailing weighted average price.  The Company will account for warrants issuable when the targets are met.

Common stock issued for services to directors and an independent consultant. The Company issued an aggregate 87,500,000, restricted shares of common stock to four board members and an independent consultant during 2009.  The shares were valued at $105,000 based on the date of issue and recorded as operating, sales and administrative expenses in the consolidated statement of operations for the year ended December 31, 2009.

Obligation to issue common shares.  At December 31, 2009, the Company had the following obligations to issue shares of its common stock:

	Common	Obligation Date
	Shares	Fair Value

Incremental shares and amount from settlement of litigation	8,000,000	$68,000
Shares issuable as compensation	500,000	70,000
Advance on sale of common shares	-	5,000
	8,500,000	$143,000

24

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

10.  COMMITMENTS AND CONTINGENCIES

Litigation. On August 15, 2008, a competitor filed suit in the United States District Court for the District of Massachusetts against Kidz-Med, Inc., American Scientific Resources, Incorporated and Tecnimed, Slr for patent infringement with regard to the Thermofocus thermometer.  Under the distribution agreement, Tecnimed is obligated to indemnify the Company against certain actions including this patent infringement action.  However, as part of the Settlement Agreement discussed in Note 7 – Notes Payable, the Company agreed to cover its own fees and expenses in connection with this litigation and agreed to waive any claim for lost profits that may arise within the indemnification provision.  The case is currently in pretrial discovery.  Tecnimed has provided the Company with a legal opinion that the thermometer does not violate the competitor’s patents.  The Company is unable to make an independent assessment of this patent infringement action and is relying on Tecnimed’s defense of this case.  As the Company believes that Tecnimed is capable and willing to defend the Company, and that the Company’s defense costs if any will not be significant, no provision for possible loss related to this litigation has been included in these consolidated financial statements.  In March 2010, the competitor filed an additional complaint against American Scientific Resources, Incorporated and Kidz-Med, Inc. in the United States District Court for the District of Massachusetts alleging that false advertising damaged the competitor.  The competitor is seeking to enjoin the Company from future false advertising and to recover unspecified monetary damages.  Based on the advice of counsel, the Company believes this case is without merit.  The Company intends to vigorously contest the complaint.

The Company has, and may in the future, become a party to various claims, complaints and legal actions arising in the ordinary course of business.  In the opinion of management, there are currently no matters that would have a further material adverse effect on the Company’s consolidated financial statements taken as a whole as of December 31, 2009.

Employment agreements. In conjunction with the Disintegrator acquisition (See Note 6 – Acquisition of Patent), the Company entered into a ten year employment agreement with a former executive and majority owner of Safeguard  in addition to the contingent compensation per the asset purchase agreement.  The employment agreement calls for a base salary of $10,000 per month beginning upon the receipt of $500,000 of combined new capital and revenue, and $20,000 per month beginning upon the receipt of $2,500,000 of combined new capital and revenue.  The $10,000 in monthly salary shall accrue for no longer than 6 months and be payable in full immediately upon reaching $500,000 of combined new capital and revenue.  The employment agreement may be terminated by the executive in the event of default with prior notice, and by the Company for cause, or death or permanent disability of the executive.  As of December 31, 2009, the Company had paid $10,000 of base salary related to this agreement.

Effective April 5, 2007, the Company entered into an employment agreement with our chief executive officer.  This agreement continues until another chief executive officer is appointed by a majority of our Board of Directors, either party terminates in accordance with the provisions of the agreement, or his death or permanent disability.  The agreement calls for a minimum salary of $10,000 per month plus additional cash and stock compensation upon the achievement for various milestones.  The Company has not made certain cash payments due under the agreement.  As of December 31, 2009, $255,000 has been accrued as compensation payable.  This agreement also called for the issuance of 500,000 fully-vested, restricted shares of the Company’s common stock upon execution.  As of December 31, 2009, the shares had not been issued, however the Company has accrued $70,000 as an obligation to issue shares, based on the closing price on the date of grant.  In addition, the agreement calls for the award of up to 500,000 warrants to purchase an equivalent number of common shares based on the achievement of certain revenue targets.  The warrants may be exercised at $0.25 per share and over a period of three years from September 4, 2007.  The Company will account for these warrants when the targets are achieved.

Operating leases.  The Company currently leases office space and has entered into agreements with service providers which call for monthly payments.  Minimum obligations under these agreements are as follows:

Year Ending

2010	$36,000
2011	10,500
$46,500

25

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Rent expense, including the Company’s portion of utilities, amounted to $13,741 for the year ended December 31, 2009.  The Company had no rent expense for 2008.

Purchase and sale agreements.  The Company has entered into various agreements to purchase components and finished products for resale.  The purchase agreements have various durations and require the Company to purchase certain minimum quantities.  As of December 31, 2009, the Company has advanced $53,800 to vendors, and shall owe $40,510 upon delivery.

The Company has also entered into various exclusive and non-exclusive agreements to supply and distribute the Company’s products in various geographic areas.  Certain of these agreements require the Company to supply certain minimum quantities and contain various warranty provisions upon sale.

11.  RELATED PARTY TRANSACTIONS

Our chief executive officer of the Company periodically advances funds to the Company on a short-term, non-interest bearing basis for working capital purposes.  As of December 31, 2009, $5,000 was due to this executive and such amount was repaid on January 9, 2010.  See Note 7 – Notes Payable for additional information regarding loans from related parties.

As discussed in Note 7 – Notes Payable, a current member of our Board of Directors directly owns notes convertible in common shares and warrants to purchase common shares.  In addition, this director is indirectly related to Lender 2 and other holders of convertible notes.

Our non-employee directors provide services to the Company, personally or through entities they influence, from time to time.  Cash compensation paid to non-employee directors, or entities related to such directors, for services rendered amounted to $4,831 and $0 for the years ending December 31, 2009 and 2008.

In addition to various loans from related parties and subsequent repayments thereof, the Company has a license agreement with a relative of the chief executive officer.  The license agreement calls for the payment of royalties equal to 20% of revenues from the Company’s sales or permitted use of certain copyrighted and trademarked, print and video material.  The license agreement began in October 2008 and continues for successive one year terms unless terminated by either party.  For the year ended December 31, 2009, sales of the material and the related royalties have been insignificant.

As discussed in Note 6 – Acquisition of Patent and in Note 10 – Commitments and Contingencies, the Company entered into an asset purchase agreement and an employment agreement with a former executive and majority owner of the Seller of the Disintegrator patent.  These agreements call for additional consideration and compensation payments based on the achievement of certain targets.

12.  SUBSEQUENT EVENTS

Litigation.   As discussed in Note 9 – Equity – Stock Based Compensation, in June 2009, the Company issued 8,000,000 restricted common shares and 8,000,000 warrants to purchase common shares to a service provider.  In October 2009, the service provider filed suit against the Company, its directors and other parties for failure to lift trading restrictions on the common stock.  In February 2010, the parties agreed to settle this litigation.  As a result, in February 2010, the Company issued 16,000,000 unrestricted shares of its common stock in exchange for cancelling the originally issued shares and warrants.  The 8,000,000 shares have been cancelled and are now available for re-issuance.

26

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2009 and 2008

Sale of common shares. In January 2010, the Company sold 12,686,567 shares of common stock for cash proceeds of $85,000 and paid a selling commission of $6,800.  Of the $85,000 total proceeds received from this issuance, $5,000 was advanced to the Company in December 2009 and recorded as an obligation to issue common stock.

Issuance of convertible debentures. In February and March 2010, the Company entered into agreements to issue up to $400,000 of 8% convertible debentures and warrants to purchase up to 20,000,000 shares of common stock in exchange for return of 33,333,333 common shares and cash proceeds of $200,000, less a selling commission of $16,000.  The debentures mature two years from the date of issuance and are convertible at any time within that period at a conversion price equal to the lesser of $0.0066 per share or 90% of the volume weighted average price of the Company’s common stock for the ten days immediately prior to conversion, but such conversion price shall not be below $0.003 per share.  The warrants are exercisable over three years at $0.01 per share.

Common stock issued to non-employees for services.  In February and April 2010, the Company issued 1,000,000 and 4,122,230 shares of common stock, for services rendered valued at $8,200 and $45,000, respectively.  In April 2010, the Company agreed to issue 10,000,000 shares of common stock for consulting services to be performed over a six month period.

*  *  *  *

27

Kidz-Med Non-Contact PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$533
Legal expenses	$50,000	*
Accounting expenses	$40,000	*
Miscellaneous	$5,000	*
Total	$95,533	*

* Estimate

Item 14.   Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended the (“Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities which were not registered under the Securities Act of 1933, as amended (“Securities Act”).  Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

From January 31, 2007 through December 12, 2007, we issued convertible promissory notes to various accredited investors in the aggregate principal amount of $905,000. These convertible promissory notes accrue interest at 10% and are due on the first anniversary of their issuance date and are convertible into shares of our common stock at the option of each holder at a conversion price of $0.025 per share for 50% of the principal and $0.05 per share for the remaining 50% of the principal. Each note includes the issuance of additional shares of common stock (two shares of common stock for each dollar of the note) and five year warrants to purchase shares of common stock at an exercise price of $0.025 for 50% of the warrants and $0.05 for the balance (two warrants for each dollar of the note). In connection with the issuance of the convertible notes, we issued to the note holders an aggregate of 1,810,000 shares of our common stock and warrants to purchase shares of common stock.

On July 24, 2007, we issued 600,000 shares of common stock in exchange for certain consulting services valued at $30,000.

On September 28, 2007, we issued a warrant for 250,000 shares of our common stock at an exercise price of 0.25 per share to in connection with a promissory note issued in the aggregate principal amount of $267,500.  The warrant is exercisable from the date of issuance until the close of business on the first anniversary of the issuance of the warrant.

On October 22, 2007, we issued a promissory note to a lender (“Lender 2”) in the aggregate principal amount of $262,500 (“Note 3”).  In connection with the issuance of Note 3, on October 22, 2007, we issued to Lender 2, a common stock purchase warrant (the “Warrant”) to purchase an aggregate of 250,000 shares of our common stock. Subject to certain terms, the Warrant is exercisable at an exercise price of $0.25 per share. The Warrant is exercisable from the date of issuance until the close of business on the third anniversary of the issuance of the Warrant.

On January 9, 2008, we issued 250,000 shares of common stock for services valued at $22,500.

On January 9, 2008, we issued 83,375 shares of common stock for interest valued at $7,503.75.

On January 22, 2008, we issued 160,000 shares of common stock for services valued at $8,000.

On January 30, 2008, we issued 600,000 shares of common stock for services valued at $30,000.

On February 4, 2008, we issued 250,000 shares of common stock for services valued at $17,500.

On February 15, 2008, we issued 28,000,000 shares of common stock for services valued at $1,400,000.

In February 2008, we issued an aggregate of 30,000,000 shares of our common stock valued at an aggregate of $30,000 to our three board members for director fees.  We also issued an aggregate of 35,290,315 shares of common stock to five consultants for services rendered valued at $35,290.  We also issued 250,000 shares of common stock to an employee for compensation.

On February 25, 2008, we issued 2,000,000 shares of common stock in exchange for $1,000 and certain consulting services valued at $22,000.

On February 26, 2008, we issued 5,290,315 shares of common stock for services valued at $341,666.63.

On February 27, 2008, we sold 414,594 shares of our common stock for $12,500.

On February 28, 2008, we sold 414,594 shares of common stock for $12,500.

On March 4, 2008, we sold 571,430 shares of common stock for $20,000.

On March 7, 2008, we issued 1,172,442 for shares of common stock for services valued at $11,724.42.

On March 17, 2008, we issued 233,334 shares of common stock for services valued at $7,000.02.

On March 19, 2008, we issued 10,000,000 shares of common stock for a purchase price of $50,000.

On March 26, 2008, we issued 4,000,000 shares of common stock in exchange for certain consulting services valued at $40,000.

On March 28, 2008, we issued 1,000,000 shares of common stock in exchange for certain consulting services valued at $10,000.

On March 31, 2008, we issued 2,000,000 shares of common stock for services valued at $40,000.

On March 31, 2008, we issued 3,300,000 shares of common stock in exchange for certain consulting services valued at $3,300.  The issuance was cancelled on April 24, 2008.

On April 2, 2008, we issued 761,904 shares of common stock for services valued at $83,809.44.

On April 15 and 21, 2008, we issued 3,000,000 and 1,000,000 shares of common stock, respectively, to in exchange for certain consulting services. The consulting agreement was canceled and the shares were returned to the Company.

On April 16, 2008, we issued 740,000 shares of common stock for a purchase price of $7,400.

On April 28, 2008, we issued 5,000,000 shares of common stock for services valued at $122,500.

On May 27, 2008, we issued 1,000,000 shares of common stock for a purchase price of $7,000.

On June 16, 2008, we issued 500,000 shares of common stock for services valued at $5,000.

On June 30, 2008, we issued 4,010,000 shares of common stock for services valued at $4,100.

On July 1, 2008, we issued 18,000,000 shares of common stock for a purchase price of $18,000.

On July 8, 2008, we sold 10,000,000 shares of common stock for $25,000.

On August 5, 2008, we sold 20,000,000 shares of common stock for $10,000.

On August 20, 2008, we sold 15,000,000 shares of common stock for $15,000.

On September 7, 2008, we sold 5,000,000 shares of common stock for $12,500.

On September 28, 2008, we issued 22,000,000 shares of common stock for a purchase price of $22,000.

From March to July 2008, we issued convertible redeemable debentures in the aggregate principal amount of $75,000. These convertible debentures accrue interest at 8% and, at the option of the such holder, are convertible to shares of our common stock at a conversion price of equal to 60% of the lowest closing bid price of the common stock as reported on the OTC Pink Sheets (or any exchange on which our shares may be traded in the future) on the day the notice of conversion is received by us. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

On June 6, 2008, we sold 2,000,000 shares of our common stock for $20,000.

From September to November 2008, we issued convertible redeemable debentures in the aggregate principal amount of $100,000. These convertible debentures accrue interest at 8% and, at the option of such holder, are convertible to shares of our common stock at a conversion price of equal to 60% of the lowest closing bid price of the common stock as reported on the OTC Pink Sheets (or any exchange on which our shares may be traded in the future) on the day the notice of conversion is received by us. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

On October 14, 2008, we issued 5,270,000 shares of common stock for a purchase price of $527.

On October 15, 2008, we issued 27,270,000 shares of common stock for a purchase price of $2,727.

On November 6, 2008, we issued 4,800,000 shares of common stock for a purchase price of $10,560.

On November 10, 2008, we issued 18,000,000 shares of common stock for a purchase price of $1,800.

On November 11, 2008, we issued 2,000,000 shares of common stock for services valued at $200.

On December 2, 2009, we issued 5,559,001 shares of common stock for interest expense of $24,845.02.

On December 22, 2008, we issued 22,000,000 shares of common stock for services valued at $132,000.

In December 2008, we issued an additional 22,000,000 shares of common stock for $105,000 in services.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

On January 20 and 26, 2009, we issued, respectively, 23,000,000 shares of common stock to for $30,000 and 25,000,000 shares of common stock for $30,000.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In January 2009, we issued 14,792,899 shares of common stock for $25,000.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In January 2009, we issued 16,666,666 shares of common stock $25,000.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In February 2009, we issued 53,274,320 shares of common to the holder of a convertible debenture issued in November 2008, pursuant to terms of the convertible debenture which required the Company to issue such shares as a result of a drop in the price of the Company’s common stock.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In February 2009, we issued 42,735,043 shares of common stock for $25,000.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In February 2009, we issued, respectively, 45,000,000 shares of common stock for $22,500.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In February 2009, we issued 15,089,049 shares of common stock for interest valued at $75,750.

In February 2009, we issued 87,500,000 shares of common stock to our directors for services valued at $105,000.

In March 2009, we issued 64,102,564 shares of common stock for $25,000.  The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

On April 14, 2009, we issued 66,666,666 shares of common stock for a purchase price of $20,000.

On April 26, 2009, we issued 76,463,534 shares of common stock for services valued at $45,013.

In April and May 2009, we issued 217,056,498 shares of common stock to an investor pursuant to a clause in the subscription agreement between the Company and the investor which required the Company to issue such shares due to the price of the Company’s common stock. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

On June 1, 2009, we issued 70,321,666 shares of common stock for services valued at $29,469.

On June 17, 2009, we issued 8,000,000 shares of common stock for services value at $31,200.

In June 2009 we issued 195,290,600 shares of common stock for a purchase price of $100,000. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In July 2009 we issued 122,333,333 shares of common stock for a purchase price of $150,000. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In August 2009 we issued 10,416,667 shares of common stock for a purchase price of $50,000. . The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In September 2009 we issued 50,335,623 shares of common stock for a purchase price of $327,500. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

On September 28, 2009, we issued 250,000,000 shares of common stock in connection with an asset acquisition.

In October 2009 we issued 5,000,000 shares of common stock for a purchase price of $35,000. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In January 2010 we issued 12,686,567 for a purchase price of $85,000. The securities were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

In February 2010 we issued a convertible debenture in the principal amount of $100,000, convertible into common stock at a conversion price equal to the lesser of (i) $.0066 per share, or (b) .90 multiplied by the volume weighted average for the common stock for the ten trading days immediately prior to the conversion date provided, however, that conversion price shall not be below $.003. In connection with the sale of the debenture, we issued also issued three-year warrants to purchase 5,000,000 shares of common stock at an exercise price of $0.01.

In February 2010, we issued 16,000,000 shares of common stock to Shrink Nanotechnolgies, in connection with the settlement of litigation, on the basis of the exemption from registration statement provided by Section 3(a)(10) of the Securities Act of 1933, as amended, for securities issued in exchange for outstanding securities, claims or property interests, where such exchange is approved by a court authorized to grant such approval.

In March 2010 we issued a convertible debenture in the principal amount of $300,000 (of which $200,000 was issued in exchange for the return to treasury and cancellation of 33,333,333 shares of common stock), convertible into common stock at a conversion price equal to the lesser of (i) $.0066 per share, or (b) ..90 multiplied by the volume weighted average for the common stock for the ten trading days immediately prior to the conversion date provided, however, that conversion price shall not be below $.003. In connection with the sale of the debenture, we issued also issued three-year warrants to purchase 15,000,000 shares of common stock at an exercise price of $0.01. The offering was made in reliance on the exemption from registration provided by Rule 506 of Regulation D.

In February and April 2010, the Company issued 1,000,000 and 4,122,230 shares of common stock, for services rendered valued at $8,200 and $45,000, respectively.  In April 2010, the Company agreed to issue 10,000,000 shares of common stock for consulting services to be performed over a six month period.

On May 13, 2010, we issued Granite Financial Group, LLC, convertible debentures in the principal amount of $501,000, including a debenture in the principal amount of $400,000 issued in exchange for cancellation of (i) a debenture in the principal amount of $100,000 , issued on February 16, 2010, and (ii) a debenture in the principal amount of $300,000 issued on March 23, 2010 ($200,000 of which was issued in exchange for the return to treasury and cancellation of 33,333,333 shares of common stock, issued to Granite Financial Group, LLC, on December 4, 2009, for a purchase price of $200,000). The debentures have a conversion price that is the lower of (A) $.0066 per share, or (B) .90 multiplied by the volume weighted average price of the Company’s common stock for the ten trading days immediately prior to the conversion date provided, however, that the conversion price shall not be below $.0015. We also issued Granite Financial Group three-year warrants to purchase 25,050,000 shares of common stock at an exercise price of $0.01 in connection with the issuance of the debentures. The offering was made in reliance on the exemption from registration provided by Rule 506 of Regulation D.

On May 13, 2010, we issued Daniel Schreiber SEP IRA a convertible debenture in the principal amount of $49,000, and three-year warrants to purchase 2,450,000 shares of common stock with an exercise price of $0.01. The debentures  have a conversion price that is the lower of (A) $.0066 per share, or (B) .90 multiplied by the volume weighted average price of the Company’s common stock for the ten trading days immediately prior to the conversion date provided, however, that the conversion price shall not be below $.0015. The offering was made in reliance on the exemption from registration provided by Rule 506 of Regulation D.

On July 7, 2010, we issued Michael Pisani 2,302,696 shares of common stock upon conversion of a convertible note, convertible into common stock at a conversion price of $0.004.

On July 13, 2010, we issued Lanktree Consulting Corp. a convertible debenture in the principal amount of $60,000.

On July 22, 2010, we issued Granite Financial Group, LLC a convertible debenture in the principal amount of $100,000, convertible into common stockat a conversion price of $0.004, and issued seven-year warrants to purchase up to 5,000,000 shares of common stock at an exercise price of $0.0075. The offering was made in reliance on the exemption from registration provided by Rule 506 of Regulation D.

On July 29, 2010, we issued Lanktree Consulting Corp. 12,000,000 shares of common stock as penalty interest on a note.

On August 4, 2010, we issued our directors and officers an aggregate of 40,000,000 shares of common stock for services.

Item 16.   Exhibits

Exhibit Number	Description
3.1.	Articles of Incorporation of the Registrant (previously filed)
3.2	Bylaws of the Registrant (previously filed)
4.1	Specimen common stock certificate.(previously filed)
4.2	Promissory Note dated July 30, 2007 (previously filed)
4.3	Promissory Note dated September 28, 2007 (previously filed)
4.4	Warrant issued September 28, 2007 (previously filed)
4.5	Promissory Note dated October 22, 2007 (previously filed)
4.6	Promissory Note dated October 30, 2007 (previously filed)
4.7	Promissory Note dated April 1, 2008 (previously filed)
4.8
Form of Subscription Document and Accredited Investor Questionnaire relating to the Registrant’s 2007 private placement of units, consisting of convertible notes, warrants and shares of common stock (the “2007 Notes Private Placement”) (previously filed)

4.9	Form of Convertible Note relating to the 2007 Notes Private Placement (previously filed)
4.10	Form of Warrant Agreement relating to the 2007 Notes Private Placement (previously filed)
4.11	8% Convertible Redeemable Debenture issued July 3, 2008 (previously filed)
4.12	8% Convertible Redeemable Debenture issued September 29, 2008 (previously filed)
4.13	Securities Sale Agreement dated September 29, 2008 (previously filed)
4.14	8% Convertible Redeemable Debenture issued October 10, 2008 (previously filed)
4.15	8% Convertible Redeemable Debenture issued October 24, 2008 (previously filed)
4.16	Amended And Restated 8% Convertible Redeemable Debenture issued November 7, 2008 (previously filed)
4.17	8% Convertible Redeemable Debenture issued March 17, 2008 (previously filed)
4.18	Form of Director Note (previously filed)
4.19	Convertible Note dated May 22, 2008 (previously filed)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (to be filed by amendment)
10.1	Employment Agreement and Compensation Package for Christopher F. Tirotta, dated September 4, 2007 (previously filed)
10.2	Consulting Services Agreement dated January 12, 2008, by and between the Registrant and Teresa McWilliams (previously filed)
10.3	2006 Stock Option Plan (previously filed)
10.4	Escrow Agreement dated as of July 3, 2008 by and between the Registrant and The Tripod Group, LLC, relating to the Convertible Debentures issued on March 17, 2008 and July 3, 2008 (previously filed)
10.5	Escrow Agreement dated as of September 29, 2008 by and between the Registrant and Blaydon Capital LLC, relating to the debenture issued on the same date (previously filed)
10.6	Escrow Agreement dated as of October 24, 2008 by and Between the Registrant and Blaydon Capital LLC, relating to the debenture issued on the same date (previously filed)
10.7	Escrow Agreement dated as of November 7, 2008 by and Between the Registrant and Blaydon Capital LLC, relating to the debenture issued on the same date (previously filed)
10.8	Management Agreement between Kidz-Med, Inc. and Greenwood Group LLC dated September 1, 2006 (previously filed)
10.9	Distributor Agreement between Insight Medical Ltd and Kidz-Med Inc. (previously filed)
10.10	Exclusive Distribution Agreement between Kidz-Med Inc. and Blue Dot Properties 557 (PTY) Ltd. (previously filed)
10.11	International Distribution Agreement entered between Kidz-Med, Inc. and Tecnimed Srl dated January 2006 (previously filed)
10.12	International Distribution Agreement entered between Kidz-Med, Inc. and Tecnimed Srl dated August 27, 2007 (previously filed)
10.13	International Distribution Agreement entered between Kidz-Med, Inc. and Tecnimed Srl dated March 31, 2008 (previously filed)
10.14	Addendum to International Distribution Agreement entered between Kidz-Med, Inc. and Tecnimed Srl dated March 31, 2008 (previously filed)
10.15	Letter agreement, dated August 7, 2009, between the Company and Knightsbridge Advisers, LLC (previously filed)
10.16	Project Agreement, dated October 5, 2007, between the Company and Future Now, Inc. (previously filed)
10.17	Media Production and Placement Services Agreement, dated April 16, 2008, between the Company and Media4Equity LLC (previously filed)
10.18	Letter agreement, dated February 12, 2008, between the Company and The Kauderer Group, Inc. (previously filed)

10.19	Proposal/Memorandum of Understanding, dated April 26, 2007, between the Company and Global Media Fund, Inc. (previously filed)
10.20	Form of Subscription Agreement (previously filed)
10.21	Letter agreement, dated June 25, 2007, between the Company and Elizabeth Bayles Associates (previously filed)
10.22	Letter agreement, dated September 11, 2007, between the Company and Elizabeth Bayles Associates (previously filed)
10.23	Letter agreement, dated September 10, 2007, between the Company and Eileen Wilkinson (previously filed)
10.24	Letter agreement, dated August 27, 2007, between the Company and Christian Zechner Associates, Inc. (previously filed)
10.25	Letter agreement, dated October 31, 2008, between the Company and Independent Services International (previously filed)
10.26	Letter agreement, dated May 31, 2008, between the Company and Independent Services International (previously filed)
10.27	Promissory Note, dated October 22, 2007, issued to Gols Associates, Inc. (previously filed)
10.28	Common Stock Purchase Warrant, dated October 22, 2007, issued to Gols Associates, Inc. (previously filed)
10.29	Stock Pledge Agreement, dated October 22, 2007, between the Company and Gols Associates, Inc. (previously filed)
10.30	Letter Agreement, dated August 4, 2009, between the Company and Knightsbridge Advisors, LLC (previously filed)
10.31	Project Agreement, dated October 5, 2007, between the Company and Future Now, Inc. (previously filed)
10.32	Revolving Line of Credit Agreement, dated February 25, 2008, between the Company and Future Now, Inc. (previously filed)
10.33	Services Agreement, dated March 10, 2008, between the Company and AudioStocks, Inc. (previously filed)
10.34	Common Stock Purchase Warrant, dated June 9, 2009, issued to AudioStock.com (previously filed)
10.35	Services Agreement, dated June 1, 2009, between the Company and Ronald Garner (previously filed)
10.36	Service Agreement, dated December 7, 2006, between the Company and ROI Group Associates, Inc. (previously filed)
10.37	Common Stock Purchase Warrant, dated December 7, 2006, issued to ROI Group Associates, Inc. (previously filed)
10.38	Letter Agreement, dated August 30, 2007, between the Company and ROI Group Associates, Inc. (previously filed)
10.39	Letter Agreement, dated October 31, 2008, between the Company and Independent Investment Services International (previously filed)
10.40	Independent Consulting Agreement, dated April 8, 2008, between the Company and Joseph I. Emas (previously filed)
10.41	Letter Agreement, dated January 1, 2009, between the Company and Joseph I. Emas (previously filed)
10.42	Letter Agreement, dated April 1, 2006, between the Company and Joseph I. Emas (previously filed)
10.43	Management Agreement, dated September 1, 2006, between the Company and Greenwood Group LLC (previously filed)
10.44	Management Agreement, dated September 1, 2006 (as renegotiated and executed September 18, 2007), between the Company and Greenwood Group LLC (previously filed)
10.45	Greenwood Group Addendum, dated April 7, 2008 (previously filed)
10.46	Amendment, dated December 19, 2009, between the Company and Greenwood Group (previously filed)
10.47	Consulting Agreement, dated December 2, 2009, between the Company and Compass Trade & Distribution dba Pointe Resources (previously filed)

10.48	Subscription Agreement, dated December 2, 2009, between the Company and Granite Financial Group, LLC (previously filed)
10.49	Letter Agreement, dated October 30, 2009, between the Company and Sichenzia Ross Friedman Ference LLP (previously filed)
10.50	Letter of Engagement, dated July 19, 2009, between the Company and Concorde Capital (previously filed)
10.51	Asset Purchase Agreement, dated September 10, 2009, between the Company and Safeguard Medical Technologies, LLC (previously filed)
10.52	Employment Agreement, dated September 10, 2009, between the Company and Jason Roth (previously filed)
10.53	Settlement Agreement, dated March 6, 2009, between the Company and Tecnimed slr (previously filed)
10.54	Agreement of Grant Exclusive Rights, dated July 1, 2005, between the Company and Whistle Watch SA (PTY) LTD (previously filed)
10.55	Revolving Line of Credit Agreement, dated February 25, 2008, between the Company Future Now, Inc. (previously filed)
10.56	Form of Warrant Agreement for 2007 notes offerings (previously filed)
10.57	Promissory Note, dated December 6, 2001 (assumed by Company) (previously filed)
10.58	Form of Convertible Note for 2007 notes offerings (previously filed)
10.59	Intellectual Property License Agreement, dated October 2, 2008, between Concetta Tirotta and the Company (previously filed)
10.60	Stock Purchase Agreement, dated February 16, 2010, between the Company and Granite Financial Group, LLC (previously filed)
10.61	Debenture, dated February 16, 2010, issued to Granite Financial Group, LLC (previously filed)
10.62	Debenture, dated March 23, 2010, issued to Granite Financial Group, LLC (previously filed)
10.63	Common Stock Warrant, dated February 16, 2010, issued to Granite Financial Group, LLC (previously filed)
10.64	Common Stock Warrant, dated March 23, 2010, issued to Granite Financial Group, LLC (previously filed)
10.65	Sourcing Agreement, dated August 1, 2009, between the Company and Alodote Pty Limited (previously filed)
10.66	Stock Purchase Agreement, dated May 13, 2010, between the Company and the purchasers identified on the signature pages thereto (previously filed)
10.67	Debenture, dated May 13, 2010, issued to Granite Financial Group, LLC (previously filed)
10.68	Debenture, dated May 13, 2010, issued to Daniel Schreiber SEP IRA (previously filed)
10.69	Common Stock Warrant, dated May 13, 2010, issued to Granite Financial Group, LLC, for 5,050,000 shares (previously filed)
10.70	Common Stock Warrant, dated May 13, 2010, issued to Daniel Schreiber SEP IRA(previously filed)
10.71	Common Stock Warrant, dated May 13, 2010, issued to Granite Financial Group, for 20,000,000 shares (previously filed)
10.72	Debenture, dated May 13, 2010, issued to Granite Financial Group, in principal amount of $400,000 (previously filed)
10.73	Form of Subscription Document and Accredited Investor Questionnaire (previously filed)
10.74	Form of Subscription Document and Accredited Investor Questionnaire (previously filed)
10.75	Form of Subscription Document and Accredited Investor Questionnaire (previously filed)
10.76	Form of Subscription Document and Accredited Investor Questionnaire (previously filed)
10.77	Form of Subscription Document and Accredited Investor Questionnaire (previously filed)
10.78	Form of Subscription Document and Accredited Investor Questionnaire (previously filed)
10.79	Consulting Agreement, dated December 2, 2009, between the Company and Compass Trade & Distribution dba Pointe Resources (previously filed)
10.80	Manufacturing Agreement, dated November 2009, between the Company and Huang Zhou JXB Electronic Company & Iesky Hong Kong Limited (previously filed)
10.81	Brandmakers Worldwide Marketing Services Agreement, dated November 1, 2008 (previously filed)

10.82	Brandmakers Worldwide Marketing Services Agreement, dated March 1, 2009 (previously filed)
10.83	Brandmakers Worldwide Marketing Services Agreement, dated June 1, 2009 (previously filed)
10.84	Brandmakers Worldwide Marketing Services Agreement, dated September 1, 2009 (previously filed)
10.85	Brandmakers Worldwide Marketing Services Agreement, dated April 1, 2010 (previously filed)
10.86	Warrant, dated December 11, 2009, issued to Conrad R. Huss (previously filed)
10.87	Warrant, dated December 11, 2009, issued to Eloise Linda Carlsen (previously filed)
10.88	Warrant, dated December 11, 2009, issued to Henry Howard, II (previouslyfiled)
10.89	Warrant, dated December 11, 2009, issued to Michael George (previously filed)
10.90	Warrant, dated December 11, 2009, issued to Renee Reyes (previously filed)
10.91	Warrant, dated December 11, 2009, issued to CFO Managed Fund LLC (previously filed)
10.92	Warrant, dated December 11, 2009, issued to Southridge Investment Group LLC (previously filed)
10.93	Letter Agreement, dated May 31, 2008 between the Company and Independent Investment Services International (previously filed)
10.94	Letter Agreement, dated October 31, 2008 between the Company and Independent Investment Services International (previously filed)
10.95	Exclusive Distribution Agreement, dated January 4, 2002, between the Company and Medel Group Spa (previously filed)
10.96	Securities Purchase Agreement, dated July 13, 2010, between theCompany and Lanktree Consulting Corp.
10.97	Convertible Debenture, dated July 13, 2010, issued by the Company to Lanktree Consulting Corp.
10.98	Stock Purchase Agreement, dated July 22, 2010, between the Company and Granite Financial Group, LLC
10.99	12% Convertible Debenture, dated July 22, 2010, issued by the Company to Granite Financial Group, LLC
10.100	Master Agreement, dated July 7, 2010, between the Company and Hartsko Financial Funding, LLC
10.101	Validity Indemnification, dated July 9, 2010, between the Company and Hartsko Financial Funding, LLC
10.102	Warehouse Agreement, dated July 7, 2010, between the Company. Clark Family Properties, LLC and Hartsko Financial Funding, LLC
10.103	Letter agreement, dated July 9, 2010, between the Company, Hartsko Financial Funding, LLC and Charter Capital Holdings, LP
10.104	Purchase and Sale Agreement/Security Agreement, dated July 21, 2010, between the Company and Charter Capital Holdings, LP
21.1	List of subsidiaries (previously filed)
23.1	Consent of Rosenberg, Rich Baker Berman & Co.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (to be filed by amendment)

ITEM 17.   UNDERTAKINGS

1.      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.      The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    6.          The registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

 (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Weston, State of Florida, on August 13, 2010.

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED
A Nevada corporation

By:	/s/ Christopher F. Tirotta
Christopher F. Tirotta
Its:	Chief Executive Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Christopher F. Tirotta	August 13, 2010
Dr. Christopher F. Tirotta
Chief Executive Officer
(Principal Executive Officer, Principal
Financial and Accounting Officer )

/s/ Thomas W. Materna*	August 13, 2010
Dr. Thomas W. Materna
Director

/s/ Jason Roth*	August 13, 2010
Jason Roth
Director

/s/ Felix Reznick*	August 13, 2010
Felix Reznick
Director

* By	/s/ Christopher F. Tirotta
Christopher F. Tirotta
Attorney-in-fact